     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                                PAULA FINANCIAL
             (Exact name of registrant as specified in its charter)

             DELAWARE                              6331                             95-4640368
 (State or Other Jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)       Classification Code Number)             Identification No.)

                                 GATEWAY PLAZA
                        300 NORTH LAKE AVENUE, SUITE 300
                           PASADENA, CALIFORNIA 91101
                                 (626) 304-0401
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------

                             MR. BRADLEY K. SERWIN
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                PAULA FINANCIAL
                                 GATEWAY PLAZA
                        300 NORTH LAKE AVENUE, SUITE 300
                           PASADENA, CALIFORNIA 91101
                                 (626) 304-0401
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                                ----------------

                                   Copies to:

          RICHARD A. STRONG, ESQ.                         JOHN L. SAVVA, ESQ.
        GIBSON, DUNN & CRUTCHER LLP                       SULLIVAN & CROMWELL
           333 SOUTH GRAND AVENUE                       444 SOUTH FLOWER STREET
           LOS ANGELES, CA 90071                         LOS ANGELES, CA 90071
               (213) 229-7000                                (213) 955-8000

                                ----------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                   PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                        AGGREGATE                               AMOUNT OF
     SECURITIES TO BE REGISTERED                  OFFERING PRICE(1)                        REGISTRATION FEE
Common Stock, $.01 par value..........               $45,000,000                               $13,637

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                                ----------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 8, 1997

[PAULA
                                         SHARES
LOGO]
                                PAULA FINANCIAL
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                                 --------------

    Of the       shares of Common Stock offered hereby,       shares are being
sold by the Company and 54,902 shares are being sold by the Selling Stockholder. See "Principal and Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholder.

    Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price
per share will be between $         and $         . For factors to be considered
in determining the initial public offering price, see "Underwriting".

    SEE "RISK FACTORS" ON PAGE 10 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    Application will be made for quotation of the Common Stock on the Nasdaq National Market under the symbol "PFCO".
                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
    ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

                                        INITIAL PUBLIC  UNDERWRITING   PROCEEDS TO   PROCEEDS TO SELLING
                                        OFFERING PRICE   DISCOUNT(1)    COMPANY(2)       STOCKHOLDER
                                        --------------  -------------  ------------  -------------------
Per Share.............................        $               $             $               $
Total (3).............................  $               $              $             $

--------------

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $         payable by the Company.

(3) The Company has granted the Underwriters an option for 30 days to purchase
    up to an additional       shares at the initial public offering price per
    share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price,
    underwriting discount and proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting".

                                ----------------

    The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about
            , 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                                           CONNING & COMPANY
                                   ----------

               The date of this Prospectus is             , 1997.

A map of the United States depicting the states and communities where the Company has operations and is licensed for business. Several photographs of agribusiness settings and Company personnel will accompany the map and an indication of the location of the depicted areas will appear by connecting the photographs to areas on the map. A topic sentence will accompany the graphic, "PAULA's presence in agribusiness communities."

                                  [photo/map]

                                 --------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the common stock, par value $.01 per share (the "Common Stock"), of the Company offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates and from the Commission's website at http://www.sec.gov.

    The Company intends to furnish its stockholders with annual reports containing audited financial statements examined and reported upon by independent certified public accountants and with quarterly reports containing unaudited interim financial information for each of the first three fiscal quarters of each fiscal year.

                                 --------------

    PAULA FINANCIAL OWNS ALL OF THE CAPITAL STOCK OF PAULA INSURANCE COMPANY ("PICO") AND PAULA ASSURANCE COMPANY ("PACO"). BOTH PICO AND PACO ARE INSURANCE COMPANIES DOMICILED IN THE STATE OF CALIFORNIA. THE INSURANCE LAWS OF CALIFORNIA PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF AN INSURANCE COMPANY DOMICILED IN THE STATE OF CALIFORNIA UNLESS SUCH PERSON HAS RECEIVED THE APPROVAL OF THE CALIFORNIA DEPARTMENT OF INSURANCE (THE "CALIFORNIA DOI") OR THE CALIFORNIA DOI DOES NOT DISAPPROVE THE ACQUISITION WITHIN 60 DAYS AFTER AN APPLICATION HAS BEEN FILED. ANY PERSON WHO, DIRECTLY OR INDIRECTLY, OWNS, HOLDS THE POWER TO VOTE, HOLDS PROXIES REPRESENTING OR OTHERWISE CONTROLS 10% OR MORE OF THE OUTSTANDING VOTING SECURITIES OF AN INSURANCE COMPANY DOMICILED IN CALIFORNIA OR ITS HOLDING COMPANY IS PRESUMED TO "CONTROL" THE INSURANCE COMPANY UNLESS THE CALIFORNIA DOI, UPON APPLICATION, DETERMINES OTHERWISE. ACCORDINGLY, ANY PERSON WHO PURCHASES IN THIS OFFERING SHARES OF THE COMPANY'S COMMON STOCK WHICH, WHEN COMBINED WITH ALL OTHER VOTING SECURITIES OWNED OR OTHERWISE CONTROLLED BY THAT PERSON, TOTAL 10% OR MORE OF THE VOTING SECURITIES OF THE COMPANY WILL BE DEEMED TO HAVE ACQUIRED CONTROL OF PICO AND PACO, UNLESS THE CALIFORNIA DOI DETERMINES OTHERWISE. SEE "RISK FACTORS--ANTI-TAKEOVER CONSIDERATIONS".

                                 --------------

    FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING, NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. PRIOR TO THE CONSUMMATION OF THE OFFERING, PAULA FINANCIAL, WHICH IS CURRENTLY DOMICILED IN CALIFORNIA, WILL EFFECT A REINCORPORATION IN THE STATE OF DELAWARE PURSUANT TO WHICH IT WILL MERGE WITH AND INTO A WHOLLY-OWNED DELAWARE SUBSIDIARY FORMED SOLELY FOR PURPOSES OF THE REINCORPORATION. THE TERM "COMPANY" MEANS PAULA FINANCIAL, A DELAWARE CORPORATION, ITS CONSOLIDATED SUBSIDIARIES AND ITS PREDECESSORS, AFTER GIVING EFFECT TO THE REINCORPORATION. "PICO" REFERS TO THE COMPANY'S WORKERS' COMPENSATION INSURANCE SUBSIDIARY, PAULA INSURANCE COMPANY. THE TERM "PAN AM" MEANS THE COMPANY'S THREE PRINCIPAL INSURANCE AGENCY SUBSIDIARIES COLLECTIVELY UNLESS THE CONTEXT OTHERWISE REQUIRES. SEE "GLOSSARY OF SELECTED INSURANCE TERMS" ON PAGE G-1 FOR DEFINITIONS OF CERTAIN INSURANCE TERMS USED IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED. SEE "UNDERWRITING". ALL FINANCIAL INFORMATION REGARDING THE COMPANY IN THIS PROSPECTUS IS PRESENTED ON THE BASIS OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP"), EXCEPT AS OTHERWISE INDICATED. STATUTORY DATA INCLUDED HEREIN HAS BEEN DERIVED FROM THE ANNUAL AND QUARTERLY STATEMENTS OF THE COMPANY'S INSURANCE SUBSIDIARIES AS FILED WITH INSURANCE REGULATORY AUTHORITIES AND PREPARED IN ACCORDANCE WITH STATUTORY ACCOUNTING PRACTICES ("SAP").

                                  THE COMPANY

    The Company is a California-based specialty underwriter and distributor of commercial insurance products which, through its subsidiary PICO, is one of the largest underwriters specializing in workers' compensation insurance products and services for the agribusiness industry. The Company began operations in 1946 as an insurance agency providing workers' compensation and group medical employee benefits to agribusiness employers in underserved rural markets. In 1974, PICO was formed to underwrite the workers' compensation portion of the business distributed by Pan Am, the Company's insurance agency. In late 1994, the Company added to its management team and its board of directors and embarked on a strategy of growth, including expansion into new states, while maintaining its focus on the agribusiness market.

    For the six months ended June 30, 1997, the Company had $45.9 million of premiums written, compared to $27.7 million for the comparable period in 1996, an increase of 65.3%. For the year ended December 31, 1996, the Company had premiums written of $63.6 million. The Company's primary geographic markets are California, Arizona, and Oregon, which accounted for approximately 67.8%, 13.6% and 12.0%, respectively, of premiums written for the six months ended June 30, 1997. Since 1995, the Company has commenced operations in Idaho, Texas, Florida and Alaska and has been licensed in New Mexico.

    The Company believes that its cumulative experience serving the agribusiness industry has led to superior underwriting results and strong growth in stockholders' equity per share. PICO's SAP combined ratio for the five years ended December 31, 1996 averaged 99.6%, approximately 10.7 percentage points below the California average for the workers' compensation insurance industry (source: California Workers' Compensation Insurance Rating Bureau ("WCIRB")) and
10.8 percentage points below the national average for the workers' compensation insurance industry (source: A.M. Best Company, Inc. ("A.M. Best"); Best's Insurance Reports, Property/Casualty, 1997 edition). The Company's adjusted net stockholders' equity per share has grown at a compound annual growth rate of 19.3% from January 1, 1981 to June 30, 1997 (21.5% over the 10 years ended June 30, 1997).

    The Company's primary insurance subsidiary, PICO, is currently rated "A- (Excellent)" by A.M. Best. As of June 30, 1997, the Company had total assets of
$   million and net stockholders' equity of $   million (both on a pro forma
basis after giving effect to the offering and other adjustments described under "Capitalization"). As of June 30, 1997, 92.7% of the Company's investment portfolio was invested in fixed maturity securities, all of which were rated "A" or better by Standard & Poor's

Corporation ("S&P"), Moody's Investors Service, Inc. ("Moody's") or Fitch Investors Service, Inc. ("Fitch") as of such date. The Company's other principal subsidiaries include PAULA Assurance Company ("PACO"), a life and health carrier, and Pan Pacific Benefit Administrators, Inc. ("Pan Pacific"), a third party administrator. The Company's address is 300 North Lake Avenue, Suite 300, Pasadena, California 91101, and its telephone number is (626) 304-0401.

                               BUSINESS STRATEGY

    The Company believes that its differentiated approach as a provider of insurance services to the agribusiness industry and its expertise with immigrant employee groups, partial year workforces and businesses in rural communities have been critical to its success. The Company views its key strengths as: (i) its integrated distribution and underwriting activities; (ii) the distinctive labor relations and cost containment services it provides; and (iii) its underwriting and risk management expertise with respect to agribusiness risks. The Company intends to leverage these strengths to grow profitably while maintaining a reputation as a premier provider of high quality insurance products and services to small- and medium-sized agribusiness employers. PICO's book of business, as measured by Estimated Annual Premium ("EAP"), has grown from $49.3 million as of June 30, 1996 to $77.6 million as of June 30, 1997, an increase of 57.5%. The Company's growth has been achieved without the acquisition of other insurance companies.

    The Company plans to grow its workers' compensation insurance business further by: (i) expanding the Company's agribusiness franchise outside of California and Arizona; (ii) increasing the Company's penetration of rural communities within California and Arizona; and (iii) expanding into other industries whose risk characteristics and service requirements are similar to those of agribusiness. The Company intends to support its growth strategy by continuing to affiliate with well-regarded, rural-focused insurance agencies and by developing additional relationships with trade associations and safety groups.

    The Company's target agribusiness market includes those employers who farm, harvest, transport, pack and process tree fruit, vegetables, fiber, flowers, vine fruit and dairy products. Labor intensive agribusiness employers rely on their workforces performing to maximum productivity in order to deliver their fresh product to market at the best price. Agribusiness insurance risks are generally characterized by: (i) monolingual Spanish speaking workforces; (ii) moving work sites and a relative lack of machinery and equipment, making loss control engineering more difficult; (iii) large seasonal fluctuations and high turnover in the employee pool, making timely and frequent safety training more critical and increasing the opportunity for filing fraudulent claims; (iv) fewer opportunities for discounts from health providers in rural locations; and (v) a relatively young workforce performing physically demanding labor for low hourly or piece-work wages. The Company's knowledge of these risk characteristics has enabled the Company to help its clients satisfy the benefits needs of their workforces and assisted it to achieve underwriting profitability.

INTEGRATED DISTRIBUTION

    The Company has developed an expertise in the agribusiness industry through its long history of both distributing and underwriting insurance and through a focus on the agent-customer relationship. PICO was formed by the owners of Pan Am in 1974 to underwrite the workers' compensation portion of the business distributed by Pan Am. The Company believes that Pan Am's direct interest in the Company's success results in a cooperative relationship among the agent, the underwriter, loss control consultants, claims management personnel and the customer and its employees. Pan Am, which has 17 locations in California, Oregon and Arizona, is the largest distributor for PICO, accounting for 46.4% of PICO's premiums written for the six months ended June 30, 1997.

    To enhance the Company's presence in rural areas not served by Pan Am, the Company affiliates with insurance agencies of similar size and operating histories to Pan Am. In late 1996 and early 1997, the Company made minority equity investments aggregating $1.9 million in two regional commercial insurance agencies, James G. Parker Insurance Associates ("Parker"), headquartered in Fresno, California, and CAPAX Management and Insurance Services ("CAPAX"), headquartered in Modesto, California. In 1996, the Company, Parker and CAPAX formed the PAULA Trading Company (the "PTC") to affiliate with other independent agencies. Typically, PTC member agencies have extensive operating histories, a significant commercial insurance presence in rural communities and historically high client persistency rates. As of June 30, 1997, ten agencies, including Parker and CAPAX, have affiliated with the PTC. Pan Am and the other PTC agencies together distributed 70.8% of PICO's Estimated Annual Premium ("EAP") as of June 30, 1997. The Company believes that its close relationships with PTC member agencies assist it in lowering its loss ratio, raising persistency rates and lowering acquisition costs.

    The Company believes it gains significant marketing benefits from the exclusive endorsements Pan Am has developed for the Company. These endorsements by 21 prominent agribusiness trade associations have allowed the Company to be identified with brand names significant to agribusiness customers. In addition, they provide the Company with access to large groups of potential customers without the usual sales process of prospecting individual clients. The Company believes that solicitation of association members results in a higher percentage of sales than do individual unaffiliated solicitations.

DISTINCTIVE SERVICES TO AGRIBUSINESS EMPLOYERS

    Throughout its history, the Company has tailored its labor relations and cost containment services to the unique needs of the agribusiness employer. From the initial reporting of a claim to the careful explanation of benefits to the medical treatment delivery to the return of an employee to work, the Company's capabilities are field-based, bilingual, cross-cultural and sensitive to the unique fraud-prevention and cost-containment issues present in agribusiness. The Company's safety training, early return to work efforts, case management and case settlement operations are tailored specifically to the labor relations and cost containment needs of agribusiness employers and to the needs of Hispanic and other immigrant laborers.

    The Company's field representatives, Special Investigation Unit and claims staff are central to the Company's service culture. Combined, these services significantly enhance the agribusiness employer's human resource management capabilities. The Company's field representatives train crew foremen and field supervisors on safety practices and hold employee safety training for the Company's clients and their employees. Field representatives also hand deliver first-time benefit checks and explain benefits in the language of preference of the claimant, a long-standing and distinctive practice of the Company which it believes helps to reduce the cost of claims, particularly by reducing the number of litigated claims. The Company's Special Investigation Unit reviews each claim for potential fraud as it is reported to the Company rather than only those claims referred to the unit by claims adjusters after they suspect fraud, as the Company believes is more typical in the industry. The Company's claims staff is bilingual, has an average of 13 years of claims experience and typically manages only 125 open claims per examiner, which the Company believes is lower than the industry average.

    The Company also distinguishes itself in California and Arizona by offering the option of occupational medical care in Mexico. The Company offers medical treatment options in Mexico in three approved clinics in Tijuana, Mexicali and San Luis. The Company believes it is the only carrier to provide this service.

AGRIBUSINESS UNDERWRITING EXPERTISE

    The Company underwrites and prices its products with the objective of earning an underwriting profit. The Company believes that its expertise and long history serving agribusiness employers assist it in achieving this objective. Though agribusiness is widely considered to be a "substandard" class of insurance, the Company has consistently reported underwriting profitability above industry averages. For the five years ended December 31, 1996, PICO's SAP combined ratios have averaged 99.6% as compared to workers' compensation insurance industry averages in California and nationally of 110.3% and 110.4 %, respectively, for the same time period (source: WCIRB and A.M. Best, respectively). The Company's in-depth understanding of the risks in its target market and its ability to price its product appropriately are the keys to these results.

    The Company's proprietary loss experience database, its trade association endorsements and its understanding of the risk management needs of agribusiness employers are the key elements of its underwriting capabilities. The Company's rate-making process benefits significantly from more than 50 years of claim experience in the agribusiness industry and a proprietary database built over 23 years. This experience has enabled the Company to differentiate risks by creating more than 35 farm classes and subclasses, reflecting the unique characteristics of job classifications and differences in farming operations. In comparison, the WCIRB publishes only 15 payroll classifications in its schedule of farm rating reports.

    The Company enjoys the exclusive endorsement of 21 prominent agribusiness trade associations and has relationships with 40 other safety groups. This helps the Company to achieve the actuarial benefit of writing larger pools, to provide safety training and services to small accounts more efficiently and to promote the selection of good risks and safety practices by linking the self-interest of each group member.

                                  THE OFFERING

Common Stock offered by the Company............................  shares

Common Stock offered by the Selling Stockholder................  54,902 shares

Common Stock to be outstanding after the offering (1)..........  shares

Proposed Nasdaq National Market symbol.........................  PFCO

Use of proceeds to the Company.................................  To contribute $   million
                                                                 to PICO as capital to
                                                                 increase its capacity to
                                                                 underwrite additional
                                                                 insurance, to repay $11.5
                                                                 million of bank debt and
                                                                 other notes payable, and
                                                                 for general corporate
                                                                 purposes

--------------

(1) Excludes 390,325 shares of Common Stock reserved for issuance upon exercise of options outstanding as of June 30, 1997 pursuant to grants to directors, officers and employees of the Company. Includes shares of Common Stock issuable upon exercise of warrants to purchase Common Stock and 941,177 shares of Common Stock to be issued upon the automatic conversion of shares of the Series A Preferred Stock, $.01 par value ("Preferred Stock"), of the Company upon consummation of the offering. See Notes 8 and 9 of the Notes to Consolidated Financial Statements.

                                  RISK FACTORS

    Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the matters set forth under the caption "Risk Factors" before purchasing shares of the Common Stock offered hereby.

                             SUMMARY FINANCIAL DATA

    The summary data presented below under the captions "Income Statement Data" and "Balance Sheet Data" as of and for each of the years in the five-year period ended December 31, 1996 are derived from the consolidated financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 and the report thereon are included elsewhere in this Prospectus. The summary data presented below under the captions "Income Statement Data" and "Balance Sheet Data" for the six-month period ended June 30, 1996 and as of and for the six month period ended June 30, 1997, are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus and include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the information for such periods. The information presented below under the captions "Adjusted Balance Sheet Data" and "Other Data" is unaudited. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year. The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" ("MD&A") and the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

                                                                                                       SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                       JUNE 30,
                                              -----------------------------------------------------  --------------------
                                                1992       1993       1994       1995       1996       1996       1997
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Premiums written............................  $  62,658  $  53,502  $  53,545  $  46,762  $  63,606  $  27,745  $  45,871
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Premiums earned:
  Workers' compensation.....................  $  47,235  $  50,857  $  50,977  $  44,224  $  54,563  $  21,751  $  41,303
  Group medical and life....................     13,496        163        312        307        941        471        475
Commissions.................................      3,187      3,514      4,299      3,964      4,213      2,061      1,716
Net investment income.......................      4,983      4,495      4,536      4,817      4,701      2,322      2,499
Net realized investment gains...............      1,585        132     --             37        444        427     --
Other.......................................        784      1,375      1,712      1,569        896        514        347
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total revenue.............................  $  71,270  $  60,536  $  61,836  $  54,918  $  65,758  $  27,546  $  46,340
Losses and loss adjustment expenses
  incurred..................................     47,238     30,852     28,618     29,363     33,900     13,937     28,447
Dividends provided for policyholders........      2,647      5,806      6,221      3,438      1,628        620        309
Operating expenses..........................     16,656     16,838     20,720     22,608     25,480     10,484     14,752
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total expenses............................  $  66,541  $  53,496  $  55,559  $  55,409  $  61,008  $  25,041  $  43,508
Income (loss) before taxes..................      4,729      7,040      6,277       (491)     4,750      2,505      2,832
Income tax expense (benefit)................      1,236      1,875      1,572       (791)       827        443        538
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income................................  $   3,493  $   5,165  $   4,705  $     300  $   3,923  $   2,062  $   2,294
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per share (1)......................  $    1.92  $    2.83  $    2.39  $    0.15  $    1.95  $    1.05  $    1.14
Weighted average shares outstanding (1).....      1,824      1,824      1,972      1,940      2,007      1,970      2,006

                                                    AS OF DECEMBER 31,                      AS OF JUNE 30, 1997
                                   -----------------------------------------------------  -----------------------
                                                                                                          AS
                                     1992       1993       1994       1995       1996      ACTUAL    ADJUSTED(2)
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Investments (3)..................  $  79,879  $  81,737  $  83,084  $  83,991  $  86,792  $  93,379   $
Total assets.....................    104,833    108,898    117,297    118,906    125,127    141,920
Unpaid losses and loss adjustment
  expenses.......................     66,170     62,629     60,473     57,049     55,720     64,972
Notes payable....................      3,966      3,370      4,205     10,824     11,279     11,468
Total liabilities................     93,058     95,793     90,384     93,301     99,151    113,602
Net stockholders' equity.........     11,775     13,105     26,913     25,605     25,976     28,318

ADJUSTED BALANCE SHEET DATA:
Adjusted net stockholders' equity
  (4)............................     23,118     28,131     38,350     35,205     38,825     41,213
Adjusted net stockholders' equity
  per share (4)..................  $   13.10  $   15.93  $   17.46  $   17.97  $   19.66  $   20.88   $


                                                                                             AS OF AND FOR THE
                                                                                           SIX MONTHS ENDED JUNE
                                         AS OF AND FOR THE YEAR ENDED DECEMBER 31,                  30,
                                   -----------------------------------------------------  -----------------------
                                     1992       1993       1994       1995       1996       1996         1997
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                                               (DOLLARS IN THOUSANDS)
PICO AND PACO GAAP RATIOS:
Loss ratio.......................       77.8%      60.5%      55.8%      65.9%      61.1%      62.7%        68.1%
Expense ratio....................       23.0       24.4       26.7       32.3       32.1       34.0         28.2
Policyholder dividend ratio......        4.4       11.4       12.1        7.7        2.9        2.8          0.7
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
  Combined ratio.................      105.2%      96.3%      94.6%     105.9%      96.1%      99.5%        97.0%
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
PICO STATUTORY DATA:
Statutory net income.............  $   1,787  $   2,079  $   5,217  $   3,175  $   5,051  $   1,918   $    2,902
Statutory surplus................     21,736     23,085     19,381     25,992     31,135     27,764       31,821
Premiums/surplus.................        2.1x       2.2x       2.6x       1.7x       1.9x       N/A          N/A

Loss ratio.......................       78.1%      66.0%      55.9%      65.9%      61.0%      62.7%        68.1%
Expense ratio....................       21.8       23.4       25.9       30.9       29.4       28.5         27.2
Policyholder dividend ratio......        5.2       11.4       12.2        7.8        3.0        2.8          0.7
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
  Combined ratio.................      105.1%     100.8%      94.0%     104.6%      93.4%      94.0%        96.0%
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
OTHER DATA:
Industry average statutory
  combined ratio (5).............      114.9%     109.0%     107.3%     107.6%     113.1%       N/A          N/A
Number of PICO policies (period-
  end)...........................      1,522      1,901      2,227      4,041      6,481      5,245        8,148
Number of Company employees
  (period-end)...................        248        247        272        237        242        228          249
PICO Estimated Annual Premium (6)
  (period-end)...................  $  41,134  $  44,133  $  41,929  $  41,176  $  61,316  $  49,296   $   77,634

------------------

(1) See Note 1 of the Notes to the Consolidated Financial Statements for a description of the calculation of weighted average shares outstanding and earnings per share.

(2) Gives effect to the sale of the       shares offered by the Company hereby
    at an assumed initial public offering price of $         per share and the
    initial application of the estimated net proceeds therefrom. Also gives effect to the elimination of the Company's contractual obligation to repurchase shares of Common Stock of separated employees under the terms of the ESOP and the exercise of warrants to purchase 82,353 shares of Common Stock.

(3) Investments as of December 31, 1992 and 1993 are reflected at amortized cost. As of December 31, 1994, a portion of the portfolio was classified as held to maturity and was therefore reflected at amortized cost and the remaining portfolio was shown at market value. Investments as of December 31, 1995 and 1996 are reflected at market value.

(4) Adjusted to reflect (i) the elimination of the Company's contractual obligation to repurchase shares of Common Stock of separated employees under the terms of the PAULA Financial and Subsidiaries Employee Stock Ownership Plan and its companion PAULA Financial and Subsidiaries Employee Stock Ownership Trust (collectively, the "ESOP"); (ii) the automatic conversion of the Preferred Stock to Common Stock; and (iii) the exercise of all outstanding warrants, each of which will be effected upon consummation of the offering.

(5) National average for workers' compensation insurance companies. Source: A.M. Best; Best's Insurance Reports, Property/ Casualty, 1997 edition.

(6) "PICO Estimated Annual Premium" means, as of any date, the estimated total annualized premiums for all policies written by PICO in force on that date, whether earned prior to or after such date.

                                  RISK FACTORS

    INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO ALL THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK. CERTAIN STATEMENTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES", "ANTICIPATES", "INTENDS", "EXPECTS" AND WORDS OF SIMILAR IMPORT, CONSTITUTE FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHER THINGS, THE IMPORTANT FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. GIVEN THESE UNCERTAINTIES, POTENTIAL PURCHASERS OF THE COMMON STOCK OFFERED HEREBY ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO PUBLICLY ANNOUNCE THE RESULT OF ANY REVISION TO ANY OF THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

VARIABILITY OF OPERATING RESULTS

    The Company operates in a cyclical industry affected by many factors that may cause fluctuations in its results of operations. The factors that may adversely affect the operations and profitability of the Company include: the severity and frequency of claims; government regulations; court decisions and the judicial climate, which could lead to escalating damage awards; the incidence of fraudulent claims; competition; general economic and business conditions and trends; and fluctuations in interest rates and other changes in the investment environment which affect market prices of the Company's investments and the income from those investments. Many of these factors are beyond the control of the Company. The foregoing factors have contributed to significant, industry-wide year-to-year and quarter-to-quarter fluctuations in underwriting results and in net income, and could have a material adverse effect on the Company's business, financial condition and results of operations. See "MD&A".

    In recent years, the Company's results of operations have been significantly affected by the favorable development of PICO's loss experience. The Company's income (loss) before taxes in calendar years 1994, 1995 and 1996 was positively affected by reserve recoveries by PICO of $4.0 million, $3.9 million and $2.6 million, respectively. These reserve recoveries were primarily attributable to the favorable development of the 1993, 1994 and 1995 accident years. The Company believes this favorable development was due in part to legislation enacted in California in 1993 that contributed to an industry-wide reduction in claims frequency and led to a stabilization of claims severity, as well as PICO's continued improvement in claims management and management of the medical and legal components of its workers' compensation claims. PICO determined its reserves for recent accident years with the benefit of information indicating favorable development in the immediate prior accident years. There can be no assurance that the Company will have any reserve recoveries in future periods. See "MD&A" and "Business--Losses and Loss Reserves".

GEOGRAPHIC AND INDUSTRY CONCENTRATION

    The Company's current business is concentrated geographically, with approximately 67.8% of its premiums written in the first six months of 1997 in California, 13.6% in Arizona, and 12.0% in Oregon, and a majority of the Company's policyholders are in the agriculture industry. Due to the Company's focus on the agribusiness industry, it is more exposed to the effects of injuries and diseases more prevalent in this industry, as well as economic conditions and regulatory changes affecting labor relations in this industry, than its more diversified competitors. In addition, changes in the nature and extent of regulation of workers' compensation insurance companies or adverse economic or other conditions in the Company's geographic area of operations would have a more severe impact on the Company than on a more diversified insurance company. See "--Regulation".

ADEQUACY OF LOSS RESERVES

    The Company's insurance subsidiaries are required to establish and maintain reserves to cover their estimated ultimate liability for losses and loss adjustment expenses ("LAE") with respect to reported claims and claims incurred but not yet reported as of the end of each accounting period. These reserves do not represent an exact calculation of liabilities but rather are estimates involving actuarial projections at a given time of what the Company expects the ultimate settlement and administration of claims will cost. These estimates are based on facts and circumstances then known, predictions of future events, estimates of future trends in claims frequency and severity and judicial theories of liability, as well as other factors such as inflation. In addition, because certain workers' compensation claims may not be fully paid for a number of years, estimating reserves for such claims can be more difficult and uncertain than estimating reserves in certain other lines of insurance where the period between occurrence of the claim and final determination of the loss is shorter.

    The establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that ultimate losses will not exceed the Company's loss reserves and have a material adverse effect on the Company's results of operations and financial condition. The Company believes, however, on the basis of its internal procedures which analyze, among other things, the Company's experience with similar cases and historical trends such as reserving patterns, loss payments and pending levels of unpaid claims, as well as court decisions, economic conditions and public attitudes, that the Company's loss reserves are adequate. If the Company's reserves should be inadequate, the Company will be required to increase reserves with a corresponding increase in losses and loss adjustment expenses incurred and reduction in the Company's net income and stockholders' equity in the period in which the deficiency is identified. See "MD&A" and "Business--Losses and Loss Reserves".

COMPETITION

    The insurance industry is highly competitive. The Company's competitors include, among others, insurance companies, specialized provider groups, in-house or multiple employer benefits administrators, and state insurance pools. Many of the Company's existing or potential competitors are larger and have considerably greater financial and other resources than the Company. To the extent that any of these existing or potential competitors concentrates increased resources in the Company's specific market segments, increases commissions paid to producers or offers more or better services or lower premium rates in any of the Company's market segments, the Company could be adversely affected. The Company's largest competitor in its current markets is the state insurance fund established by each of those states. Changes in marketing practices by these not-for-profit competitors could adversely affect the Company's business, financial condition and results of operations. See "Business-- Competition".

MANAGEMENT OF GROWTH; EXPANSION STRATEGY

    Since 1995, the Company has experienced significant growth in its revenues, policyholders and scope of operations. This growth has required and will continue to require the Company to obtain additional capital, primarily to capitalize PICO, its principal insurance subsidiary. The Company intends to use a significant portion of the net proceeds from this offering to increase the capital of PICO. If the Company is unable to generate sufficient capital, either internally or from outside sources, it could be required to reduce its growth. The Company intends to pursue further growth opportunities through greater penetration in existing markets and expansion into new jurisdictions. As the Company expands, the Company will be underwriting policies for insureds in industries and geographic areas less familiar to the Company. The Company's workers' compensation insurance experience has been developed over many years primarily in the agribusiness industry in California and Arizona and, more recently, in Oregon, and there can be no assurance that this experience will enable the Company to compete successfully in these new markets or underwrite or price risks in these markets appropriately. In addition, the Company may rely to a greater extent on third party providers for assistance in adjusting claims and various administrative matters in its new markets. The Company's growth has also resulted in, and is expected to continue to create, new and increased responsibilities for management personnel, as well as additional demands on the Company's operating and financial systems. The Company's future growth will depend on the efforts of key management personnel and the Company's ability to attract and retain qualified persons, to enhance managerial systems for its operations, and to successfully integrate new employees and systems into its existing operations. If the Company is unable to continue to manage growth effectively, the Company's business, financial condition and results of operations could be materially adversely affected. See "MD&A" and "Business--Business Strategy".

RELIANCE ON INDEPENDENT AGENTS

    The Company markets its workers' compensation products and services through Pan Am, and, like other companies in its industry, through independent agents. For the six months ended June 30, 1997, independent agents (including members of the PTC other than Pan Am) accounted for approximately 53.6% of PICO's premiums written. These agents are not obligated to promote the Company's products and services and may sell competitors' insurance products. As a result, the Company's business depends in part on the marketing effort of these agents and on the Company's ability to continue to offer workers' compensation products and services that meet the requirements of these agents and their customers. In addition, as the Company expands into additional states and industries, it expects to establish relationships with additional independent agents. Failure of these independent insurance agents to market successfully the Company's products and services could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Distribution".

REGULATION

    The Company and its insurance subsidiaries, as California-domiciled insurers, are subject to extensive regulation by the California DOI, and by departments of insurance in Alaska, Arizona, Florida, Idaho, New Mexico, Oregon and Texas. The Company and its subsidiaries will also become subject to regulation in each additional jurisdiction in which they become licensed to transact business. The nature and extent of such regulation varies from jurisdiction to jurisdiction, but typically involves: (i) standards of solvency and minimum amounts of capital and surplus which must be maintained; (ii) limits on types and amounts of investments; (iii) restrictions on the size of risks which may be insured by a single company; (iv) licensing of insurers and their agents; (v) required deposits of securities for the benefit of policyholders;
(vi) approval of policy forms; (vii) establishment of statutory reporting practices and the form and content of statutory financial statements; (viii) establishment of methods for setting statutory loss and expense reserves; (ix) review, and in some instances, prior approval of premium rates; (x) limits on transactions among insurers and their affiliates; (xi) approval of all proposed changes of control; (xii) approval of dividends; (xiii) setting and collecting guarantee fund assessments; and (xiv) required filing of annual and other reports with respect to the financial condition and operation of insurers. In addition, state regulatory examiners perform periodic financial and underwriting examinations of insurers. State insurance regulation is intended for the benefit and protection of policyholders and claimants under insurance policies, rather than stockholders.

    In recent years, the insurance regulatory framework has been subject to increased scrutiny by the National Association of Insurance Commissioners (the "NAIC"), state legislatures and insurance regulators and the United States Congress. The NAIC is a voluntary organization of state regulators. Its principal mission is to encourage uniformity in state regulation of insurance through the drafting of model laws and the continuing refinement of insurance accounting practices and reporting procedures. None of the NAIC's pronouncements has any legal effect unless enacted by individual states. The NAIC is currently engaged in a project to codify statutory accounting practices that is likely to change the definition of what constitutes prescribed versus permitted statutory accounting practices and may result in changes to the accounting policies that insurance enterprises use to prepare their statutory financial statements. At this time, the Company is unable to predict how such project may affect its insurance subsidiaries' statutory financial statements or how insurance rating agencies will interpret or react to any such changes. No assurance can be given that future legislative or regulatory changes resulting from such activities will not adversely affect the Company and its subsidiaries. See "Business--Regulation".

  ESTABLISHMENT OF RATES

    Approximately 67.8% of premiums written by the Company in the first six months of 1997 were from policies written in California. Prior to January 1, 1995, minimum premium rates for workers' compensation insurance were set by the California DOI. Since January 1, 1995, California has allowed workers' compensation insurers to determine their own workers' compensation insurance premium rates, subject to no statutory or regulatory minimum other than the requirement that an insurer's premium rates not tend to impair or threaten the insurer's solvency or tend to create a monopoly in the market.

    In 1994, in anticipation of the introduction of open rating on January 1, 1995, significant price competition developed among workers' compensation insurers in California, resulting in a significant decline in workers' compensation premiums. According to statistics developed by the WCIRB, California workers' compensation insurance premiums have declined from a high of approximately $9.0 billion for 1993 to approximately $5.9 billion for 1995 and $5.8 billion for 1996. See "Business--Regulation".

  HOLDING COMPANY STRUCTURE; RESTRICTIONS ON DIVIDENDS

    As a holding company with no significant business operations of its own, PAULA Financial relies on dividends from its subsidiaries, which are primarily domiciled in California, as the principal source of cash to meet its obligations, including the payment of principal and interest on its debt obligations and the payment of dividends to holders of its capital stock. California law places significant restrictions on the ability of the Company's insurance company subsidiaries to pay dividends to PAULA Financial. In particular, all dividends from PICO and PACO, as California-domiciled insurers, require prior notice to the California DOI. All "extraordinary" dividends must be approved in advance by the California DOI. A dividend is deemed "extraordinary" if, when aggregated with all other dividends paid within the preceding twelve months, the dividend exceeds the greater of (i) PICO's statutory net income or PACO's statutory net gain from operations (both excluding unrealized capital gains) for the preceding calendar year or (ii) 10% of policyholder surplus as of the preceding December 31st. Additionally, unless approved in advance by the California DOI, no dividend may be paid by PICO or PACO except from earned surplus. The California DOI may disallow the payment of any dividend if, in the California DOI's opinion, the payment would in any way violate the California Insurance Code or be hazardous to policyholders, creditors or the public. Based on these limitations and statutory results, as of December 31, 1996, PAULA Financial would be able to receive $5.4 million in dividends in 1997 from its direct insurance subsidiaries without obtaining prior regulatory approval from the California DOI. There can be no assurance that dividends will be declared by PAULA Financial or its subsidiaries in the future or that any required approvals for payment of dividends by the Company's insurance subsidiaries will be obtained from the applicable state insurance departments. See "Dividend Policy" and "Business-- Regulation".

IMPORTANCE OF MAINTAINING A.M. BEST RATING

    Ratings are an important factor in communicating the claims paying ability and financial strength of insurance companies. PICO, the Company's principal insurance subsidiary, is currently assigned a letter rating of "A- (Excellent)" from A.M. Best, the leading national insurance rating agency. A.M. Best ratings range from "A++ (Superior)" to "F (in liquidation)". The "A- (Excellent)" rating is assigned to companies that, in the opinion of A.M. Best, have demonstrated excellent overall financial condition and operating performance when compared to the quantitative and qualitative standards established by A.M. Best. A.M. Best considers "A-(Excellent)" rated companies to have a strong ability to meet their obligations to policyholders over a long period of time. A.M. Best ratings are based on a comparative analysis of the financial condition and operating performance of insurance companies as determined by their publicly available reports and meetings with such companies' officers. A.M. Best's ratings are based on factors considered to be of concern to insureds and are not directed toward the protection of investors and should not be relied upon by an investor in making a decision to invest in shares of Common Stock offered hereby. A.M. Best reviews its ratings periodically and there can be no assurance that PICO's current rating will be maintained in the future. The Company believes that the absence of a rating, or an unfavorable rating, is a competitive disadvantage because certain potential clients will not purchase coverage from unrated or lower rated companies and certain independent insurance agencies will not place coverage with such companies. A downgrade in PICO's rating by A.M. Best could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

    The Company's success is largely dependent on the efforts of a number of key employees, including Jeffrey Snider, its Chairman of the Board, President, and Chief Executive Officer, Andrew Slavitt, its Chief Operating Officer, James Nicholson, its Chief Financial Officer, and Victor Gloria, its Senior Vice President of Claims Administration. See "Management". None of these employees has a written employment agreement with the Company. The loss of the services of any of these key employees could have a material adverse effect on the Company's business, financial condition and results of operations.

INVESTMENT PORTFOLIO EXPOSURE TO INTEREST RATE RISK

    The Company depends upon income from its investment portfolio for a significant portion of its revenues and earnings. Substantially all of the Company's investment portfolio is invested in investment-grade, fixed maturity securities. The market value of these and the Company's other invested assets fluctuates depending on general economic and market conditions and changes in prevailing interest rates. In general, the market value of fixed maturity securities held by the Company increases or decreases in inverse relationship with fluctuations in interest rates.

REINSURANCE

    Like many workers' compensation insurance companies, the Company uses reinsurance to reduce its liability on individual claims and to protect against catastrophic losses. Reinsurance is subject to prevailing market conditions, both in terms of price, which can affect the Company's profitability, and availability, which can affect the Company's ability to grow its underwriting capacity. In addition, reinsurance does not relieve an insurer of direct liability to policyholders. Accordingly, the Company is subject to the risk that its reinsurers will not pay amounts owed by them as and when due. Since 1974, General Reinsurance Corporation ("GenRe") has been the Company's primary reinsurer. GenRe is currently assigned a letter rating of "A++ (Superior)" by A.M. Best. Although the Company believes that suitable alternative reinsurance treaties are readily obtainable at the present time, no assurance can be given that alternative reinsurance treaties will be available to the Company in the future or, if available, will be on terms acceptable to the Company.

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; DETERMINATION OF OFFERING PRICE

    Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained following the completion of this offering. The initial public offering price of the Common Stock offered hereby will be determined by negotiations between the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

ANTI-TAKEOVER CONSIDERATIONS

    Under the terms of California law governing insurance holding companies, any person or entity desiring to acquire 10% or more of the Company's outstanding voting securities is required to obtain prior approval of the California DOI. In addition, certain other factors may have the effect of deterring, delaying, or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. These include the absence of cumulative voting, staggered terms for the Company's directors, the ability of the Company's directors to issue "blank check" preferred stock and provisions of Delaware law. See "Business--Regulation--Restrictions on Acquisitions of Control" and "Description of Capital Stock".

SHARES AVAILABLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have outstanding shares of Common Stock (after giving effect to the conversion of the Preferred Stock into Common Stock and exercise of outstanding warrants for Common Stock
upon the closing of this offering). Of these shares, the       shares of Common
Stock offered hereby will be freely tradable in the public market without restriction under the Securities Act. Substantially all of the remaining shares of outstanding Common Stock will be eligible for sale in the
public market pursuant to Rule 144 under the Act and approximately    % of such
shares, which are held by the Company's ESOP, may be eligible for resale without compliance with Rule 144 upon the distribution of such shares to participants in the ESOP upon termination of employment. The Company, its executive officers and directors, the ESOP and certain other holders of Common Stock, which in the
aggregate will hold approximately    % of the Common Stock outstanding after the
offering, have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of, or, with certain exceptions, file or cause to be filed with the Commission a registration statement with respect to, shares of Common Stock (other than, in the case of the Company, pursuant to employee stock option plans existing on the date of this Prospectus and, in the case of the ESOP, distributions of shares to participants in the ESOP upon termination of such participants' employment with the Company) or any securities of the Company which are substantially similar to the shares of Common Stock or which are convertible into or exchangeable for shares of Common Stock or securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives of the Underwriters, except for the shares of Common Stock offered in connection with the offering. See "Shares Eligible for Future Sale" and "Underwriting". Sales of substantial amounts of shares of Common Stock (or the prospect of such sales) could adversely affect the market price of the Common Stock.

DILUTION

    The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Accordingly, purchasers of shares of Common Stock offered hereby will suffer immediate and substantial dilution in net tangible book value per share of Common Stock. In addition, an integral part of the Company's compensation policies has been the granting of employee stock options. Purchasers of shares of Common Stock offered hereby will incur additional dilution to the extent outstanding stock options are exercised. See "Dilution".

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the shares of Common Stock offered by the Company hereby (based on an assumed
initial public offering price per share of $         and after deducting an
assumed underwriting discount and estimated offering expenses payable by the
Company) are estimated to be $         ($      if the Underwriters'
over-allotment option is exercised in full). The Company expects that
approximately $         of such proceeds will be contributed to PICO as capital
to strengthen its capacity to underwrite insurance, approximately $9.5 million will be used to repay outstanding bank debt bearing interest at a variable rate (7.64% per annum as of June 30, 1997) and maturing on December 31, 1999 and $2.0 million will be used to repay notes due former stockholders bearing interest at a weighted average rate, as of June 30, 1997, of 8.25% per annum and maturing on January 10, 1998 and January 1, 2000. The balance of such proceeds will be used for general corporate purposes. Pending the Company's application of the proceeds from this offering, such proceeds will be invested primarily in investment-grade, fixed maturity securities in accordance with the Company's normal investment policy.

    The Company will not receive any of the proceeds from the sale of the shares of Common Stock being sold by the Selling Stockholder.

                                DIVIDEND POLICY

    The Company has not paid cash dividends to its stockholders in either of the two most recent fiscal years. Subject to the declaration by the Board of
Directors, the Company intends to pay a quarterly dividend of $      per share
of Common Stock commencing in the fourth quarter of 1997.

    Although the Company currently intends to pay dividends, the declaration and payment of dividends is subject to the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's results of operations, financial condition, cash requirements, future prospects and capital requirements, regulatory restrictions on the payment of dividends by the Company's insurance company subsidiaries, general economic and business conditions and other factors deemed relevant by the Board of Directors. There can be no assurance that the Company will declare and pay any dividends. The ability of the Company's subsidiaries to pay dividends to the Company is subject to substantial regulation. In addition, the Company's line of credit restricts the payment of dividends under certain circumstances. See "Risk Factors--Regulation--Holding Company Structure; Restrictions on Dividends", "MD&A--Liquidity and Capital Resources", "Business--Regulation" and Note 10 of Notes to Consolidated Financial Statements.

                                    DILUTION

    As of June 30, 1997, the pro forma net tangible book value of the Company (after giving effect to the automatic conversion of the Preferred Stock into Common Stock, the exercise of all outstanding warrants and elimination of the Company's obligation to repurchase Common Stock of separated employees under the terms of the ESOP as a result of this offering as described under
"Capitalization") would have been $    million, or $    per share. Net tangible
book value per share is determined by dividing the tangible net worth of the Company (tangible assets minus total liabilities) by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of shares of Common Stock at an assumed initial public offering price of
$    per share, the pro forma net tangible book value of the Company as of June
30, 1997 (after deducting an assumed underwriting discount and estimated
offering expenses payable by the Company) would have been $    million, or $
per share. This represents an immediate increase in pro forma net tangible book
value of $    per share to the existing stockholders and an immediate dilution
of $    per share to new investors purchasing shares at the initial public offering price as illustrated in the following table:

Assumed initial public offering price.................................             $
                                                                                   ---------
  Pro forma net tangible book value per share before offering.........  $
  Increase per share attributable to new investors....................
                                                                        ---------
Estimated pro forma net tangible book value per share after
  offering............................................................             $
                                                                                   ---------
Immediate dilution in pro forma net tangible book value per share to
  new investors.......................................................             $
                                                                                   ---------
                                                                                   ---------

    The following table sets forth, as of June 30, 1997, on a pro forma basis, the respective positions of the Company's existing stockholders and new investors with respect to the number of shares purchased from the Company, the total consideration paid to the Company and the average price paid per share,
assuming an initial public offering price of $    per share without giving
effect to underwriting discounts and offering expenses payable by the Company.

                                                         SHARES PURCHASED          CONSIDERATION PAID         AVERAGE
                                                     ------------------------  ---------------------------   PRICE PER
                                                       NUMBER       PERCENT        AMOUNT        PERCENT       SHARE
                                                     -----------  -----------  --------------  -----------  -----------
New investors......................................                         %  $                         %   $
Existing stockholders..............................
                                                     -----------       -----   --------------       -----
    Total..........................................                    100.0%  $                    100.0%
                                                     -----------       -----   --------------       -----
                                                     -----------       -----   --------------       -----

    The information set forth above does not give effect to the potential exercise of options outstanding as of June 30, 1997 to purchase 390,325 shares of Common Stock at a weighted average price of $18.02 per share. Purchasers of shares of Common Stock offered hereby will incur additional dilution to the extent outstanding stock options are exercised.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1997, and as adjusted to reflect (i) the sale of the shares of Common Stock offered hereby; (ii) the application of the estimated net proceeds to the Company of the offering as described under "Use of Proceeds"; (iii) the elimination upon consummation of the offering of the Company's contractual obligation to repurchase shares of Common Stock of separated employees under the terms of the ESOP; (iv) the automatic conversion of the Preferred Stock to Common Stock upon consummation of the offering; and (v) the exercise of all outstanding warrants upon consummation of the offering.

                                                                                            AS OF JUNE 30, 1997
                                                                                          -----------------------
                                                                                           ACTUAL    AS ADJUSTED
                                                                                          ---------  ------------
                                                                                              (IN THOUSANDS)
Notes payable...........................................................................  $  11,468   $      196
Obligation on stock held by ESOP (1)....................................................     11,495       --

Stockholders' equity:
  Preferred Stock, $.01 par value, 5,000,000 shares authorized;
    941,177 shares outstanding (0 as adjusted)..........................................     14,905       --
  Common Stock, $.01 par value, 15,000,000 shares authorized;
    950,488 outstanding (        as adjusted) (2).......................................         10
  Additional paid-in capital............................................................      1,724
  Retained earnings.....................................................................     23,994
  Net unrealized gain on investments....................................................        862

Less:
  Treasury Stock, at cost...............................................................      1,486       --
  Guarantee of notes payable of ESOP....................................................        196          196
  Obligation on stock held by ESOP (1)..................................................     11,495       --
                                                                                          ---------  ------------
  Net stockholders' equity..............................................................     28,318   $
                                                                                          ---------  ------------
      Total capitalization..............................................................  $  51,281   $
                                                                                          ---------  ------------
                                                                                          ---------  ------------

--------------

(1) Represents the Company's contractual obligation to repurchase shares of Common Stock of separated employees under the terms of the ESOP. Such obligation will be eliminated upon consummation of this offering. See Note 9 of Notes to Consolidated Financial Statements.

(2) Excludes 390,325 shares of Common Stock reserved for issuance upon exercise of options outstanding as of June 30, 1997 pursuant to grants to directors, officers and employees of the Company. See "Management--Stock Incentive Plans" and "--Other Management Stock Options". The as adjusted amount includes 941,177 shares of Common Stock issuable upon automatic conversion
    of the Preferred Stock into Common Stock and         shares of Common Stock
    to be issued upon exercise of all outstanding warrants.

                            SELECTED FINANCIAL DATA

    The selected data presented below under the captions "Income Statement Data" and "Balance Sheet Data" as of and for each of the years in the five-year period ended December 31, 1996, are derived from the consolidated financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, and the report thereon are included elsewhere in this Prospectus. The selected data presented below under the captions "Income Statement Data" and "Balance Sheet Data" for the six-month period ended June 30, 1996 and as of and for the six month period ended June 30, 1997, are derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus and include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the information for such periods. The information presented below under the captions "Adjusted Balance Sheet Data" and "Other Data" is unaudited. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year. The selected financial data set forth below should be read in conjunction with "MD&A" and the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

                                                                                                       SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                       JUNE 30,
                                              -----------------------------------------------------  --------------------
                                                1992       1993       1994       1995       1996       1996       1997
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Premiums written............................  $  62,658  $  53,502  $  53,545  $  46,762  $  63,606  $  27,745  $  45,871
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Premiums earned:
  Workers' compensation.....................  $  47,235  $  50,857  $  50,977  $  44,224  $  54,563  $  21,751  $  41,303
  Group medical and life....................     13,496        163        312        307        941        471        475
Commissions.................................      3,187      3,514      4,299      3,964      4,213      2,061      1,716
Net investment income.......................      4,983      4,495      4,536      4,817      4,701      2,322      2,499
Net realized investment gains...............      1,585        132     --             37        444        427     --
Other.......................................        784      1,375      1,712      1,569        896        514        347
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total revenue.............................  $  71,270  $  60,536  $  61,836  $  54,918  $  65,758  $  27,546  $  46,340
Losses and loss adjustment expenses
  incurred..................................     47,238     30,852     28,618     29,363     33,900     13,937     28,447
Dividends provided for policyholders........      2,647      5,806      6,221      3,438      1,628        620        309
Operating expenses..........................     16,656     16,838     20,720     22,608     25,480     10,484     14,752
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total expenses............................  $  66,541  $  53,496  $  55,559  $  55,409  $  61,008  $  25,041  $  43,508
Income (loss) before taxes..................      4,729      7,040      6,277       (491)     4,750      2,505      2,832
Income tax expense (benefit)................      1,236      1,875      1,572       (791)       827        443        538
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income................................  $   3,493  $   5,165  $   4,705  $     300  $   3,923  $   2,062  $   2,294
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per share (1)......................  $    1.92  $    2.83  $    2.39  $    0.15  $    1.95  $    1.05  $    1.14
Weighted average shares outstanding (1).....      1,824      1,824      1,972      1,940      2,007      1,970      2,006

                                                    AS OF DECEMBER 31,                      AS OF JUNE 30, 1997
                                   -----------------------------------------------------  -----------------------
                                                                                                          AS
                                     1992       1993       1994       1995       1996      ACTUAL    ADJUSTED(2)
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Investments (3)..................  $  79,879  $  81,737  $  83,084  $  83,991  $  86,792  $  93,379   $
Total assets.....................    104,833    108,898    117,297    118,906    125,127    141,920
Unpaid losses and loss adjustment
  expenses.......................     66,170     62,629     60,473     57,049     55,720     64,972
Notes payable....................      3,966      3,370      4,205     10,824     11,279     11,468
Total liabilities................     93,058     95,793     90,384     93,301     99,151    113,602
Net stockholders' equity.........     11,775     13,105     26,913     25,605     25,976     28,318

ADJUSTED BALANCE SHEET DATA:
Adjusted net stockholders' equity
  (4)............................     23,118     28,131     38,350     35,205     38,825     41,213
Adjusted net stockholders' equity
  per share (4)..................  $   13.10  $   15.93  $   17.46  $   17.97  $   19.66  $   20.88   $


                                                                                             AS OF AND FOR THE
                                                                                           SIX MONTHS ENDED JUNE
                                         AS OF AND FOR THE YEAR ENDED DECEMBER 31,                  30,
                                   -----------------------------------------------------  -----------------------
                                     1992       1993       1994       1995       1996       1996         1997
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                                               (DOLLARS IN THOUSANDS)
PICO AND PACO GAAP RATIOS:
Loss ratio.......................       77.8%      60.5%      55.8%      65.9%      61.1%      62.7%        68.1%
Expense ratio....................       23.0       24.4       26.7       32.3       32.1       34.0         28.2
Policyholder dividend ratio......        4.4       11.4       12.1        7.7        2.9        2.8          0.7
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
  Combined ratio.................      105.2%      96.3%      94.6%     105.9%      96.1%      99.5%        97.0%
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
PICO STATUTORY DATA:
Statutory net income.............  $   1,787  $   2,079  $   5,217  $   3,175  $   5,051  $   1,918   $    2,902
Statutory surplus................     21,736     23,085     19,381     25,992     31,135     27,764       31,821
Premiums/surplus.................        2.1x       2.2x       2.6x       1.7x       1.9x       N/A          N/A

Loss ratio.......................       78.1%      66.0%      55.9%      65.9%      61.0%      62.7%        68.1%
Expense ratio....................       21.8       23.4       25.9       30.9       29.4       28.5         27.2
Policyholder dividend ratio......        5.2       11.4       12.2        7.8        3.0        2.8          0.7
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
  Combined ratio.................      105.1%     100.8%      94.0%     104.6%      93.4%      94.0%        96.0%
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
OTHER DATA:
Industry average statutory
  combined ratio (5).............      114.9%     109.0%     107.3%     107.6%     113.1%       N/A          N/A
Number of PICO policies (period-
  end)...........................      1,522      1,901      2,227      4,041      6,481      5,245        8,148
Number of Company employees
  (period-end)...................        248        247        272        237        242        228          249
PICO Estimated Annual Premium (6)
  (period-end)...................  $  41,134  $  44,133  $  41,929  $  41,176  $  61,316  $  49,296   $   77,634

------------------

(1) See Note 1 of the Notes to the Consolidated Financial Statements for a description of the calculation of weighted average shares outstanding and earnings per share.

(2) Gives effect to the sale of the       shares offered by the Company hereby
    at an assumed initial public offering price of $         per share and the
    initial application of the estimated net proceeds therefrom. Also gives effect to the elimination of the Company's contractual obligation to repurchase shares of Common Stock of separated employees under the terms of the ESOP and the exercise of warrants to purchase 82,353 shares of Common Stock.

(3) Investments as of December 31, 1992 and 1993 are reflected at amortized cost. As of December 31, 1994, a portion of the portfolio was classified as held to maturity and was therefore reflected at amortized cost and the remaining portfolio was shown at market value. Investments as of December 31, 1995 and 1996 are reflected at market value.

(4) Adjusted to reflect (i) the elimination of the Company's contractual obligation to repurchase shares of Common Stock of separated employees under the terms of the ESOP; (ii) the automatic conversion of the Preferred Stock to Common Stock; and (iii) the exercise of all outstanding warrants, each of which will be effected upon consummation of the offering.

(5) National average for workers' compensation insurance companies. Source: A.M. Best; Best's Insurance Reports, Property/ Casualty, 1997 edition.

(6) "PICO Estimated Annual Premium" means, as of any date, the estimated total annualized premiums for all policies written by PICO in force on that date, whether earned prior to or after such date.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company is a California-based specialty underwriter and distributor of commercial insurance products which, through its subsidiary PICO, is one of the largest underwriters specializing in workers' compensation insurance products and services for the agribusiness industry. The Company sells complementary products through Pan Am, including group health and life products provided by the Company's subsidiary PACO, and third-party administration services provided by the Company's subsidiary Pan Pacific.

    The Company's revenues have consisted primarily of premiums earned from workers' compensation insurance underwriting, premiums earned from group medical insurance, commission income, net investment income and other income. Premiums earned during a period are the direct premiums earned by the Company on in force policies, net of reinsurance. Commission income is earned from Pan Am's distribution of insurance for insurers other than PICO and PACO. Net investment income represents earnings on the Company's investment portfolio, less investment expenses. Other income consists primarily of third party administration fees.

    The components of the Company's revenues are set forth below for the periods presented:

                                                                                            SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,            JUNE 30,
                                                         -------------------------------  --------------------
                                                           1994       1995       1996       1996       1997
                                                         ---------  ---------  ---------  ---------  ---------
                                                                            (IN THOUSANDS)
Premiums earned

  Workers' compensation................................  $  50,977  $  44,224  $  54,563  $  21,751  $  41,303

  Group medical and life...............................        312        307        941        471        475
                                                         ---------  ---------  ---------  ---------  ---------

  Total premiums earned................................  $  51,289  $  44,531  $  55,504  $  22,222  $  41,778

Commissions............................................      4,299      3,964      4,213      2,061      1,716

Net investment income..................................      4,536      4,817      4,701      2,322      2,499

Net realized investment gains..........................     --             37        444        427     --

Other..................................................      1,712      1,569        896        514        347
                                                         ---------  ---------  ---------  ---------  ---------

  Total revenues.......................................  $  61,836  $  54,918  $  65,758  $  27,546  $  46,340
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------

    The Company's expenses have consisted of losses and loss adjustment expenses incurred, dividends provided for policyholders and operating expenses. Losses include reserves for future payments for medical care and rehabilitation costs and indemnity payments for lost wages. Loss adjustment expenses include expenses incurred in connection with services provided by third parties, including expenses of independent medical examinations, surveillance costs, and legal expenses as well as staff and related expenses incurred to administer and settle claims. Loss and loss adjustment expenses are offset in part by estimated recoveries from reinsurers under excess of loss reinsurance treaties. Operating expenses include commission expenses to third party insurance agencies and other expenses that vary with premium volume, such as premium taxes, state guaranty fund assessments and underwriting and marketing expenses, as well as general and administrative expenses, which are less closely related to premium volume.

    The Company's results of operations are affected by, among other things, (i) the amount of the Company's insurance in force, which the Company measures using EAP; (ii) the Company's ability to select risks in which it is skilled in underwriting; (iii) its ability to price these risks appropriately; (iv) the frequency and severity of claims; (v) the cost of acquiring business; (vi) the cost of providing service and meeting general operating expenses; (vii) net investment income; (viii) the adequacy of loss reserves for prior year claims; (ix) the general regulatory and competitive environment; and (x) the capital structure or leverage of the Company. In addition, the Company's revenues are seasonal, and have tended to be highest in the second and third quarters of each year. This is due primarily to the seasonality of the size of the workforce employed by the Company's agribusiness clients.

  RECENT OPERATING RESULTS

    The Company's recent operating results have been affected by additions to its senior management team, the advent of open rating in California and changes in California workers' compensation legislation in 1993. In late 1994, the Company added to its management team and its board of directors and embarked on a strategy of growth, including expansion into new states, while maintaining its focus on the agribusiness market. For the six months ended June 30, 1997, the Company's premiums earned were $41.8 million, an 88.0% increase over premiums earned of $22.2 million in the comparable 1996 period. For the six month periods ended June 30, 1997 and 1996, the Company's combined ratio remained relatively constant at 97.0% and 99.5%, respectively.

    The Company's premiums earned depend in part on the amount of PICO's insurance in force, which the Company measures using EAP. EAP as of any date represents the estimated total annualized premiums for all policies in force on that date, whether reflected in premiums earned prior to that date or to be reflected in premiums earned thereafter. The extent to which EAP is reflected in future premiums earned depends, among other things, on the persistency rate of the Company's policies in force and changes in premium rates at renewal. PICO's EAP increased from $49.3 million as of June 30, 1996 to $77.6 million as of June 30, 1997, an increase of 57.5%. The Company's growth has been achieved without the acquisition of other insurance companies. The following table sets forth selected information relating to the growth of PICO's workers' compensation insurance book of business:

                                                                                           AS OF AND FOR THE
                                                                AS OF AND FOR THE           SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,            JUNE 30,
                                                         -------------------------------  --------------------
                                                           1994       1995       1996       1996       1997
                                                         ---------  ---------  ---------  ---------  ---------
                                                                        (DOLLARS IN THOUSANDS)
EAP (period-end).......................................  $  41,929  $  41,176  $  61,316  $  49,296  $  77,634
Premiums written.......................................     53,234     46,455     62,665     27,274     45,396
Premiums earned........................................     50,977     44,224     54,563     21,751     41,303
Policyholder persistency rate..........................       91.8%      87.8%      86.8%
Number of policies (period-end)........................      2,227      4,041      6,481      5,245      8,148

    The Company's premiums earned are affected by changes in the competitive and regulatory environment that impact workers' compensation insurance rates. Prior to January 1, 1995, California had required workers' compensation insurers to adhere to minimum rates approved by the California DOI. Under this system, price competition among insurers had been generally restricted to the payment of dividends under participating policies. Effective January 1, 1995, this system was replaced with a file and use rate system, in which insurers may use any rate after filing it with the California DOI unless such rate is specifically disapproved. The repeal of the former minimum rate system in California has resulted in increased competition among workers' compensation insurers in California and has caused a material decrease in average rates charged by PICO.

    The Company's underwriting results are also affected by its loss experience. The Company believes that legislation enacted in California in 1993 contributed to an industry-wide reduction in claims frequency and led to a stabilization of claims severity, which has helped improve the Company's loss experience. Among other things, the 1993 legislation: (i) tightened standards relating to stress-related claims; (ii) limited post-termination claims; (iii) placed restrictions, including payment limitations, on vocational rehabilitation claims; (iv) increased measures to reduce fraudulent claims; (v) increased the ability of insurance companies and employers to contract with managed care organizations and to direct claimants' medical care; and (vi) changed procedures for second medical evaluations. The Company believes that the limitation of post-termination claims was especially beneficial to the Company due to large seasonal fluctuations and high turnover among farm workers. Due in part to the effect of these reforms, as well as to PICO's continued improvement in claims management and management of the medical and legal components of its workers' compensation claims, PICO experienced favorable development of reserves for the 1993-1995 accident years and recovered reserves of $4.0 million, $3.9 million, and $2.6 million in calendar years 1994, 1995 and 1996, respectively. These reserve recoveries were primarily attributable to favorable development in the 1993, 1994 and 1995 accident years. PICO determined its reserve for recent accident years with the benefit of information indicating favorable development in the immediately prior accident years. Accordingly, there can be no assurance that the Company will have any reserve recoveries in future periods. See "Business--Losses and Loss Reserves".

    Workers' compensation policies can be written on a participating or non-participating basis. Participating policies allow the Company to declare and pay dividends to a policyholder after the expiration of the policy based upon a policyholder's specific loss experience (or, if the policyholder is part of a safety group, the group's specific loss experience), the Company's overall loss experience and competitive conditions. Prior to the advent of open rating in California, California's workers' compensation insurers typically charged minimum rates for premiums and used policyholder dividends as a means of competitive pricing. With the advent of open rating in California and an emphasis on, among other things, overall pricing at inception, the Company's dividends provided for policyholders decreased significantly in 1996. Although the Company believes policyholder dividends are relatively insignificant as an element in workers' compensation in California, the Company intends to continue to issue participating policies that are eligible for policyholder dividend consideration in states outside of California.

    PICO's and PACO's operating expenses as a percentage of premiums are an important component of the Company's profitability. In this regard, the Company has benefited from recent growth. For the six months ended June 30, 1997, PICO's and PACO's expense ratio improved 5.8 percentage points from 34.0% for the comparable 1996 period to 28.2%.

    The following table provides information with respect to the Company's insurance company subsidiaries for the periods presented:

                                                                                            SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,            JUNE 30,
                                                         -------------------------------  --------------------
                                                           1994       1995       1996       1996       1997
                                                         ---------  ---------  ---------  ---------  ---------
                                                                        (DOLLARS IN THOUSANDS)
Premiums written.......................................  $  53,545  $  46,762  $  63,606  $  27,745  $  45,871
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
Premiums earned........................................  $  51,289  $  44,531  $  55,504  $  22,222  $  41,778
Losses and loss adjustment expenses incurred...........     28,618     29,363     33,900     13,937     28,447
Dividends provided for policyholders...................      6,221      3,438      1,628        620        309
Underwriting expenses..................................     13,697     14,367     17,828      7,546     11,769
                                                         ---------  ---------  ---------  ---------  ---------
  Underwriting income (loss)...........................  $   2,753  $  (2,637) $   2,148  $     119  $   1,253
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
PICO and PACO GAAP ratios:
  Loss ratio...........................................       55.8%      65.9%      61.1%      62.7%      68.1%
  Expense ratio........................................       26.7       32.3       32.1       34.0       28.2
  Policyholder dividend ratio..........................       12.1        7.7        2.9        2.8        0.7
                                                         ---------  ---------  ---------  ---------  ---------
    Combined ratio.....................................       94.6%     105.9%      96.1%      99.5%      97.0%
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
PICO SAP combined ratio................................       94.0%     104.6%      93.4%      94.0%      96.0%
Industry average statutory combined ratio(1)...........      107.3      107.6      113.1        N/A        N/A

--------------

(1) National average for worker's compensation insurance companies. Source: A.M. Best; Best's Insurance Reports, Property/Casualty, 1997 edition.

    Over the five year period ended December 31, 1996, PICO's SAP combined ratio averaged 99.6%, approximately 10.7 percentage points below the California average for the workers' compensation insurance industry (source: WCIRB) and
10.8 percentage points below the national average for the workers' compensation insurance industry (source: A.M. Best; Best's Insurance Reports, Property/ Casualty, 1996 edition). The Company believes its strong underwriting results have been due in part to its focus on underwriting and pricing insurance policies with the objective of generating an underwriting profit, its understanding of the risks in the agribusiness market and its integrated distribution of products through Pan Am.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    PREMIUMS WRITTEN. The Company's premiums written for the six months ended June 30, 1997 increased 65.3% to $45.9 million from $27.7 million for the comparable 1996 period. The growth in premiums written was primarily attributable to the net addition of new policyholders and increased policyholder payrolls, partially offset by lower premium rates resulting from increased price competition.

    PREMIUMS EARNED. For the reasons described above for premiums written, the Company's premiums earned for the six months ended June 30, 1997 increased 88.0% to $41.8 million from $22.2 million for the comparable 1996 period.

    COMMISSION INCOME. Commission income decreased 16.7% to $1.7 million for the six months ended June 30, 1997 from $2.1 million for the comparable 1996 period. The decrease was primarily the result of decreased premiums placed with carriers other than PICO and PACO, a result of the Company's decision to focus on writing PICO workers' compensation insurance. Commission income is earned on premiums placed with carriers other than PICO and PACO. Commission income paid by PICO and PACO to Pan Am are eliminated in consolidation.

    NET INVESTMENT INCOME. Net investment income increased 7.6% to $2.5 million for the six months ended June 30, 1997 from $2.3 million for the comparable 1996 period. The increase was the result of significant cash flow increases from PICO's underwriting activity. Average invested assets increased to $88.8 million for the six months ended June 30, 1997 from $82.4 million for the comparable period in 1996. The Company's average yield on its portfolio was 5.6% in both periods.

    NET REALIZED INVESTMENT GAINS. The Company had no net realized investment gains for the six months ended June 30, 1997 compared to $0.4 million for the comparable 1996 period.

    OTHER INCOME. Other income decreased 32.5% to $0.3 million for the six months ended June 30, 1997 from $0.5 million for the comparable period in 1996.

    LOSSES AND LOSS ADJUSTMENT EXPENSES INCURRED. The Company's loss ratio for the six months ended June 30, 1997 increased to 68.1% from 62.7% for the comparable 1996 period. The Company's loss ratio for the six months ended June 30, 1996 was positively impacted by net recoveries from loss and loss adjustment expense reserves for prior years of $2.9 million compared with a positive impact of net recoveries from prior years of $0.8 million for the comparable 1997 period.

    DIVIDENDS PROVIDED FOR POLICYHOLDERS. Dividends provided for policyholders decreased 50.2% to $0.3 million for the six months ended June 30, 1997 from $0.6 million for the comparable 1996 period and decreased as a percentage of premiums earned for the six months ended June 30, 1997 to 0.7% from 2.8% for the comparable 1996 period, as a result of the virtual elimination of dividend activity by the Company in California.

    OPERATING EXPENSES. Operating expenses increased 40.7% to $14.8 million for the six months ended June 30, 1997 from $10.5 million for the comparable 1996 period due in part to a $1.9 million increase in commissions paid to unaffiliated agencies.

    INCOME TAXES. Income tax expense for the six months ended June 30, 1997 increased to $0.5 million from $0.4 million for the six months ended June 30, 1996. The effective combined income tax rates for the six months ended June 30, 1997 and June 30, 1996 were 19.0% and 17.7%, respectively. These rates are below the combined statutory rate due to the significant portion of the Company's investment portfolio consisting of tax-exempt securities.

  1996 COMPARED TO 1995

    PREMIUMS WRITTEN. The Company's premiums written for 1996 increased 36.0% to $63.6 million from $46.8 million for 1995. The increase was primarily attributable to an increase in PICO's California writings of $11.4 million (an increase of 39.8%) principally from newly-appointed independent agencies and the establishment of the PTC, net of California reductions due to increased price competition, and an increase of PICO's Oregon writings of $4.8 million (an increase of 104.3%).

    PREMIUMS EARNED. For the reasons described above for premiums written, the Company's premiums earned for 1996 increased 24.6% to $55.5 million from $44.5 million for 1995.

    COMMISSION INCOME. Commission income increased 6.3% to $4.2 million for 1996 from $4.0 million for 1995.

    NET INVESTMENT INCOME. Net investment income decreased 2.4% to $4.7 million for 1996 from $4.8 million for 1995. The Company's average yield on its portfolio was 5.6% for 1996 compared to 5.8% for 1995, reflecting generally lower market interest rates in 1996 compared to 1995. Average invested assets increased $0.7 million to $83.6 million in 1996 from $82.9 million in 1995.

    NET REALIZED INVESTMENT GAINS. During 1996, the Company sold $17.2 million of its invested assets and realized $0.4 million of investment gains. There were no material investment gains realized in 1995. During 1996, the Company repositioned $7.0 million of its portfolio into AAA-rated agency-backed collateralized mortgage obligations to increase yield.

    OTHER INCOME. Other income decreased 42.9% to $0.9 million for 1996 from $1.6 million for 1995, primarily as a result of the termination of a large third party administration client contract in early 1996 which was matched with a comparable reduction in expenses.

    LOSSES AND LOSS ADJUSTMENT EXPENSES INCURRED. The Company's loss ratio for 1996 improved to 61.1% from 65.9% for 1995. The improvement in this ratio is due to several factors, including a reduction in the incidence and severity of workers' compensation claims and the expedited closing of claims. Losses for 1996 include the effect of recoveries from prior years' reserves of $2.6 million, or 4.8% of 1996 premiums earned, compared with prior year recoveries of $3.9 million for 1995, or 8.8% of 1995 premiums earned. The Company believes its loss experience was improved by overall trends in the industry due to regulatory reforms, a reduction and capitation of the Company's claims related legal expenses, the implementation of early return to work programs by the Company's clients and an aggressive program by the Company to combat workers' compensation insurance fraud.

    DIVIDENDS PROVIDED FOR POLICYHOLDERS. Dividends provided for policyholders decreased to $1.6 million in 1996 from $3.4 million in 1995 and decreased as a percentage of premiums earned for 1996 to 2.9% from 7.7% for 1995, as a result of the virtual elimination of dividend activity by the Company in California.

    OPERATING EXPENSES. Operating expenses increased 12.7% to $25.5 million for 1996 from $22.6 million for 1995 due in part to a $2.2 million increase in commissions paid to unaffiliated agencies.

    INCOME TAXES. Income tax expense for 1996 was $0.8 million compared to a $0.8 million tax recovery for 1995. The effective combined income tax rate for 1996 was 17.4%. These rates are below the combined statutory rate due to the significant portion of the Company's investment portfolio consisting of tax-exempt securities.

  1995 COMPARED TO 1994

    PREMIUMS WRITTEN. The Company's premiums written for 1995 decreased 12.7% to $46.8 million from $53.5 million for 1994. The decrease was primarily attributable to a 29.7% decrease in PICO's California writings as a result of the introduction of open rating effective January 1, 1995 and the related price competition in the California marketplace. This reduction was offset in part by increased writings in the Company's Arizona market in 1995 of 5.6% and $4.6 million of new premiums written in the Oregon market in 1995. During the initial phases of open rating the Company chose to focus on smaller accounts and not to aggressively compete for large account business which it perceived to be more subject to price competition. The Company did not commence writing insurance in Oregon until January 1, 1995.

    PREMIUMS EARNED. For the reasons described above for premiums written, the Company's premiums earned for 1995 decreased 13.2% to $44.5 million from $51.3 million for 1994.

    COMMISSION INCOME. Commission income decreased 7.8% to $4.0 million for 1995 from $4.3 million for 1994.

    NET INVESTMENT INCOME. Net investment income increased 6.2% to $4.8 million for 1995 from $4.5 million for 1994. The Company's average yield on its portfolio was 5.8% for 1995 and 5.5% for 1994. There was no significant change in average invested assets between 1995 and 1994.

    NET REALIZED INVESTMENT GAINS. There were no material realized capital gains for 1995 or 1994.

    OTHER INCOME. There was no material change in the amount of other income from 1994 to 1995.

    LOSSES AND LOSS ADJUSTMENT EXPENSES INCURRED. The loss ratio for 1995 was 65.9% compared to 55.8% in 1994. The 1995 loss ratio increase was primarily attributable to a decline in average premium rates in California as a result of open rating, which began in 1995. Losses for 1995 include the effect of recoveries from prior years' reserves of $3.9 million, or 8.8% of 1995 premiums earned, compared with prior year recoveries of $4.0 million in 1994, or 7.9% of 1994 premiums earned. The reduction of prior year reserves in 1995 and 1994 was due to favorable development as a result of regulatory reform in California and an aggressive program by the industry to combat workers' compensation insurance fraud.

    DIVIDENDS PROVIDED FOR POLICYHOLDERS. Dividends provided for policyholders decreased $2.8 million to $3.4 million for 1995 from $6.2 million for 1994 as a result of open rating in California and decreased as a percentage of premiums earned for 1995 to 7.7% from 12.1% for 1994. The 1995 dividend accrual included additional dividend accruals of $0.9 million for the 1993 and 1994 policy years.

    OPERATING EXPENSES. Operating expenses increased 9.1% to $22.6 million for 1995 from $20.7 million for 1994 primarily due to an increase in commissions and commission rebates paid to third parties.

    INCOME TAXES. The Company recorded an income tax benefit of $0.8 million for 1995 compared to income tax expense of $1.6 million for 1994. The effective combined income tax rate for 1994 was 25.0%. This rate is below the combined statutory rate due to the significant portion of the Company's investment portfolio consisting of tax-exempt securities.

LIQUIDITY AND CAPITAL RESOURCES

  THE PARENT COMPANY

    As a holding company, PAULA Financial's principal sources of funds are dividends and expense reimbursements from its operating subsidiaries, proceeds from loans, and proceeds from the sale of its capital stock. PAULA Financial's principal uses of funds are capital contributions to its subsidiaries, payment of operating expenses and, following the completion of this offering, dividends to its stockholders. In the past, PAULA Financial has also used substantial amounts of capital to repurchase its Common Stock from stockholders upon their separation from employment. As of June 30, 1997, the primary obligations of the Company were $9.4 million principal amount of borrowings under the Company's $15.0 million revolving credit agreement (the "Credit Agreement"), $1.9 million principal amount of notes due to former stockholders incurred to repurchase their Common Stock and a liability of $11.5 million representing the Company's commitments to repurchase Common Stock under the terms of the ESOP. Upon consummation of the offering, the Company's obligation to the ESOP will be eliminated and the Company will repay approximately $9.5 million in principal and interest under the Credit Agreement and approximately $2.0 million of principal and interest on stockholder notes.

    California law places significant restrictions on the ability of the insurance subsidiaries to pay dividends to PAULA Financial. All dividends from PICO and PACO, as California-domiciled insurers, require prior notice to the California DOI. All "extraordinary" dividends must be approved in advance by the California DOI. A dividend is deemed "extraordinary" if, when aggregated with all other dividends paid within the preceding twelve months, the dividend exceeds the greater of (i) PICO's statutory net income or PACO's statutory net gain from operations (both excluding unrealized capital gains) for the preceding calendar year or (ii) 10% of policyholder surplus as of the preceding December 31st. Additionally, unless approved in advance by the California DOI, no dividend may be paid by PICO or PACO except from earned surplus. Dividends paid from earned surplus which do not exceed the definition of "extraordinary" must be reported to the California DOI within five business days after declaration. Insurers are prohibited from paying such dividends until ten business days after the California DOI's receipt of such notice. The California DOI may disallow payment of any dividend if, in the California DOI's opinion, the payment would in any way violate the California Insurance Code or be hazardous to policyholders, creditors or the public. Based on these limitations and statutory results, as of December 31, 1996, PAULA Financial would be able to receive $5.4 million in dividends in 1997 from its insurance subsidiaries without obtaining prior regulatory approval from the California DOI.

    The Company expects to retain $         from the proceeds of the offering at
the parent company level. Management believes that this cash, combined with expense reimbursements and dividends from its operating subsidiaries, will be sufficient to meet the parent company's operating cash needs in the foreseeable future.

    In March 1997, PAULA Financial entered into the Credit Agreement with a commercial bank providing PAULA Financial with a revolving credit facility of $15.0 million until December 31, 1999. At such time PAULA Financial may elect to convert all or a portion of the borrowings then outstanding under such facility into a term loan payable in quarterly installments and maturing on December 31, 2001. Borrowings under the Credit Agreement bear interest at variable interest rates. The Credit Agreement limits the Company's ability to (i) enter new lines of business; (ii) incur or assume debt; (iii) pay dividends and repurchase or retire capital stock upon a default or event of default; and (iv) make acquisitions, investments and capital expenditures. The Credit Agreement contains financial covenants with respect to minimum stockholders' equity, minimum statutory surplus, a ratio of debt to stockholders' equity, a ratio of PICO's premiums written to statutory surplus and excess statutory reserves, a debt service coverage ratio, A.M. Best rating and risk-based capital levels. Each of PAULA Financial's non-insurance subsidiaries has guaranteed all obligations of PAULA Financial under the Credit Agreement.

  OPERATING SUBSIDIARIES

    The sources of funds of the Company's operating subsidiaries are cash flows from operating activities, investment income and capital contributions from PAULA Financial. The insurance company operating subsidiaries' major uses of funds are claim payments and underwriting and administrative expenses and maintaining the required surplus to expand their insurance business. The agency and TPA operating subsidiaries' major use of funds are operating expenses. The nature of the workers' compensation insurance business is such that claim payments are made over a longer period of time than the period over which related premiums are collected. Operating cash flows and the portion of the investment portfolio consisting of cash and liquid securities have historically met the insurance company operating subsidiaries' liquidity requirements. Operating cash flows and intercompany loans from PAULA Financial have historically met the agency and TPA subsidiaries' liquidity requirements.

    The Company's investments consist primarily of taxable and tax-exempt United States government and other investment grade securities and investment grade fixed maturity commercial paper and, to a lesser extent, equity securities. The Company does not generally invest in below investment grade fixed maturity securities, mortgage loans or real estate. The Company has invested in the equity securities of the two founders of PTC other than Pan Am as part of the PICO investment portfolio. The Company's investments in fixed maturity securities are carried at market value as such securities may be sold in response to changes in interest rates, tax planning considerations or other aspects of asset/liability management. As of June 30, 1997, the carrying value of the Company's fixed maturity securities portfolio was $86.6 million and all of the portfolio was rated "A" or better by S&P, Moody's or Fitch. See "Business--Investments and Investment Results".

    California workers' compensation insurance companies are required to maintain some of their investments on deposit with the California DOI for the protection of policyholders. Other states in which PICO is licensed have also required PICO to post deposits for the protection of those states' policyholders. Pursuant to applicable state laws, PICO had, as of June 30, 1997, securities with a book value of $67.8 million held by authorized depositories pursuant to these deposit requirements. In addition to the deposits, the insurance company operating subsidiaries must maintain capital and surplus levels related to premiums written and the risks retained by the subsidiaries.

    Operating leverage for workers' compensation insurers is measured by the ratio of net premiums written to surplus. Ratios in excess of 3 to 1 are considered outside the usual range by the NAIC. In addition, insurance regulators and rating agencies monitor this ratio. As of December 31, 1994, 1995 and 1996, PICO's ratio of net premiums written to statutory surplus was 2.6x, 1.7x, and 1.9x, respectively.

                                    BUSINESS

THE COMPANY

    The Company is a California-based specialty underwriter and distributor of commercial insurance products which, through its subsidiary PICO, is one of the largest underwriters specializing in workers' compensation insurance products and services for the agribusiness industry. The Company began operations in 1946 as an insurance agency providing workers' compensation and group medical employee benefits to agribusiness employers in underserved rural markets. In 1974, PICO was formed to underwrite the workers' compensation portion of the business distributed by Pan Am, the Company's insurance agency. In late 1994, the Company added to its management team and its board of directors and embarked on a strategy of growth, including expansion into new states, while maintaining its focus on the agribusiness market.

    For the six months ended June 30, 1997, the Company had $45.9 million of premiums written, compared to $27.7 million for the comparable period in 1996, an increase of 65.3%. For the year ended December 31, 1996, the Company had premiums written of $63.6 million. The Company's primary geographic markets are California, Arizona, and Oregon, which accounted for approximately 67.8%, 13.6% and 12.0%, respectively, of premiums written for the six months ended June 30, 1997. Since 1995, the Company has commenced operations in Idaho, Texas, Florida and Alaska and has been licensed in New Mexico.

    The Company believes that its cumulative experience serving the agribusiness industry has led to superior underwriting results and strong growth in stockholders' equity per share. PICO's SAP combined ratio for the five years ended December 31, 1996 averaged 99.6%, approximately 10.7 percentage points below the California average for the workers' compensation insurance industry (source: WCIRB) and 10.8 percentage points below the national average for the workers' compensation insurance industry (source: A.M. Best; Best's Insurance Reports, Property/Casualty, 1997 edition). The Company's adjusted net stockholders' equity per share has grown at a compound annual growth rate of 19.3% from January 1, 1981 to June 30, 1997 (21.5% over the 10 years ended June 30, 1997).

    The Company's primary insurance subsidiary, PICO, is currently rated "A- (Excellent)" by A.M. Best. As of June 30, 1997, the Company had total assets of
$      million and net stockholders' equity of $      million (both on a pro
forma basis after giving effect to the offering and other adjustments described under "Capitalization"). As of June 30, 1997, 92.7% of the Company's investment portfolio was invested in fixed maturity securities, all of which were rated "A" or better by S&P, Moody's or Fitch as of such date. The Company's other principal subsidiaries include PACO, a life and health carrier, and Pan Pacific, a third party administrator.

WORKERS' COMPENSATION SYSTEM

    Workers' compensation is a statutory system under which an employer is required to reimburse its employees for the costs of medical care and other specified benefits for work-related injuries or illnesses. Most employers comply with this requirement by purchasing workers' compensation insurance. The principal concept underlying workers' compensation laws is that an employee injured in the course of his employment has only the legal remedies for that injury available under workers' compensation law and does not have any other claims against his or her employer. Generally, workers are covered for injuries which occur in the course and scope of their employment. The obligation to pay such compensation does not depend on any negligence or wrong on the part of the employer and exists even for injuries that result from the negligence or wrongs of another person, including the employee.

    Workers' compensation insurance policies obligate the carrier to pay all benefits which the insured employer may become obligated to pay under applicable workers' compensation laws. Each individual state has its own workers' compensation regulatory system that determines the level of wage replacement to be paid, the level of medical care required to be provided and the cost of permanent impairment.

For instance, there are four types of benefits payable under California workers' compensation policies: (i) temporary or permanent disability benefits (either in the form of short-term to life-term payments or lump sum payments); (ii) vocational rehabilitation benefits; (iii) medical benefits; and (iv) death benefits. The amount of benefits payable for various types of claims is determined by regulation and varies with the severity and nature of the injury or illness and the wage, occupation and age of the employee.

BUSINESS STRATEGY

    The Company believes that its differentiated approach as a provider of insurance services to the agribusiness industry and its expertise with immigrant employee groups, partial year workforces and businesses in rural communities have been critical to its success. The Company views its key strengths as: (i) its integrated distribution and underwriting activities; (ii) the distinctive labor relations and cost containment services it provides; and (iii) its underwriting and risk management expertise with respect to agribusiness risks. The Company intends to leverage these strengths to grow profitably while maintaining a reputation as a premier provider of high quality insurance products and services to small- and medium-sized agribusiness employers. PICO's book of business, as measured by EAP, has grown from $49.3 million as of June 30, 1996 to $77.6 million as of June 30, 1997, an increase of 57.5%. The Company's growth has been achieved without the acquisition of other insurance companies.

    The Company's target agribusiness market includes those employers who farm, harvest, transport, pack and process tree fruit, vegetables, fiber, flowers, vine fruit and dairy products. Labor intensive agribusiness employers rely on their workforces performing to maximum productivity in order to deliver their fresh product to market at the best price. Agribusiness insurance risks are generally characterized by: (i) monolingual Spanish speaking workforces; (ii) moving work sites and a relative lack of machinery and equipment, making loss control engineering more difficult; (iii) large seasonal fluctuations and high turnover in the employee pool, making timely and frequent safety training more critical and increasing the opportunity for filing fraudulent claims; (iv) fewer opportunities for discounts from health providers in rural locations; and (v) a relatively young workforce performing physically demanding labor for low hourly or piece-work wages. The Company's knowledge of these risk characteristics has enabled the Company to help its clients satisfy the benefits needs of their workforces and assisted it to achieve underwriting profitability.

  INTEGRATED DISTRIBUTION

    The Company has developed an expertise in the agribusiness industry through its long history of both distributing and underwriting insurance and through a focus on the agent-customer relationship. PICO was formed by the owners of Pan Am in 1974 to underwrite the workers' compensation portion of the business distributed by Pan Am. The Company believes that Pan Am's direct interest in the Company's success results in a cooperative relationship among the agent, the underwriter, loss control consultants, claims management personnel and the customer and its employees. Pan Am, which has 17 locations in California, Oregon and Arizona, is the largest distributor for PICO, accounting for 46.4% of PICO's premiums written for the six months ended June 30, 1997.

    To enhance the Company's presence in rural areas not served by Pan Am, the Company affiliates with insurance agencies of similar size and operating histories to Pan Am. In late 1996 and early 1997, the Company made minority equity investments aggregating $1.9 million in two regional commercial insurance agencies, Parker, headquartered in Fresno, California, and CAPAX, headquartered in Modesto, California. In 1996, the Company, Parker and CAPAX formed the PTC to affiliate with other independent agencies. Typically, PTC member agencies have extensive operating histories, a significant commercial insurance presence in rural communities and historically high client persistency rates. As of June 30, 1997, ten agencies, including Parker and CAPAX, have affiliated with the PTC. Pan Am and the other PTC agencies together distributed 70.8% of PICO's EAP as of June 30, 1997. The Company believes that its close relationships with PTC member agencies assist it in lowering its loss ratio, raising persistency rates and lowering acquisition costs.

    The Company believes it gains significant marketing benefits from the exclusive endorsements Pan Am has developed for the Company. These endorsements by 21 prominent agribusiness trade associations have allowed the Company to be identified with brand names significant to agribusiness customers. In addition, they provide the Company with access to large groups of potential customers without the usual sales process of prospecting individual clients. The Company believes that solicitation of association members results in a higher percentage of sales than do individual unaffiliated solicitations.

    LOWER LOSS RATIOS. The Company believes its ownership of Pan Am and its minority equity interests in CAPAX and Parker result in the submission of better risks by such agencies to PICO. Moreover, the Company believes that these agencies better assist PICO in developing direct relationships with their customers, aiding the Company's loss control efforts.

    HIGHER PERSISTENCY RATES. For the five years ended December 31, 1996, the Company retained an average of 89.4% of its customers annually, based on policy count. In 1996, the Company retained 86.8% of its customers, based on policy count. The Company believes this persistency rate is attributable in part to the tailored services the Company provides to its agribusiness customers and its integrated distribution strategy, which reduces the likelihood that agents will move business to other insurers.

    LOWER ACQUISITION COSTS. The Company believes that in order to compete for business, many insurance companies have increased commission rates. Rather than competing primarily based on commission rates, the Company attracts agencies to the PTC by offering innovative products and distinctive services to agribusiness employers. The commission the Company pays to Pan Am is eliminated when the Company's operations are consolidated. The Company's adjusted acquisition costs (defined as (i) commissions paid to third parties plus Pan Am's total expenses less revenues from third parties divided by (ii) premiums earned) was 13.4% for the six months ended June 30, 1997, which the Company believes is advantageous. Pan Am third party revenues are generated primarily from the sale of group medical, general liability, life and disability insurance products on behalf of unaffiliated insurance companies.

  DISTINCTIVE SERVICES TO AGRIBUSINESS EMPLOYERS

    Throughout its history, the Company has tailored its labor relations and cost containment services to the unique needs of the agribusiness employer. From the initial reporting of a claim to the careful explanation of benefits to the medical treatment delivery to the return of an employee to work, the Company's capabilities are field-based, bilingual, cross-cultural and sensitive to the unique fraud-prevention and cost-containment issues present in agribusiness. The Company's safety training, early return to work efforts, case management and case settlement operations are tailored specifically to the labor relations and cost containment needs of agribusiness employers and to the needs of Hispanic and other immigrant laborers.

    LOSS PREVENTION. Since employee turnover is high among agribusiness employers and labor intensive agribusiness requires little fixed equipment, the Company's field representatives hold employee safety training, forklift training and tail-gate sessions for the Company's clients and their employees. In addition, the Company's field representatives train crew foremen and field supervisors on safety practices, visit the workplace to help prevent fraudulent claims and report safety concerns to the Company's loss control consultants and underwriters. The Company's field representatives are a team of 16 community-based bilingual employees with agribusiness employment backgrounds.

    CLAIMS REPORTING AND FRAUD DETECTION. The Company's Special Investigation Unit reviews each claim for potential fraud as it is reported to the Company rather than only those claims referred to the unit by claims adjusters after they suspect fraud, as the Company believes is more typical in the industry. By reviewing every claim at an early stage, the Company is able to take advantage of its experience in identifying the principal indicators of fraud and thereby mitigate its exposure to fraudulent claims. The Company has also implemented a toll-free injury reporting telephone number which allows employers and injured workers to report claims more quickly.

    CLAIMS MANAGEMENT EXPERTISE. The Company commits significant resources to its claims operations. The Company's claims staff is bilingual, has an average of 13 years of claims experience and typically manages 125 open claims per examiner, which the Company believes is lower than the industry average.

    BENEFIT DELIVERY AND EXPLANATION OF BENEFITS TO FARM WORKERS. It has been a long-standing and distinctive practice of the Company's field representatives to hand deliver first-time benefit checks and explain benefits in the language of preference of the claimant. The Company believes this helps to reduce the cost of claims, particularly by reducing the number of litigated claims. The Company's field representatives also assist in returning employees to modified duty as part of the Company's early return to work program.

    RURAL MEDICAL CARE DELIVERY. The ability of an insurer to influence medical costs is substantially different in rural areas than in metropolitan areas where insurers can negotiate for meaningful discounts to physicians' fee schedules. The Company believes that its longstanding relationships with rural medical providers and its claims management approach, which emphasizes proper medical protocol and utilization rather than significant fee discounting, allows it to operate at a lower cost and return workers to the job more quickly.

    MEDICAL DELIVERY IN MEXICO. The Company offers occupational medical treatment options in Mexico in three approved clinics in Tijuana, Mexicali and San Luis. The Company believes it is the only carrier to provide this service, which allows covered employees to obtain culturally-compatible care in sought-after private medical facilities in Mexico. The Company realizes significant average cost savings from Mexico-based medical care compared with comparable care in the United States.

  AGRIBUSINESS UNDERWRITING EXPERTISE

    The Company underwrites and prices its products with the objective of earning an underwriting profit. The Company believes that its expertise and long history serving agribusiness employers assist it in achieving this objective. Though agribusiness is widely considered to be a "substandard" class of insurance, the Company has consistently reported underwriting profitability above industry averages. For the five years ended December 31, 1996, PICO's SAP combined ratios have averaged 99.6% as compared to workers' compensation insurance industry averages in California and nationally of 110.3% and 110.4%, respectively, for the same time period (source: WCIRB and A.M. Best, respectively). The Company's in-depth understanding of the risks in its target market and its ability to price its product appropriately are the keys to these results.

    KNOWLEDGE OF AGRIBUSINESS RISKS. The Company's proprietary loss experience database, its trade association endorsements and its understanding of the risk management needs of agribusiness employers are the key elements of its underwriting capabilities. The Company's rate making process benefits significantly from more than 50 years of claim experience in the agribusiness industry and a proprietary database built over 23 years. This experience has enabled the Company to differentiate risks by creating more than 35 farm classes and subclasses, reflecting the unique characteristics of job classifications and differences in farming operations. In comparison, the WCIRB publishes only 15 payroll classifications in its schedule of farm rating reports.

    TRADE ASSOCIATION ENDORSEMENTS AND SAFETY GROUPS. The Company enjoys exclusive endorsement of 21 agribusiness trade associations and has relationships with 40 other safety groups. Each employer participating in these groups is individually underwritten and then pooled with other homogeneous employers for the purpose of rating experience. These groups help the Company to achieve the actuarial benefit of writing larger pools, to provide safety training and services to small accounts more efficiently and to promote the selection of good risks and safety practices by linking the self interest of each group member. The Company believes that the loss ratios of its trade association and safety group customers have been lower than that of its customers as a whole. The trade association endorsements, in particular, are also a good source of marketing and provide penetration opportunities through access to association mailing lists. As of June 30, 1997, approximately 64.2% of the Company's policies and 44.0% of the Company's EAP were in trade associations and safety groups.

    RISK MANAGEMENT. Risk management is the process of identifying and analyzing loss exposures and taking steps to minimize the financial impact of those exposures. The Company's loss control consultants, all of whom are bilingual and are trained and certified in various farm safety practices, assist the underwriters in reviewing new accounts and in initiating safety programs based on industry best practices for each type of customer. The Company runs a customized software system which networks the underwriters to field representatives, loss control consultants, premium auditors, credit and collections personnel and claims supervisors to provide renewal data and schedule service visits. A record of all customer interaction is maintained for review by the applicable underwriter, agent and customer.

GROWTH STRATEGY

    The Company plans to grow its workers' compensation insurance business further by: (i) expanding the Company's agribusiness franchise outside of California and Arizona; (ii) increasing the Company's penetration of rural communities within California and Arizona; and (iii) expanding into other industries whose risk characteristics and service requirements are similar to those of agribusiness. The Company intends to support its growth strategy by continuing to affiliate with well-regarded, rural-focused insurance agencies and by developing additional relationships with trade associations and safety groups.

  EXPANSION INTO NEW STATES

    The Company believes that it has significant growth opportunities outside of its historic California and Arizona markets. In 1994, the Company began its expansion by entering the Oregon market. Since then, it has entered five additional states: Idaho, Texas, Florida, Alaska and New Mexico. Between January 1, 1995 and June 30, 1997, the Company added approximately 2,600 new customers, as measured by policy count, outside of California and Arizona. In new states, the Company targets the same types of small- to medium-sized agribusiness operations that it has historically served. With the addition of New Mexico and Texas, the Company is now licensed in all states that share a border with Mexico. Migrant labor pools, however, stretch into Oregon, Idaho and any other location where fresh food is hand harvested in the United States.

  INCREASED PENETRATION WITHIN CALIFORNIA AND ARIZONA AGRIBUSINESS MARKETS

    The Company believes that there are opportunities to grow within its historic markets. The agribusiness economy in California is very large. According to data compiled by the California Farm Bureau in 1996, California farming enterprises, which are a portion of the Company's target market, generated 9.5% of the state's total annual income and supported 1.4 million jobs, or nearly 10% of the state total. The California Farm Bureau estimates that California has over 80,000 farms, widely distributed in rural areas throughout the state. The Company believes that these agribusiness employers prefer to build long-term relationships with agents and to trade locally. Accordingly, the Company has focused on building market share within well-defined rural communities rather than broadly throughout the state. The Company has offices in 12 communities in California and has identified over 75 additional communities in California that it believes represent significant growth opportunities for the Company.

  EXPANSION INTO RELATED INDUSTRIES

    The Company has capitalized on its experience working in the agribusiness industry by expanding into other industries with immigrant workforces, including, grocery stores, restaurants and garment manufacturers. As of June 30, 1997, the Company insured 288 employers in the grocery industry, 789 employers in the restaurant industry, and 511 employers in the garment industry. Like agribusiness employers, these businesses typically hire low-wage immigrant labor forces to perform semi-skilled labor and have risk characteristics and service requirements similar to those of the Company's agribusiness client base. PTC member agencies with expertise in these industries have been the key factor behind the Company's growth in non-agribusiness industries. As of June 30, 1997, the Company's non-agribusiness clients had EAP of $27.1 million, or 34.9% of the Company's total EAP.

CUSTOMERS

  AGRIBUSINESS

    The Company has served the insurance needs of western agribusiness employers and other employers of immigrant workers for over 50 years. The Company defines "agribusiness" to include those employers who farm, harvest, transport, pack and process tree fruit, vegetables, fiber, flowers, vine fruit, and dairy products. Because the Company focuses on clients in a limited number of industries, it believes it has developed expertise in assessing the risks associated with those industries.

    The agribusiness employer is typically a small, rural business with a preference for building long-term relationships. These insurance buyers tend to exhibit a high degree of loyalty to their insurance agent and typically transact business locally. For the five years ended December 31, 1996, the Company retained an average of 89.4% of its customers annually, based on policy count. Employers involved in the growing and harvesting of fresh food are dependent on the productive employment of their typically lower-wage, non-English speaking work force. Only with well-supervised, high performing workers can agribusiness employers take advantage of the short window of opportunity to sell their product for its highest price during its "season". The Company's knowledge of these issues and its ability to provide value-added benefits to these employers has enabled the Company to help its clients satisfy the benefits needs of their work forces and thereby help to keep those laborers productive.

    Labor intensive agribusiness insurance risks are generally characterized by:
(i) monolingual Spanish speaking workforces; (ii) moving work sites and a relative lack of machinery and equipment, making loss control engineering more difficult; (iii) large seasonal fluctuations and high turnover in the employee pool, making timely and frequent safety training more critical and increasing the opportunity for filing fraudulent claims; (iv) fewer opportunities for discounts from health providers in rural locations; and (v) a relatively young workforce performing physically demanding labor for low hourly or piece-work wages. The Company's knowledge of these risk characteristics has enabled the Company to help its clients satisfy the benefits needs of their workforces and assisted it to achieve underwriting profitability.

    The Company believes that the experience level required to be successful in serving the agribusiness industry makes it difficult for competitors to enter this market. In each state in which it operates, the Company's single largest competitor for agribusiness is that state's workers' compensation insurance fund. Due in part to the limited number of non-governmental carriers, state funds have built substantial market share in the states where they exist.

  TRADE ASSOCIATIONS AND SAFETY GROUPS

    Two significant factors in the Company's recent growth and profitability have been the success of Pan Am in obtaining exclusive endorsements from agricultural trade associations and in organizing successful safety groups. As of June 30, 1997, the Company had 61 such relationships, including 21 exclusive trade association endorsements and 40 safety groups. As of June 30, 1997, EAP from the members of these organizations totaled $34.2 million, or 44.0% of the Company's total EAP (64.2% of total policies). The Company believes that it gains significant marketing and underwriting benefits from these relationships.

    Trade association endorsements are exclusive and, while they are made and renewed on an annual basis, the Company's endorsements have historically been renewed. As of June 30, 1997, no single trade association accounted for more than 2% of the Company's EAP. Trade associations offer the Company's products and services as a benefit of membership. However, the Company individually underwrites each policy and is not obligated to offer insurance to any trade association member. Trade association endorsements give the Company visibility and recognition through association with a brand name significant to its customers. They also allow the Company actuarial benefits from the pooling of homogenous insurance risks and access to large groups of potential customers without the usual sales process of prospecting individual clients. The Company believes that once the Company has obtained an association's endorsement, solicitation of association members results in a higher percentage of sales than do individual unaffiliated solicitations. In connection with the Company's recent entry into the Idaho workers' compensation insurance marketplace, the Company's product was endorsed by some of the principal agricultural associations in the state, including potato, cattle, dairy, and grain associations. These endorsements were a significant factor in the Company's early success in this market.

    The Company works with significant independent employers or groups of employers in selected crops or industries to form safety groups for group insurance purchasing and safety training purposes. Safety groups are chartered business entities which are registered with the applicable Department of Insurance and formed primarily to encourage workplace safety among employer members of the group and to purchase workers' compensation insurance as a group. Generally, safety groups do not charge membership fees. Safety groups and trade associations help the Company to achieve the actuarial benefit of writing larger pools, to provide safety training and services to small accounts more efficiently and to promote the selection of good risks and safety practices by linking the self interest of each employer.

  OTHER EMPLOYERS OF HISPANIC AND IMMIGRANT LABORERS

    In recent years, the Company has leveraged its experience working with non-English speaking immigrant workers into serving the needs of other businesses employing low-wage, Hispanic workers and other immigrant populations. Examples include Company programs focused on grocery stores, restaurants and garment manufacturers. The Company has hired completely bi-cultural (of Hispanic or Asian descent) loss control personnel and works closely with ethnic insurance agency forces in these programs.

DISTRIBUTION

  DIRECT

    The Company, operating through its wholly-owned subsidiary Pan Am, distributes its workers' compensation products to employers in California, Arizona and Oregon. Management believes Pan Am is one of the largest agency operations specializing in offering employee benefit products to agribusiness-related employers in California and Arizona. Pan Am primarily has grown internally, to a current full-time sales force of approximately 40, with commission revenues (before intercompany eliminations) of $10.0 million in 1996 and $4.5 million in the six months ended June 30, 1997. Pan Am, as agent and broker, offers its customers a wide range of insurance products tailored to agribusiness employers' specific needs.

    Pan Am's revenues are derived from commissions from the placement of insurance with insurance carriers, including PICO and PACO. In 1996, Pan Am placed 48.3% of its total insurance premiums with PICO and PACO. The Company's integration of the sales and underwriting elements of the workers' compensation insurance business sold through Pan Am enhances the Company's ability to retain this business. PICO's insurance business sold through Pan Am is not subject to being moved at the sole discretion of the agent, although PICO's insurance sold through Pan Am is still subject to competition from other insurance carriers. For the six months ended June 30, 1997, approximately 46.4% of PICO's premiums written was sold through Pan Am.

    Pan Am has approximately 70 full-time equivalent employees operating from 17 offices in California, Arizona and Oregon. Many of these locations also house PICO personnel and operations. This provides Pan Am sales personnel with direct access to insurance company underwriting and claims personnel which, the Company believes, improves the effectiveness of Pan Am's sales and servicing efforts.

  PAULA TRADING COMPANY

    To enhance the Company's presence in rural areas not served by Pan Am, the Company affiliates with insurance agencies of similar size and operating histories to Pan Am. In late 1996 and early 1997, the Company made minority equity investments aggregating $1.9 million in Parker and CAPAX, two regional commercial insurance agencies. In 1996, the Company, Parker and CAPAX formed the PTC to affiliate with other independent agencies. Typically, PTC member agencies have extensive operating histories, a significant commercial insurance presence in rural communities and historically high client persistency rates. As of June 30, 1997, ten agencies, including Parker and CAPAX, have affiliated with the PTC. Pan Am and the other PTC agencies together distributed 70.8% of PICO's EAP as of June 30, 1997. The Company believes that its close relationships with PTC member agencies assist it in lowering its loss ratio, raising persistency rates and lowering acquisition costs.

    The insurance agencies that have been selected to join the PTC are expected to submit applications on risks where there is a high likelihood of PICO successfully writing the business. PICO also typically expects the first and last chance to quote agribusiness or Hispanic-focused workers' compensation business written by a PTC member. The agencies also pay an annual fee to the PTC. PTC members have access to PAULA's innovative product features such as the employment practices liability insurance products described below and have the potential to join an insurance agency marketing arrangement established by the founders of the PTC. The Company believes the PTC allows the Company to receive better quality insurance submissions, face less price competition and maintain relatively low insurance business acquisition costs.

  INDEPENDENT INSURANCE AGENTS

    The Company has appointed a limited number of independent insurance agents to sell its workers' compensation insurance, primarily in jurisdictions not well covered by PTC members. The Company favors appointing independent agents who will primarily represent the Company in its desired agribusiness focused markets rather than presenting the Company as one of many competing quotes together in a pricing comparison. As of June 30, 1997, independent insurance agencies, exclusive of the PTC agencies, accounted for 29.2% of PICO's EAP.

  OTHER AGENCY OPERATIONS

    Other products and services offered by Pan Am include group health insurance, third party administration, managed care programs, property and casualty insurance, crop insurance, life and disability insurance and other financial services.

SCOPE OF OPERATIONS

    The Company has operated successfully in California for more than 50 years and Arizona for more than 40 years. In 1994, the Company commenced operations in Oregon to test whether its business formula would prove successful in other jurisdictions. The Company wrote its first policy in Oregon on January 1, 1995. For the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1997, the Company recorded premiums written in Oregon of $4.6 million, $9.5 million, and $5.5 million, respectively. The Company next commenced operations in Idaho, where it wrote its first policy on July 1, 1996, just prior to the legislative requirement that workers' compensation insurance become mandatory for agricultural employers for the first time in January 1997. For the year ended December 31, 1996 and the six months ended June 30, 1997, the Company recorded premiums written in Idaho of $0.7 million and $2.2 million, respectively. As of June 30, 1997, the Company had approximately 1,750 policies in Oregon and approximately 730 policies in Idaho. Most recently, based on the success of the Company's Oregon and Idaho expansion, the Company has expanded into Texas, Florida, Alaska and New Mexico.

    The Company believes that a positive reception in new states depends, in large part, on its ability to: (i) communicate its agribusiness expertise; (ii) establish strong relationships with local agents; (iii) leverage its current endorsements and attract new endorsements from agribusiness associations; and
(iv) deliver a high level of service to employers. The Company has focused its expansion in states with significant labor-intensive agribusiness insurance opportunities. The Company anticipates that it will continue to expand into additional states with significant labor-intensive agribusiness payrolls in future years, although no particular expansion is planned. The Company plans to grow its business within each of these new states by identifying and marketing its products to agribusiness employers in rural areas.

    The Company wrote its first policy in Texas in early 1997. The Company was admitted to write workers' compensation insurance in New Mexico and Florida in early 1997, wrote its first policy in Florida in July 1997 and has not yet commenced writing insurance in New Mexico. The Company commenced writing policies in Alaska in 1996. The Company believes it is the only carrier primarily focused on the workers' compensation insurance needs of agribusiness employers in Arizona, Oregon, Idaho and Texas.

    The following table sets forth the geographic distribution of premiums written:

                                                                         YEAR ENDED             SIX MONTHS ENDED
                                                                     DECEMBER 31, 1996           JUNE 30, 1997
                                                                  ------------------------  ------------------------
                                                                               % OF TOTAL                % OF TOTAL
                                                                   PREMIUMS     PREMIUMS     PREMIUMS     PREMIUMS
STATE                                                               WRITTEN      WRITTEN      WRITTEN      WRITTEN
----------------------------------------------------------------  -----------  -----------  -----------  -----------
                                                                                (DOLLARS IN THOUSANDS)
California......................................................   $  40,811         64.2%   $  31,086         67.8%
Arizona.........................................................      12,473         19.6        6,256         13.6
Oregon..........................................................       9,472         14.9        5,500         12.0
Idaho...........................................................         685          1.1        2,199          4.8
Alaska..........................................................         165          0.2          660          1.4
Texas...........................................................      --           --              170          0.4
                                                                  -----------       -----   -----------       -----
  Total.........................................................   $  63,606        100.0%   $  45,871        100.0%
                                                                  -----------       -----   -----------       -----
                                                                  -----------       -----   -----------       -----

PRODUCTS AND SERVICES

    The Company's principal product consists of workers' compensation insurance policies sold primarily to agribusiness employers. For the year ended December 31, 1996 and the six months ended

June 30, 1997, workers' compensation premiums earned accounted for 83.0% and 89.1%, respectively, of the Company's revenues.

    In order to differentiate its product from its competitors and provide the members of the PTC with points of difference to aid them with the sale and retention of business, the Company has developed a number of innovative product features, including: (i) automatic coverage in California for discrimination claims based on an employee's intent to file a workers' compensation claim; (ii) employment practices liability insurance in California ("EPL"), which provides coverage for sexual harassment, wrongful termination and discrimination; (iii) automatic benefits for the provision of occupational medicine to workers' compensation claimants in Mexico; and (iv) additional premium credit to the insured employer in California when the agent provides both the workers' compensation and health insurance to the employer client and its employees. The Company has entered into a quota-share reinsurance agreement with the Venton Syndicate of Lloyd's of London with respect to the underwriting risk of its EPL product.

    The Company sells "AmeriMex", a product underwritten by PACO, which is typically sold alongside PICO's workers' compensation product in California, and which provides group medical benefits for services rendered at three provider hospitals in Mexico. PACO also offers low limit group term life and accidental death and dismemberment insurance to employer groups. The Company's TPA services consist of the independent administration of claims and related matters for self-insured employers' health benefit plans. For the six months ended June 30, 1997, TPA, group medical and group life products accounted for an aggregate of less than 2% of the Company's revenues. These products are typically sold to the same employers that purchase the Company's workers' compensation products.

    As a general commercial agent, Pan Am distributes group health insurance, property and casualty insurance, life and disability insurance and other products underwritten by unaffiliated insurance companies to the Company's agribusiness clients. The Company believes that the ability of Pan Am to offer these products and the ability of Pan Am and the PTC member agencies to offer the Company's distinctive products strengthen the relationship between the agent and the Company's policyholders.

UNDERWRITING

  RISK SELECTION

    The Company's proprietary loss experience database, its trade association endorsements and its understanding of the risk management needs of agribusiness employers are the key elements of its underwriting and marketing capabilities. The Company's rate making process benefits significantly from more than 50 years of claim experience in the agribusiness industry and a proprietary database built over 23 years. This experience has enabled the Company to differentiate risks by creating more than 35 farm classes and subclasses, reflecting the unique characteristics of job classifications and differences in farming operations. In comparison, the WCIRB publishes only 15 payroll classifications in its schedule of farm rating reports.

    The Company's focus allows it to concentrate on agribusiness in rural areas where litigation, fraud and abuse, which tend to increase the frequency of claims as well as the Company's LAE, are less pronounced. The Company believes the historically lower claim frequency and LAE in these areas are due in large part to the stronger work ethic and lower wage level in these areas coupled with a lower density of attorneys and medical-legal injury evaluation clinics.

    Substantially all of PICO's business is produced through Pan Am and a group of selected independent agents which have a local presence in the major agricultural areas throughout the Company's operating markets. The Company believes that this local involvement in rural communities allows its agents to gain insight into the insureds' financial stability, ability to run their business, attitudes toward safety and loss control and willingness to work as partners with the Company in the management of their workers' compensation program.

    The Company focuses on small- to medium-sized accounts which make up the broadest segment of agribusiness employers. PICO's average annual workers' compensation policy premium, as measured by EAP, was approximately $9,500 as of December 31, 1996. The Company has found that smaller businesses tend to be supervised by the owner rather than management staff. The Company believes that an employer's claims experience directly depends on the owner's commitment to workplace safety and its hiring practices. By underwriting small- to medium-sized accounts, the Company has an opportunity to assess directly the owners' commitment to workplace safety rather than trying to assess such commitment through interaction with management staff.

  UNDERWRITING PROCESS

    PICO's relationship with Pan Am and other agents allows the pre-screening by such agents of new workers' compensation accounts according to criteria established by PICO, including the employers' prior loss experience, hiring practices, safety record, credit history, geographic location and types of job assignments within employment classifications. The Company's agents also meet with the employer's management to assess the extent to which management is committed to safety in the workplace. The Company believes that this initial screening of potential clients improves risk selection.

    Once an account passes this initial screening process and prior to approving an application, the Company's underwriting department reviews each employer applicant's prior loss experience, safety record, operations, geographic location and payroll classifications and the types of job assignments within employment classifications. If necessary, and in most cases for accounts with EAP of $250,000 or greater, a pre-inspection is conducted by the Company's loss control department to evaluate safety in the workplace, hiring practices, industrial health hazards and the potential insured's enthusiasm for loss control and workplace safety. The Company's underwriters evaluate the potential profitability of each insurance application by analyzing the various potential loss exposures related to that particular risk compared to the standard exposures in that classification. The Company's concentration in the agribusiness industry permits this comparison to be done in a more thorough and cost effective manner.

    The Company runs a customized software system which networks the underwriters to field representatives, loss control consultants, premium auditors, credit and collections personnel and claims supervisors to provide renewal data and schedule service visits. A record of all customer interaction is maintained for the underwriters' review. On larger risks, the Company's underwriters consult with the Company's senior claims management personnel during the underwriting process. For new business submissions, this process improves the Company's ability to estimate an employer's expected claims experience. For renewing businesses, this process informs the underwriters of the Company's experience handling claims for the particular employer and the employer's attitude toward safety, cooperation in the claims settlement process, return to work efforts and collection payment history. Any expected change in reserves is also discussed in the renewal business claims review.

    Once an account is written, a service plan is put into place utilizing a team of bilingual field representatives, certified loss control specialists and employer personnel to establish and periodically review formal and informal safety programs, safety committees, conformity with OSHA standards, procedures for reporting injuries, medical cost containment, anti-fraud information, accident investigation, safety incentive/rewards programs and claims review procedures. A service call by claims and field personnel is scheduled with each account with EAP in excess of $25,000. The Company's field representatives provide a number of valuable services for the Company's underwriting and claims personnel as well as to the Company's insured employers. All of the field representatives speak English and Spanish. The field representatives spend their working hours making periodic visits to the Company's insured employers and their workers. Among other things, the field representatives provide feedback to the Company's underwriting personnel about particular accounts and their attitude toward, and actions to implement, workplace safety. Input from the field representatives influences rating and pricing decisions by the Company's underwriters. The Company uses its bilingual, state-certified loss control personnel to hold safety seminars to train insureds' employees.

    The Company has established an underwriting referral policy designed to allow the Company's senior underwriting officer to review all large and unusual underwriting opportunities. All accounts with (i) high EAP, (ii) high experience modifications (indicating poor prior claims experience), (iii) a projected overall rate reduction at renewal, or (iv) large variations from the Company's standard rates are reviewed by the senior underwriting officer, together with the senior claims officer, senior loss control officer and chief operating officer.

  UNDERWRITING PERSONNEL

    The Company's underwriting department consists of nine senior underwriters with an average of 22 years experience in property/casualty underwriting and eight other underwriting staff members. Each of the senior underwriters is given individually determined binding authority. All of the Company's underwriters are expected to spend a significant portion of their time out of the office visiting agents and policyholders.

PRICING

    The amount of premium the Company charges for workers' compensation insurance is dependent on the size of an employer's payroll, the job classifications of its employees and the application of the Company's rating plan to each individual employer. The Company's rating plan varies from state to state due to differences in regulatory environments. In certain states, the premium rate charged to a particular employer may be affected by a risk premium modifier if the employer is a member of a safety group or meets certain safety or other requirements. Each employer's indicated premium is then adjusted based on the employer's experience modification, which is determined by a third party rating bureau. Application of the experience modification factor results in an increase or decrease to the indicated premium rate based on the employer's loss experience and, therefore, provides an incentive to employers to reduce work-related injuries and illnesses.

    In certain states, at the time the Company issues a policy to an employer, the Company is paid a deposit premium, which is a percentage of the EAP of the policy at the time of issuance. The percentage ranges from 10% to 100% of the EAP depending, among other things, on the premium payment schedule, the employer's credit history and employment classifications. The employer remits its premiums either in installments based on a payment plan or in amounts calculated from periodic reports of its payrolls. At the end of the policy term, or when the policy is cancelled, a final audit of the employer's records is conducted by the Company to determine the correct amount of premium due to the Company.

    For a description of regulation of workers' compensation insurance premium rates, see
"Business--Regulation--Regulation of PICO's Business in Each State in Which it is Licensed".

CLAIMS

    The Company's policy is to protect injured workers or their dependents and policyholders by promptly investigating each loss occurrence, administering benefits in a prompt, efficient and cost effective manner and maintaining an appropriate reserve estimate on each claim through closure. The Company expends significant efforts to improve its insureds' claim experience. Because the Company charges insurance rates based in part on an insured's claims experience over a three-year period, improvements in an insured's claims experience are not immediately reflected in lower rates, thereby providing an opportunity for the Company's loss ratio to improve as each accounts' claims experience is reduced.

  MANAGEMENT OF CLAIMS COSTS

    The Company's Special Investigation Unit reviews each claim for potential fraud as it is reported to the Company rather than only those claims referred to the unit by claims adjusters after they suspect fraud, as the Company believes is more typical in the industry. By reviewing every claim at an early stage, the Company is able to take advantage of its experience in identifying the principal indicators of fraud and thereby mitigate its exposure to fraudulent claims. The Company believes its Special Investigation Unit's review of every claim diminishes the number of fraudulent claims paid by the Company and is responsible in part for lowering the Company's loss ratio. The Company has also established a separate litigation management unit, utilizing its own administrative hearing representatives, which makes extensive use of alternative dispute resolution techniques to settle claims prior to these claims going before local workers' compensation appeals boards. The Company holds special one-day arbitration conferences with retired workers' compensation judges at least quarterly and attempts to settle pending claims at these conferences.

    In addition, the Company has taken significant steps to reduce its outside legal fee expenses when litigated claims cannot be resolved by the Company's in-house litigation personnel. The Company has entered into capitation arrangements with each of the members of its panel of outside law firms. These arrangements limit the amount the Company will be charged by its attorneys for given legal actions. The Company believes these capitation arrangements have materially reduced its claims costs for litigated claims.

    As an integral part of its claims operations, PICO utilizes specially trained personnel, both employees and independent contractors, to carry out cost containment techniques in the areas of medical management, litigation management, vocational rehabilitation management, subrogation management, fraud investigation, bill review, utilization review and benefit delivery compliance. The Company's medical management efforts are devoted to providing medical utilization review and quality assurance with the objectives of controlling unit cost, volume of services and lost work days due to work-related injury and illness. In particular, due to its long experience in rural markets, the Company understands how the delivery of occupational medical services varies in rural areas from metropolitan areas, allowing the Company, it believes, to more effectively utilize its rights to direct injured workers to medical providers approved by the Company during the first weeks after an injury occurs.

    Claims management is further enhanced by the Company's bilingual field representatives who assist in the benefit-delivery process and the explanation of benefits to injured workers in their language of preference. A substantial majority of the Company's loss control and field representatives have prior work experience in the businesses in which the Company's clients operate. The Company believes that it can mitigate claim incidence and duration and prevent the settlement of claims from becoming an adversarial process by maintaining open communication with the farm worker communities. To that end, the Company's field representatives personally deliver the first claims payment to each injured worker, which the Company believes leads to greater cooperation in the ultimate settlement of claims and fulfills a fraud prevention function by allowing Company personnel to meet and evaluate the injured worker. In addition, the Company's claims department has operated for many years with a bilingual and cross-cultural claims examination workforce, which facilitates more rapid explanation of benefits and settlement of claims with Spanish speaking claimants.

    The Company has implemented a toll-free injury reporting telephone number which allows employers and injured workers to report claims more quickly. Callers receive assistance reporting their claim and the Company's claims personnel receive a "head start" on the management of the costs of that claim. The head start allows the Company to investigate the circumstances of the injury to determine the claim status, assist the injured worker in the selection of medical providers approved by the Company and assist the injured party through the claims process in a manner designed to reduce the likelihood that the injured party will need to seek the assistance of legal counsel with the claims process. The Company believes that there is a direct relationship between the speed with which it learns of a claim and its ability to reduce the cost of the claim to its lowest possible value.

    The Company has created a panel of medical providers practicing in three facilities in Mexico who are skilled in delivering occupational medicine in a manner consistent with the requirements of the California workers' compensation system at less cost than United States providers for those workers more comfortable with Mexico clinics and hospitals. For instance, a common inguinal hernia repair which may cost over $4,000 in the United States costs as little as $1,600 in one of these medical-provider facilities.

  CLAIMS PERSONNEL

    The Company's claims management is conducted under the direction of 14 claims management personnel with an average of 18 years of experience in the industry. The Company's claims examiners are responsible for the management of caseloads typically averaging below 125 claims per examiner, which the Company believes is lower than the industry average. Due to the combination of experience and manageable caseloads, the Company's claims personnel can be effective at managing claims through frequent contact with policyholders, injured workers and medical providers. Moreover, the Company's claims personnel are able to quickly and cost effectively respond to changes in mandated workers' compensation benefits. The Company maintains claims processing offices with Spanish-speaking bilingual staff in seven of its 21 offices.

LOSSES AND LOSS RESERVES

    In many cases, significant periods of time may elapse between the occurrence of an insured loss, the reporting of the loss to the insurer and the insurer's payment of that loss. To recognize liabilities for unpaid losses, insurers establish reserves, which are balance sheet liabilities representing estimates of future amounts needed to pay claims with respect to insured events that have occurred, including events that have occurred but have not yet been reported to the insurer. Reserves are also established for LAE representing the estimated expenses of settling claims, including legal and other fees, and general expenses of administering the claims adjustment process.

    Reserves for losses and LAE are based not only on historical experience but also on management's judgment of the effects of factors such as future economic and social forces likely to impact the insurer's experience relative to the type of risk involved, benefit changes, circumstances surrounding individual claims and trends that may affect the probable number and nature of claims arising from losses not yet reported. Consequently, loss reserves are inherently subject to a number of highly variable circumstances.

    Reserves for losses and LAE are evaluated quarterly using a variety of actuarial and statistical techniques for producing current estimates of expected claim costs. Claim frequency and severity and other economic and social factors are considered in the evaluation process. Since the Company relies on both actual historical data, which reflect past inflation, and on other factors which are judged to be appropriate modifiers of past experience, the Company uses an implied, rather than explicit, provision for inflation in its calculation of estimated future claim costs. Adjustments to reserves are reflected in operating results for the periods in which they are made.

    The Company sets an initial case reserve upon being notified of an insured injury. Since 1992, the Company has employed automated computer technology utilizing a database comprised of data from participating unaffiliated workers' compensation carriers to assist the Company in setting such initial reserves. As more facts regarding the loss become known, the Company reviews and, if appropriate, revises the initial case loss reserve.

    In addition to case reserves, the Company also establishes bulk reserves. Bulk reserves are established on an aggregate basis to provide for losses incurred but not yet reported to the insurer and to supplement the overall adequacy of reported case reserves and estimated expenses of settling such claims, including legal and other fees and general expenses of administering the claims adjustment process. The Company establishes bulk reserves by estimating the ultimate net liability for losses and LAE by using actuarial reserving techniques. Such techniques are used to adjust, in the aggregate, the amount estimated for individually established case reserves, as well as to establish estimates for reserves for unreported claims. Adjustments are made for changes in the volume and mix of business, mix of claim categories, claims processing and other items which affect the development patterns over time.

    On the basis of the Company's internal procedures which analyze, among other things, the Company's experience with similar cases and historical trends such as reserving patterns, loss payments and pending levels of unpaid claims, as well as court decisions, economic conditions and public attitudes, management believes that adequate provision has been made for the Company's unpaid losses and LAE. However, because the establishment of loss reserves is an inherently uncertain process, there can be no assurance that ultimate losses and LAE will not exceed the Company's reserves. There can be no assurance that future loss development will not require reserves for prior periods to be increased, which would adversely affect earnings in future periods.

    The following table sets forth a reconciliation of beginning and ending reserves for losses and LAE after reinsurance deductions for the periods indicated. There are no material differences between the Company's reserves for losses and LAE shown below calculated in accordance with GAAP and those calculated in accordance with SAP. The Company does not discount claim reserves on either a GAAP basis or under SAP.

                 RECONCILIATION OF RESERVES FOR LOSSES AND LAE

                                                                   YEAR ENDED DECEMBER 31,        SIX MONTHS
                                                               -------------------------------  ENDED JUNE 30,
                                                                 1994       1995       1996          1997
                                                               ---------  ---------  ---------  ---------------
                                                                                (IN THOUSANDS)
Unpaid loss and loss adjustment expenses beginning of
  period.....................................................  $  62,629  $  60,473  $  57,049     $  55,720
Less: reinsurance recoverable on unpaid losses and LAE.......      5,402      6,886      6,775         6,427
    PACO reserves............................................        435        300        292           533
                                                               ---------  ---------  ---------  ---------------
  Net PICO balance, beginning of period......................  $  56,792  $  53,287  $  49,982     $  48,760

Incurred related to:
  Current period.............................................     32,469     33,048     35,938        28,937
  Prior periods..............................................     (3,955)    (3,884)    (2,646)         (800)
                                                               ---------  ---------  ---------  ---------------
                                                               $  28,514  $  29,164  $  33,292     $  28,137

Paid related to:
  Current period.............................................     10,307     10,727     12,833         4,948
  Prior periods..............................................     21,712     21,742     21,681        13,997
                                                               ---------  ---------  ---------  ---------------
                                                               $  32,019  $  32,469  $  34,514     $  18,945

  Net PICO balance, end of period............................     53,287     49,982     48,760        57,952
Plus: reinsurance recoverable on unpaid losses and LAE.......      6,886      6,775      6,427         6,437
    PACO reserves............................................        300        292        533           583
                                                               ---------  ---------  ---------  ---------------

Unpaid loss and loss adjustment expenses, end of period......  $  60,473  $  57,049  $  55,720     $  64,972
                                                               ---------  ---------  ---------  ---------------
                                                               ---------  ---------  ---------  ---------------

    The table below shows changes in historical workers' compensation net loss and LAE reserves for PICO for each year since 1986. Reported reserve development is derived from information included in PICO's statutory financial statements. The first line of the upper portion of the table shows the net reserves as of December 31 of each of the indicated years, representing the estimated amounts of net outstanding losses and LAE for claims arising during that year and in all prior years that are unpaid, including losses that have been incurred but not yet reported to the Company. The upper portion of the table shows the reestimated amount of the previously recorded net reserves for each year based on experience as of the end of each succeeding year. The estimate changes as more information becomes known about claims for individual years. The lower portion of the table shows the cumulative net amounts paid as of December 31 of successive years with respect to the net reserve liability for each year.

    In evaluating the information in the table below, it should be noted that each amount includes the effects of all changes in amounts for prior periods. For example, if a loss determined in 1990 to be $10,000 was first reserved in 1987 at $8,000, the $2,000 deficiency would be included in the cumulative redundancy (deficiency) for each of the years 1987 through 1990 shown below. This table, unlike the table headed "Calendar Year Development by Accident Year" that follows, does not present accident or policy year development data. Conditions and trends that have affected the development of liability in the past may not necessarily occur in the future. Accordingly, it may not be appropriate to extrapolate future redundancies or deficiencies based on this table.

             CHANGES IN HISTORICAL NET RESERVES FOR LOSSES AND LAE

                                                                     DECEMBER 31,
                           -------------------------------------------------------------------------------------------------
                             1986       1987       1988       1989       1990       1991       1992       1993       1994
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS)
Unpaid losses and loss
adjustment expenses at
end of year..............  $  43,620  $  49,221  $  52,893  $  49,994  $  49,104  $  57,909  $  59,492  $  56,792  $  53,287

Reserve reestimated as
of:
  One year later.........     43,278     46,450     47,061     47,833     52,209     58,618     57,000     52,837     49,403
  Two years later........     41,175     44,777     46,462     50,060     53,491     60,095     57,115     50,480     48,189
  Three years later......     40,020     44,294     47,725     49,970     54,316     60,733     55,305     50,647
  Four years later.......     39,564     44,507     47,473     50,321     55,269     59,806     56,725
  Five years later.......     39,619     44,336     47,064     51,095     54,808     60,286
  Six years later........     39,192     43,948     47,444     51,025     55,184
  Seven years later......     38,889     44,092     47,346     51,348
  Eight years later......     39,111     44,077     47,847
  Nine years later.......     39,074     44,468
  Ten years later........     39,434

Cumulative redundancy
(deficiency).............      4,186      4,753      5,046     (1,354)    (6,080)    (2,377)     2,767      6,145      5,098
Cumulative paid as of:
  One year later.........     12,587     14,289     16,761     19,757     21,736     25,543     23,464     21,711     21,742
  Two years later........     21,466     25,290     29,212     32,602     36,021     40,328     37,040     34,721     33,601
  Three years later......     27,965     33,298     36,832     40,456     43,482     48,429     45,529     41,855
  Four years later.......     32,536     37,758     41,251     44,254     47,923     53,416     50,395
  Five years later.......     35,124     40,320     43,271     46,682     50,713     56,250
  Six years later........     36,632     41,295     44,676     48,430     52,442
  Seven years later......     37,046     42,083     45,562     49,406
  Eight years later......     37,675     42,723     46,465
  Nine years later.......     38,105     43,388
  Ten years later........     38,641

Net unpaid losses and
loss adjustment
expenses--December 31....                                                                               $  56,792  $  53,287
Reinsurance Recoverable..                                                                                   5,402      6,886
                                                                                                        ---------  ---------
Gross unpaid losses and
loss adjustment
expenses--December 31....                                                                               $  62,194  $  60,173
                                                                                                        ---------  ---------
                                                                                                        ---------  ---------
Re-estimated net unpaid
losses and loss
adjustment expenses......                                                                               $  50,647  $  48,189
Re-estimated reinsurance
recoverable..............                                                                                   6,497      5,947
                                                                                                        ---------  ---------
Re-estimated gross unpaid
losses and loss
adjustment expenses......                                                                               $  57,144  $  54,136
                                                                                                        ---------  ---------
                                                                                                        ---------  ---------
Gross cumulative
redundancy
(deficiency).............                                                                               $   5,050  $   6,037
                                                                                                        ---------  ---------
                                                                                                        ---------  ---------


                             1995       1996
                           ---------  ---------

Unpaid losses and loss
adjustment expenses at
end of year..............  $  49,982  $  48,760
Reserve reestimated as
of:
  One year later.........     47,335
  Two years later........
  Three years later......
  Four years later.......
  Five years later.......
  Six years later........
  Seven years later......
  Eight years later......
  Nine years later.......
  Ten years later........
Cumulative redundancy
(deficiency).............      2,647
Cumulative paid as of:
  One year later.........     21,680
  Two years later........
  Three years later......
  Four years later.......
  Five years later.......
  Six years later........
  Seven years later......
  Eight years later......
  Nine years later.......
  Ten years later........
Net unpaid losses and
loss adjustment
expenses--December 31....  $  49,982  $  48,760
Reinsurance Recoverable..      6,775      6,427
                           ---------  ---------
Gross unpaid losses and
loss adjustment
expenses--December 31....  $  56,757  $  55,187
                           ---------  ---------
                           ---------  ---------
Re-estimated net unpaid
losses and loss
adjustment expenses......  $  47,335
Re-estimated reinsurance
recoverable..............      5,786
                           ---------
Re-estimated gross unpaid
losses and loss
adjustment expenses......  $  53,121
                           ---------
                           ---------
Gross cumulative
redundancy
(deficiency).............  $   3,636
                           ---------
                           ---------

    The following table is derived from the table above and summarizes the effect of reserve reestimates net of ceded reinsurance on calendar year operations for the same ten-year period ended December 31, 1996. The total of each row details the amount of reserve reestimates made in the indicated calendar year and shows the accident years to which the reestimates are applicable. The total of each accident year column represents the cumulative reserve reestimates for the indicated accident year(s).

                   CALENDAR YEAR DEVELOPMENT BY ACCIDENT YEAR

                                                                       ACCIDENT YEAR
                        ------------------------------------------------------------------------------------------------------------
                          1986
                           AND
                          PRIOR      1987       1988       1989       1990       1991       1992       1993       1994       1995
                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                       (INCREASE) DECREASE IN RESERVES (IN THOUSANDS)
Calendar
Years        ---------
1996..................  $    (360) $     (31) $    (110) $     178  $     (53) $    (104) $    (940) $   1,253  $   1,381  $   1,433
1995..................         37        (22)        83        (28)       391        466        883        547      1,527
1994..................       (222)        78       (236)      (394)      (179)       315        523      4,070
1993..................        303         85         21       (760)      (474)      (652)     3,969
1992..................        427       (256)        81       (162)    (1,372)       573
1991..................        (55)      (158)    (1,050)      (964)      (878)
1990..................        456         27        116      1,562
1989..................      1,155        518      4,159
1988..................      2,103        668
1987..................        342
Cumulative Reestimates
  For Each Accident
                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Year................  $   4,186  $     909  $   3,064  $    (568) $  (2,565) $     598  $   4,435  $   5,870  $   2,908  $   1,433
                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                           TOTAL
                         CALENDAR
                        YEAR EFFECT
                        -----------

Calendar
Years        ---------
1996..................   $   2,647
1995..................       3,884
1994..................       3,955
1993..................       2,492
1992..................        (709)
1991..................      (3,105)
1990..................       2,161
1989..................       5,832
1988..................       2,771
1987..................         342
Cumulative Reestimates
  For Each Accident
                        -----------
  Year................   $  20,270
                        -----------
                        -----------

    As illustrated by this table, there have been no significant adverse developments in PICO's reserve for any accident year from 1986 through 1995 except for 1990 which is discussed below. There can be no assurance that significant adverse developments in PICO's reserves will not occur in the future.

    PICO and the California workers' compensation industry as a whole experienced relatively high incurred losses and LAE during accident years 1989 - 1992 as a result of laws enacted in 1989 which had the unintended effect of permitting the filing of fraudulent and abusive workers' compensation claims. PICO, like most California insurance carriers, determined reserves for accident years 1993 and 1994, and to a lesser extent, 1995 and 1996, based on the relatively high incurred loss and LAE trends for the 1989 - 1992 accident years. PICO's actual incurred losses and LAE for the 1993 - 1995 accident years proved to be lower than anticipated and PICO's original reserves for these periods, like those of other California companies, were ultimately redundant. PICO's favorable development of reserves for the 1993 and 1994 accident years and, to a lesser extent, for the 1995 accident year is attributable to the implementation of significant workers' compensation reform in California in 1993 and aggressive fraud enforcement by PICO, the industry and California authorities beginning around the same time.

    PICO determined its reserves for the 1994 - 1996 accident years with the benefit of information indicating favorable development in the immediate prior accident years. Development of the 1994 and 1995 accident years has more closely approximated the development anticipated when reserves for those years were initially established.

    In 1996, PICO experienced an aggregate of approximately $2.6 million in reserve recoveries attributable primarily to favorable development on losses and LAE for the 1993 - 1995 accident years, offset in part by mildly negative development for the 1990 - 1992 accident years. PICO attributes this favorable development in part to favorable industry trends as well as to PICO's continued improvement in claims management and management of the medical and legal components of its workers' compensation claims. In particular, in late 1995 PICO implemented a change in the manner in which it pays legal counsel for work performed in connection with litigated claims which had the effect of significantly reducing PICO's LAE reserves for open claims from prior years.

    During 1995, PICO experienced an aggregate of approximately $3.9 million in reserve recoveries attributable primarily to favorable development on losses and LAE for accident years 1990 - 1994. During 1994, PICO experienced an aggregate of approximately $4.0 million in reserve recoveries, primarily attributable to favorable development for the 1993 accident year. PICO's reserve recoveries during 1994 and 1995 are directly related to the more favorable loss patterns experienced by PICO in 1993 and 1994 compared with those anticipated by PICO based on the patterns exhibited during 1990 - 1992. PICO recognized the favorable development associated with the California reforms and related fraud abatement activities in the early 1990's over time as more credible loss development information became available confirming the existence of a favorable trend.

    During the six months ended June 30, 1997, PICO recorded losses and LAE of $28.1 million, consisting of paid losses and LAE of $18.9 million and an increase in reserves for losses and LAE for 1997 and all prior years of $9.2 million. The 1997 increase in reserves is net of recoveries of an aggregate of approximately $0.8 million of reserves for accident years 1991 - 1993.

POLICYHOLDER DIVIDENDS

    Workers' compensation policies can be written on a participating or non-participating basis. Participating policies allow the Company to declare and pay dividends to a policyholder after the expiration of the policy based upon a policyholder's specific loss experience (or, if the policyholder is part of a safety group, the group's specific loss experience), the Company's overall loss experience and competitive conditions. Since January 1, 1997, substantially all workers' compensation insurance underwritten by the Company in California, Alaska and Texas has been written on non-participating policy forms. Substantially all of the insurance underwritten by the Company in Arizona, Oregon, Idaho and Florida is written on participating policy forms. Currently, workers' compensation insurers in Arizona and Florida generally use policyholder dividends to reward favorable loss experience as a means of competitive pricing. In Oregon and Idaho, dividends are sometimes used as a competitive pricing tool, although rates are more flexible in those states. Dividends play little role in Alaska and Texas, due to the flexibility in the rating plans in those states. The Company makes the determination of the amount of the dividends it chooses to pay on its participating policies generally 12 to 30 months after policy expiration, and such payments require approval by PICO's board of directors. The Company intends to continue to issue policies in Arizona, Oregon, Idaho and Florida that are eligible for policyholder dividend consideration.

REINSURANCE

    Insurance risk is ceded primarily to reduce the liability on individual claims and to protect against catastrophic losses. The Company follows the industry practice of reinsuring a portion of its risks on an excess of loss reinsurance basis. For this coverage, the Company pays the reinsurer a portion of the premiums received on all policies. In return, the reinsurer agrees to reimburse the Company for all losses in excess of a predetermined amount, commonly referred to as the insurance company's retention.

    The Company maintains excess of loss reinsurance treaties with various reinsurers for workers' compensation. Since 1974, GenRe has been the Company's primary reinsurer. GenRe is currently assigned a letter rating of "A++ (Superior)" by A.M. Best. Reinsurance receivables reflected in the

Consolidated Financial Statements are due primarily from GenRe. Under the current workers' compensation reinsurance treaties, various reinsurers assume liability on that portion of the loss that exceeds $250,000 per accident, up to a maximum of $30 million per accident. The Company's per accident retention was $150,000 until October 1993 and $200,000 thereafter until July 1, 1996. An accident is defined as a single event, whether it affects one or more persons. Although reinsurance makes the assuming reinsurer liable to PICO to the extent of the reinsurance ceded, it does not legally discharge PICO from its primary liability for the full amount of the policy liability. The Company has encountered no disputes with its reinsurers and has not experienced any difficulty on the part of reinsurers to fulfill their obligations under reinsurance treaties. The Company believes that suitable alternative reinsurance treaties are readily obtainable at the present time.

INVESTMENTS AND INVESTMENT RESULTS

    The Company employs a conservative investment strategy emphasizing asset quality and the matching of maturities of its fixed maturity investments to the Company's anticipated claim payments and expenditures or other liabilities. The Company employs Conning Asset Management Company ("Conning Asset Management") to act as its independent investment advisor pursuant to the terms of a written agreement with Conning Asset Management and the Company's written investment guidelines.

    Conning Asset Management has discretion to enter into investment transactions within the Company's investment guidelines. In practice, this discretion is generally exercised only with respect to the reinvestment of maturing securities in similar securities. In the case of sales of securities prior to maturity, or the acquisition of securities which differ from the types of securities already present in the portfolio, Conning Asset Management will routinely consult with the Company's Chief Financial Officer, who chairs the Company's investment committee, prior to entering into such transactions. Among other things, Conning Asset Management seeks to match the average duration of the portfolio's assets with the estimated average duration of the Company's liabilities. Conning Asset Management's fee is based on the amount of assets in the portfolio and is not dependent upon investment results or portfolio turnover. Conning Asset Management is affiliated with one of the Company's principal stockholders. See "Certain Transactions".

    The amount and types of investments that may be made by the Company's insurance subsidiaries are regulated under the California Insurance Code and related rules and regulations promulgated by the California DOI. Subject to such applicable state laws and regulations, investment policies and investment decisions are approved by the Company's investment committee and are reviewed by the Board of Directors. The Company modifies its mix of tax-exempt and taxable securities from time to time based in large part on effective after-tax yield considerations. Management intends to hold all of the Company's fixed maturity investments for indefinite periods of time but these investments are available for sale in response to changes in interest rates, tax planning considerations or other aspects of asset/liability management.

    As of June 30, 1997, the carrying value of the Company's investment portfolio was approximately $93.4 million and amortized cost was approximately $92.1 million. The diversification of the Company's investment portfolio as of December 31, 1996 and June 30, 1997 is shown in the table below:

                        CONSOLIDATED INVESTMENT POSITION

                                                AS OF DECEMBER 31, 1996                AS OF JUNE 30, 1997
                                          -----------------------------------  -----------------------------------
                                                                  PERCENT OF                           PERCENT OF
                                          CARRYING    AMORTIZED    CARRYING    CARRYING    AMORTIZED    CARRYING
TYPE OF INVESTMENT                        VALUE (1)     COST         VALUE     VALUE (1)     COST         VALUE
----------------------------------------  ---------  -----------  -----------  ---------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS)
Fixed maturities: (2)
  United States government agencies and
    authorities.........................  $  16,799   $  16,619         19.4%  $  13,761   $  13,676         14.7%
  States, municipalities and political
    subdivisions........................     48,008      47,238         55.3      55,860      54,957         59.8
  Corporate securities..................      9,560       9,370         11.0       9,364       9,215         10.0
  Collateralized mortgage obligations...      7,004       7,025          8.1       7,620       7,637          8.2
                                          ---------  -----------       -----   ---------  -----------       -----
  Total fixed maturities................  $  81,371   $  80,252         93.8%  $  86,605   $  85,485         92.7%
Equity securities (3)...................      1,810       1,748          2.1       2,929       2,741          3.2
Invested cash...........................      3,611       3,611          4.1       3,845       3,845          4.1
                                          ---------  -----------       -----   ---------  -----------       -----
  Total investments.....................  $  86,792   $  85,611        100.0%  $  93,379   $  92,071        100.0%
                                          ---------  -----------       -----   ---------  -----------       -----
                                          ---------  -----------       -----   ---------  -----------       -----

--------------

(1) All securities are carried at market value except invested cash is carried at cost, which approximates market value.

(2) All fixed maturity securities have been designated as available for sale.

(3) Excludes the Company's minority investments in Parker and CAPAX, which had a carrying value as of December 31, 1996 and June 30, 1997 of $1.9 million.

    It is the Company's practice to purchase almost exclusively investment grade fixed maturity securities. As of June 30, 1997, the Company did not own any below investment grade or non-performing fixed maturity securities, or any mortgages or real estate. As of June 30, 1997, all of the Company's fixed maturity securities carried a NAIC Class 1 designation (or a comparable rating agency designation).

    At June 30, 1997, the Company owned a total of $7.6 million amortized cost of AAA-rated Collateralized Mortgage Obligations ("CMOs"). The Company's holdings of CMOs consist of Planned Amortization Class CMOs, which are structured to have a higher degree of cash flow certainty over a variety of prepayment scenarios, and have remaining average lives from six months to three years.

The following table sets forth certain information regarding the investment ratings of the Company's fixed maturity investment portfolio as of June 30, 1997:

         LONG TERM FIXED MATURITY PORTFOLIO BY STANDARD & POOR'S RATING

                                                                                                       PERCENTAGE
                                                                             CARRYING     AMORTIZED    OF CARRYING
RATINGS (1)                                                                    VALUE        COST          VALUE
--------------------------------------------------------------------------  -----------  -----------  -------------
                                                                                    (DOLLARS IN THOUSANDS)
AAA (2)...................................................................   $  58,903    $  58,207          68.0%
AA........................................................................      10,636       10,474          12.3
A.........................................................................      17,066       16,804          19.7
                                                                            -----------  -----------        -----
Total.....................................................................   $  86,605    $  85,485         100.0%
                                                                            -----------  -----------        -----
                                                                            -----------  -----------        -----

--------------

(1) Ratings assigned by S&P when available, otherwise equivalent ratings assigned by Moody's or Fitch.

(2) Includes $2.0 million of United States government securities which are not rated by the rating agencies but are generally considered "AAA".

    The following table sets forth certain information regarding the maturity profile of the Company's fixed maturity securities as of June 30, 1997 based on the earlier of the pre-escrowed date or the scheduled maturity date:

                   INVESTMENT PORTFOLIO BY YEARS TO MATURITY

                                                                                                     PERCENTAGE OF
MATURITY                                                                          CARRYING VALUE    CARRYING VALUE
--------------------------------------------------------------------------------  ---------------  -----------------
                                                                                        (DOLLARS IN THOUSANDS)
One year or less................................................................     $  10,993              12.7%
After one year through five years...............................................        48,979              56.5
After five years through ten years..............................................        19,013              22.0
Mortgage and asset backed securities (1)........................................         7,620               8.8
                                                                                  ---------------          -----
Total...........................................................................     $  86,605             100.0%
                                                                                  ---------------          -----
                                                                                  ---------------          -----

--------------

(1) Mortgage-backed securities generally are more likely to be prepaid than other fixed maturity securities. Therefore, contractual maturities are excluded from this table since they may not be indicative of actual maturities.

    The Company's investment results for each of the three years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997 were as follows:

                          INVESTMENT PORTFOLIO RESULTS

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------   SIX MONTHS ENDED
                                                              1994       1995       1996       JUNE 30, 1997
                                                            ---------  ---------  ---------  ------------------
                                                                          (DOLLARS IN THOUSANDS)
Net pre-tax investment income (1).........................  $   4,536  $   4,817  $   4,701      $    2,499
Average total invested assets (2).........................     82,858     82,851     83,644          88,840
Annual pre-tax yield on average total invested assets
  (3).....................................................        5.5%       5.8%       5.6%            5.6%
Net pre-tax realized investment gains.....................  $  --      $      37  $     444      $   --

--------------
(1) Calculated net of investment expenses and excluding capital gains and losses and provision for income taxes.

(2) Calculated based on an average of the beginning and end of period total investments. For the purpose of this calculation, investment balances were at cost (fixed income securities at amortized cost).

(3) Pre-tax yield is calculated as investment income (including dividend income in the case of equities) divided by average total invested assets. The yield for the six months ended June 30, 1997 is on an annualized basis.

    The following table summarizes net investment income from the Company's portfolio for the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997:

                    NET INVESTMENT INCOME BY INVESTMENT TYPE

                                                                YEAR ENDED DECEMBER 31,
                     --------------------------------------------------------------------------------------------------------------
                                      1994                                      1995                                1996
                     ---------------------------------------  -----------------------------------------  --------------------------
                                        %         REALIZED                       %          REALIZED                        %
                                     PRE-TAX        GAINS                     PRE-TAX         GAINS                      PRE-TAX
                       INCOME       YIELD (1)     (LOSSES)      INCOME       YIELD (1)      (LOSSES)       INCOME       YIELD (1)
                     -----------  -------------  -----------  -----------  -------------  -------------  -----------  -------------
                                                                 (DOLLARS IN THOUSANDS)
Fixed maturity
  securities:
  Tax-exempt (2)...   $   1,868           4.4%    $      16    $   2,383           5.1%     $     (10)    $   2,660           5.5%

  Taxable..........       2,384           6.4        --            2,302           7.0             47         1,841           6.0

Equities (3).......          87          10.9           (16)          51           6.9         --                62           5.8

Short-term.........         417           8.4        --              278           5.9         --               338           8.6
                     -----------                 -----------  -----------                         ---    -----------

  Total............   $   4,756           5.7%    $  --        $   5,014           6.1%     $      37     $   4,901           5.9%
                     -----------                 -----------  -----------                         ---    -----------

Less investment
  expense..........         220                      --              197                       --               200
                     -----------                 -----------  -----------                         ---    -----------

  Total............   $   4,536           5.5%    $  --        $   4,817           5.8%     $      37     $   4,701           5.6%
                     -----------                 -----------  -----------                         ---    -----------
                     -----------                 -----------  -----------                         ---    -----------


                                              SIX MONTHS ENDED
                                                JUNE 30, 1997
                                    -------------------------------------
                       REALIZED                       %        REALIZED
                         GAINS                     PRE-TAX       GAINS
                       (LOSSES)       INCOME      YIELD (1)    (LOSSES)
                     -------------  -----------  -----------  -----------

Fixed maturity
  securities:
  Tax-exempt (2)...    $     248     $   1,234          4.8%   $  --
  Taxable..........          196         1,018          6.4       --
Equities (3).......       --                74          6.6       --
Short-term.........       --               266         13.0       --
                           -----    -----------               -----------
  Total............    $     444     $   2,592          5.8%   $  --
                           -----    -----------               -----------
Less investment
  expense..........       --                93                    --
                           -----    -----------               -----------
  Total............    $     444     $   2,499          5.6%   $  --
                           -----    -----------               -----------
                           -----    -----------               -----------

------------------
(1) Pre-tax yield is calculated as investment income (including dividend income in the case of equities) divided by the average of the beginning and end of year investment balances. For the purpose of this calculation, investment balances were at cost (fixed income securities at amortized cost). The yields for the six months ended June 30, 1997 are on an annualized basis.

(2) For purposes of comparison to yields on taxable securities, those yields on tax-exempt securities are equivalent to average pre-tax yields of 5.6% for 1994, 6.5% for 1995, 7.1% for 1996, and 6.2% for the six months ended June 30, 1997 assuming that the tax rate was 34% and further assuming that 15% of a portion of the tax-exempt interest was subject to federal income tax under certain provisions applicable only to insurance companies.

(3) Excludes the Company's minority investments in Parker and CAPAX, which had a carrying value as of June 30, 1997 of $1.9 million.

REGULATION

  GENERAL

    PAULA Financial and its subsidiaries are subject to regulation by the departments of insurance in each jurisdiction in which they transact insurance. These departments of insurance have broad regulatory, supervisory and administrative powers over the insurance subsidiaries. Primary regulatory authority, however, rests with the California DOI, the regulator in the Company's insurance subsidiaries' state of domicile. While the exercise of their authority may have company-wide ramifications, regulators in non-domiciliary states focus primarily on the operation of an insurer within their respective states.

    State insurance regulation is generally intended for the benefit and protection of policyholders and claimants under insurance policies rather than stockholders. The nature and extent of such regulation varies from jurisdiction to jurisdiction, but typically involve: (i) standards of solvency and minimum amounts of capital and surplus which must be maintained; (ii) limits on types and amounts of investments; (iii) restrictions on the size of risks which may be insured by a single company; (iv) licensing of insurers and their agents; (v) required deposits of securities for the benefit of policyholders; (vi) approval of policy forms; (vii) establishment of statutory reporting practices and the form and content of statutory financial statements; (viii) establishment of methods for setting statutory loss and expense reserves; (ix) review, and in certain instances prior-approval, of premium rates; (x) limits on transactions among insurers and their affiliates; (xi) approval of all proposed changes of control; (xii) approval of dividends; (xiii) setting and collecting guarantee fund assessments; and (xiv) required filing of annual and other reports with respect to the financial condition and operation of insurers. In addition, state regulatory examiners perform periodic financial and underwriting examinations of insurers.

  DOMICILE AND LICENSING

    PICO and PACO are domiciled in California. PICO is licensed to transact insurance in Alaska, Arizona, California, Florida, Idaho, New Mexico, Oregon and Texas. PACO is licensed to transact insurance in Arizona and California. PICO and PACO may seek to become licensed in additional states.

  RESTRICTIONS ON ACQUISITIONS OF CONTROL

    The California Insurance Code provides that any direct or indirect acquisition or change in "control" of a domestic insurer cannot be consummated without the prior approval of the California DOI. The California Insurance Code provides further that, unless the California DOI upon application determines otherwise, a presumption of "control" arises from the ownership, control, possession with the power to vote or possession of proxies with respect to 10% or more of the voting securities of a domestic insurer or of a person or entity that controls a domestic insurer.

    Any person who purchases in this offering, or through any other transaction, shares of the Common Stock which, when combined with all other voting securities owned or otherwise controlled by that person, total 10% or more of the voting securities of the Company, will be deemed to have acquired control of the insurance subsidiaries unless the California DOI, upon application determines otherwise. Any such acquisition of control is prohibited under the California Insurance Code unless prior approval of the California DOI is obtained or the California DOI does not disapprove the acquisition within 60 days after an application has been filed. The California DOI is authorized to disapprove any acquisition which (i) would cause the insurance subsidiaries to cease to qualify for their licenses to transact insurance, (ii) would substantially lessen competition or tend to create a monopoly, (iii) might, due to the financial condition of the acquiring person, jeopardize the financial stability of the insurance subsidiaries or prejudice the interests of their policyholders, (iv) would result in a major change in the insurance subsidiaries' business or corporate structure or management which is not fair and reasonable to policyholders, or (v) would result in control over the insurance subsidiaries by persons whose competence, experience and integrity indicate that it is not in the interest of policyholders or the public to permit them to assume control.

    The need for such action, and the possibility of disapproval by the California DOI, could deter, delay or prevent certain transactions affecting the control of the Company or the ownership of the Company's Common Stock. Since the statutory disapproval criteria focus primarily on policyholder, rather than stockholder, interests, these requirements could deter, delay or prevent transactions which could be advantageous to the stockholders of the Company.

  RESTRICTIONS ON STOCKHOLDER DIVIDENDS PAYABLE BY THE INSURANCE SUBSIDIARIES TO
    THE COMPANY

    PAULA Financial, as a non-insurer, is generally not restricted directly under applicable insurance laws with respect to the payment of dividends to stockholders or the acquisition of non-regulated businesses. PAULA Financial, however, is subject to regulation with respect to all transactions involving the insurance subsidiaries. Additionally, as a nonoperating holding company, a principal source of the PAULA Financial's liquidity is cash dividends received from its subsidiaries, including the insurance subsidiaries.

    California law places significant restrictions on the ability of the insurance subsidiaries to pay dividends to PAULA Financial. All dividends from PICO and PACO, as California-domiciled insurers, require prior notice to the California DOI. All "extraordinary" dividends must be approved in advance by the California DOI. A dividend is deemed "extraordinary" if, when aggregated with all other dividends paid within the preceding twelve months, the dividend exceeds the greater of (i) PICO's statutory net income or PACO's statutory net gain from operations (both excluding unrealized capital gains) for the preceding calendar year or (ii) 10% of policyholder surplus as of the preceding December 31st. Additionally, unless approved in advance by the California DOI, no dividend may be paid by PICO or PACO except from earned surplus. Dividends paid from earned surplus which do not exceed the definition of "extraordinary" must be reported to the California DOI within five business days after declaration. Insurers are prohibited from paying such dividends until ten business days after the California DOI's receipt of such notice. The California DOI may disallow payment of any dividend if, in the California DOI's opinion, the payment would in any way violate the California Insurance Code or be hazardous to policyholders, creditors or the public. Based on these limitations and statutory results, as of December 31, 1996, PAULA Financial would be able to receive $5.4 million in dividends in 1997 from its insurance subsidiaries without obtaining prior regulatory approval from the California DOI.

  RESTRICTIONS ON TRANSACTIONS AMONG AFFILIATES OF THE INSURANCE SUBSIDIARIES

    In addition to dividend restrictions, California law restricts the ability of the insurance subsidiaries to make other types of payments to their affiliates, including PAULA Financial. Certain material transactions between an insurance company and its affiliates, including sales, loans or investments which in any twelve month period aggregate at least 3% of its admitted assets or 25% of policyholders' surplus, whichever is less, are subject to thirty day prior notice to the California DOI during which period the California DOI may disapprove the transaction. All management, administrative, cost-sharing and similar agreements between an insurance company and its affiliates are also subject to thirty day prior notice and non-disapproval by the California DOI. The California Insurance Code requires that all affiliate transactions be fair and reasonable to the insurer, that such transactions be documented according to specified standards, and that the insurer's surplus after the transaction remains reasonable in relation to the insurer's liabilities and adequate to its financial needs.

  EXAMINATIONS

    The accounts and businesses of PICO and PACO are subject to periodic statutory examination by the California DOI and by the Departments of Insurance in each jurisdiction in which they transact business. The California DOI has completed its examination of PICO and PACO for the three-year period ended December 31, 1993. The report disclosed no material problems or adjustments to statutory surplus. PICO is currently undergoing a routine statutory examination for the three-year period ended December 31, 1996. While the examination is not yet complete, the California DOI has not indicated to PICO's management the existence of any material deficiency. In addition, the Internal Revenue Service has requested information from the Company relating to a net operating loss carryback with regard to its 1995 federal income tax return. The Company supplied the requested information and the Service has not advised the Company of any disagreements over the matter.

  NAIC STATUTORY ACCOUNTING INITIATIVE

    The NAIC currently has a project to codify accounting practices that is likely to change the definition of what constitutes prescribed versus permitted statutory accounting practices and may result in changes to the accounting policies that insurance enterprises use to prepare their statutory financial statements. The Company is unable to predict how such project will affect its insurance subsidiaries' statutory financial statements or how insurance rating agencies will interpret or react to any such changes. No assurance can be given that future legislative or regulatory changes resulting from such activities will not adversely affect the Company and its subsidiaries.

  RISK-BASED CAPITAL AND IRIS RATIOS

    California, as well as numerous other states, uses analytical tools developed by the NAIC in the course of its financial surveillance of insurers. Among these is a recently developed methodology for assessing the adequacy of statutory surplus of property/casualty insurers and life/health insurers using a risk-based capital ("RBC") formula. The RBC formula attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. The formula is designed to allow state regulators to identify potentially under-capitalized companies. Under the formula, a company determines its RBC by taking into account certain risks related to the insurer's assets (including risks related to its investment portfolio and ceded reinsurance) and the insurer's liabilities (including underwriting risks related to the nature and experience of its insurance business). The RBC rules provide for different levels of regulatory attention depending upon the ratio of the company's total adjusted capital to its "authorized control level" of RBC. As of December 31, 1996, PICO's RBC was $27.8 million in excess of the threshold requiring the least regulatory attention, which amount was $3.3 million. As of December 31, 1996, PACO's RBC was $3.9 million in excess of the threshold requiring the least regulatory attention, which amount was $0.1 million.

    California and other states also utilize the NAIC Insurance Regulatory Information System ("IRIS"). IRIS identifies eleven ratios for property/casualty insurance companies and twelve ratios for life/health insurance companies. IRIS specifies a range of "usual values" for each ratio. Departure from the "usual value" range on four or more ratios may lead to increased regulatory oversight from individual state insurance commissioners. In 1996, PICO had one ratio outside its usual value, which was caused by excess premium growth. The range for this ratio is (-33%) to 33%. PICO experienced a 36% growth in 1996. In 1996, PACO had three ratios outside their usual values, which were caused by (i) 206% premium growth, (ii) change in product mix of 9.9% and (iii) excess adequacy of investment income.

  REGULATION OF PICO'S BUSINESS IN EACH STATE IN WHICH IT IS LICENSED

    PICO's transaction of workers' compensation insurance is closely regulated by departments of insurance in Alaska, Arizona, California, Florida, Idaho, New Mexico, Oregon and Texas. In each of these states, the workers' compensation system is a mechanism to promptly compensate and rehabilitate injured workers without regard to fault. In most of these states, participation in the workers' compensation system is compulsory. Employers are required by law either to obtain workers' compensation insurance from a licensed insurer or to comply with specific requirements to self-insure.

    Workers' compensation benefits are established by law in each of the states where PICO is licensed. While benefit levels vary from state to state, they fall generally into three categories: (1) medical benefits for treatment of covered injuries or diseases; (2) disability benefits that indemnify covered claimants for loss of income, and (3) death benefits to compensate statutorily enumerated dependents of workers who have died because of covered accidents or diseases. Individual state statutes, regulations, administrative rulings and judicial opinions have created a complex body of law to determine when an injury, disease or death is employment related, when and to what extent it is compensable, and whether employees may sue employers, coworkers or other parties for damages outside of the no-fault workers' compensation system.

    Workers' compensation has been the subject of significant reform efforts in recent years, particularly in the areas of cost management and fraud detection. For example, legislation enacted in California in 1993 significantly reformed many areas of the workers' compensation system. Among other things, the 1993 legislation (i) granted employer's rights regarding disclosure of insurer claims information; (ii) required insurers to provide minimum levels of occupational safety and health loss control consultation services; (iii) increased benefits, phased in over a three-year period commencing July 1, 1994; (iv) tightened standards relating to stress-related claims; (v) limited post-termination claims; (vi) placed restrictions, including payment limitations, on vocational rehabilitation claims, (vii) increased measures to reduce fraudulent claims;
(viii) increased the ability of insurance companies and employers to contract with managed care organizations and to direct claimants' medical care; and (ix) changed procedures for medical-legal evaluations. Similarly, legislation adopted in Oregon in 1995, among other things, reformed requirements pertaining to pre-existing conditions, vocational rehabilitation, payment of death benefits, review of benefit awards and dispute resolution.

    To protect persons covered under policies of workers' compensation insurance, several states impose special deposit requirements on insurers. Under these requirements, PICO maintains special deposits in Arizona, California, Idaho, Oregon and New Mexico. Additional special deposits may be required if PICO becomes licensed in additional states, or if Alaska, Florida or Texas enact deposit requirements.

    While deposit requirements vary somewhat, they generally require insurers to deposit cash or securities with each states' treasurer, or an approved depository, in an amount based on a company's loss and loss expense reserves plus a percentage of its unearned premium reserves on workers' compensation insurance business transacted in each individual state. Thus, the size of the required deposit correlates positively with the amount of workers' compensation insurance sold by PICO in such state. PICO maintains deposits of securities in California, Arizona, Oregon, Idaho and New Mexico, having a book value as of June 30, 1997 of $47.6 million, $14.5 million, $5.3 million, $0.3 million and $0.1 million, respectively.

    An important aspect of workers' compensation insurance regulated by individual states is the setting of premiums. Among the states where it is currently licensed, PICO is allowed to establish its own rates under a "file and use" system in Alaska, California and Texas. Prior approval by insurance regulators is required for workers' compensation insurance rates in Florida, New Mexico and Oregon. Hybrid systems exist in Arizona and Idaho, where workers' compensation insurance rates are determined initially by the National Council on Compensation Insurance ("NCCI"), a rating organization. Upon the request of an individual insurer, the Arizona or Idaho DOI, as applicable, may approve rates that deviate from those recommended by the NCCI.

    Prior to January 1, 1995, California had required workers' compensation insurers to adhere to minimum rates approved by the California DOI. Under this system, price competition among insurers had been generally restricted to the payment of dividends under participating policies. This system was replaced with a file and use system, in which insurers may use any rate within 30 days after filing it with the California DOI unless such rate is specifically disapproved. The repeal of the former minimum rate system in California has resulted in increased competition among workers' compensation insurers in California and has caused a material decrease in average rates charged by PICO.

    Competition among workers' compensation insurers is also affected in several states by the presence of quasi-public workers' compensation insurance funds, which compete against private insurers and which frequently serve as insurers of last resort to employers unable to secure coverage elsewhere. Among the states where PICO is licensed, active state funds exist in Arizona, California, Idaho, New Mexico, Oregon and Texas.

  MEMBERSHIP IN INSOLVENCY FUNDS AND ASSOCIATIONS

    The Company's insurance subsidiaries, like other insurers, are required to participate in insolvency funds and associations and may be subject to assessments from time to time to cover unpaid policyholder claims of insolvent insurers participating in the same lines of business as the Company. The maximum assessment required by law in any one year has varied between 1% and 2% of annual premiums written in that state. Most of these payments are recoverable through future policy surcharges and premium tax reductions. No material assessments have been made on the Company's insurance subsidiaries since prior to December 31, 1990.

COMPETITION

    The workers' compensation insurance industry is highly competitive. Although there are 260 companies licensed to write workers' compensation insurance policies in California, the 20 largest companies accounted for more than 79% of the workers' compensation premiums written in California during 1996 (source:
A.M. Best, State/Line Report, Property/Casualty, 1997 Edition). In each state in which the Company operates, the Company's single largest competitor in its targeted agricultural markets is the applicable state fund.

    Periodically, the Company competes with alternative risk funding arrangements such as self-insurance or captive insurance programs. Captive insurance companies are insurance or reinsurance companies in which an insured or a group of insureds holds significant ownership. Employers have the option of self insuring against workers' compensation liabilities. Normally, those companies who choose to self insure are very large employers and are not among the targeted insurance underwriting prospects of the Company.

    In those states without minimum premium laws, such as California, Oregon, Idaho, Alaska and Texas, the Company faces competition on the basis of price as well as on the services which it delivers to policyholders. As a result of Arizona's single deviated rate plan and Florida's minimum rate law, there has been no significant price competition in those states in terms of premiums charged. Competition among workers' compensation insurance carriers in those states has been based in large part on emphasizing dividends to policyholders, loss control and claims management services and maintaining relations with and varying commission rates paid to brokers and agents. The Company believes that its ability to compete successfully with larger carriers and to obtain and retain its accounts is due to its claims expertise, extensive experience in the agribusiness market and emphasis on service to policyholders. See "Risk Factors--Competition".

EMPLOYEES

    As of June 30, 1997, the Company employed approximately 250 full-time employees including 78 in its agency and TPA operations, 165 in its underwriting operations and six in corporate administration and finance. The Company considers its relationship with its employees to be excellent. All employees with at least one year of service are eligible to participate in the ESOP except for those employees employed on an hourly basis. See "Management--Employee Stock Ownership Plan".

FACILITIES

    The Company's principal executive offices, comprised of approximately 34,000 square feet of office space leased through April 1999, are located in Pasadena, California. The Company holds an option to extend its home office lease through April 2004. In addition, the Company maintains 20 branch offices in various locations in the western United States and Florida in leased facilities with various lease terms. Management believes that the Company's facilities are suitable and adequate for their intended uses.

LEGAL PROCEEDINGS

    Except for ordinary, routine litigation incidental to the Company's business, there are no pending legal proceedings to which the Company is a party or which any of its properties are subject. The nature of the Company's business subjects it to claims or litigation relating to policies of insurance it has issued. Management believes that the Company is not a party to, and none of its properties is the subject of, any pending legal proceedings which are likely to have a material adverse effect on its business, financial conditions or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the Company's directors and executive officers:

NAME                                           DIRECTOR CLASS        AGE                        POSITION
--------------------------------------------  -----------------      ---      --------------------------------------------
Jeffrey A. Snider...........................         III                 45   Chairman, Chief Executive Officer, President
                                                                              and Director of the Company and all of its
                                                                              subsidiaries

Andrew M. Slavitt...........................         III                 30   Chief Operating Officer, Senior Vice
                                                                              President and Director of the Company and
                                                                              all of its subsidiaries

James A. Nicholson..........................         II                  52   Chief Financial Officer, Senior Vice
                                                                              President and Director of the Company and
                                                                              all of its subsidiaries

Bradley K. Serwin...........................          I                  36   General Counsel, Senior Vice President,
                                                                              Secretary and Director of the Company and
                                                                              all of its subsidiaries

John B. Clinton.............................         III                 42   Director of the Company

Owen S. Crihfield (1).......................         II                  44   Director of the Company

Jerry M. Miller (1)(2)......................         II                  56   Director of the Company

Gerard Vecchio (2)..........................          I                  36   Director of the Company

Ronald W. Waisner (1)(2)....................          I                  59   Director of the Company

Victor Gloria III...........................         N/A                 43   Senior Vice President and Director of PICO

James M. Hannah.............................         N/A                 49   Vice President and Director of PICO

--------------

(1) Member of the Executive Compensation Committee.

(2) Member of the Audit Committee.

    Officers are appointed by and serve at the discretion of the Board of Directors.

    Mr. Jeffrey A. Snider has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since December 1994. Mr. Snider joined the Company in 1975 and served as President and Chief Executive Officer of the Company and a member of its Board of Directors from 1984 to 1988. Mr. Snider resigned from the Company and its Board of Directors in June 1988. From January 1989 until July 1990, Mr. Snider served as director of the Jimmy Carter Work Project of Habitat for Humanity International Inc. in San Diego, California and Tijuana, Mexico. In July 1990, Mr. Snider accepted a position as the first Executive Vice President and Chief Operating Officer of Habitat, serving in that position until December 1993, when he returned as President and Chief Executive Officer of the Company's insurance subsidiaries. Mr. Snider was re-elected to the Company's Board of Directors in November 1992.

    Mr. Andrew M. Slavitt has served as the Chief Operating Officer of the Company since November 1995 and as a Senior Vice President and Director of the Company since July 1995 when he joined the Company. Prior to joining the Company, Mr. Slavitt served as a consultant with McKinsey & Company, an international management consulting firm, for two years and prior to that time attended the Harvard Business School where he received an M.B.A. degree in 1993. From 1988 to 1991, Mr. Slavitt worked for Goldman, Sachs & Co. as an investment banker.

    Mr. James A. Nicholson has served as a Senior Vice President and Chief Financial Officer of the Company since April 1988. He was first elected to the Company's Board of Directors in 1986. Mr. Nicholson has been with the Company since 1972.

    Mr. Bradley K. Serwin has served as General Counsel, Senior Vice President, Secretary and director of the Company since March 1995 when he joined the Company. Prior to joining the Company, Mr. Serwin practiced law for nine years with Gibson, Dunn & Crutcher, a nationwide law firm.

    Mr. John B. Clinton has served as an outside director of the Company since August 1994 as a representative of Conning & Company, the general partner of four partnerships, each of which is a holder of Preferred Stock. Mr. Clinton has been a Senior Vice President of Conning & Company, an insurance asset management and research firm, since February 1992.

    Mr. Owen S. Crihfield has served as an outside director of the Company since August 1994 as a representative of Saugatuck Capital Company, a holder of Preferred Stock. Mr. Crihfield has been a general partner of Saugatuck Capital Company L.P., an investment firm, for more than the last five years.

    Mr. Jerry M. Miller has served as an outside director of the Company since his election to the Board of Directors in November 1992. Mr. Miller is a Certified Public Accountant and was an audit partner with KPMG Peat Marwick LLP from 1974 until his retirement in 1991.

    Mr. Gerard Vecchio has served as an outside director of the Company since August 1994 as a representative of Conning & Company, the general partner of four partnerships, each of which is a holder of preferred stock. Mr. Vecchio has been a Vice President of Conning & Company, an insurance asset management and research firm, since October 1992 and served as a Vice President of Firemark, Inc., an insurance research and investment firm, from January 1992 until October 1992.

    Mr. Ronald W. Waisner has served as an outside director of the Company since his election to the Board of Directors in November 1992. Prior to his retirement in 1991, Mr. Waisner worked for Continental Insurance Company beginning in 1959. His last position with Continental prior to retirement was Senior Vice President and Regional Manager of the Pacific Region responsible for insurance operations and marketing. He has served on the Boards of Directors of National Automobile Club, California Insurance Guarantee Association, Maryland Fair Plan and the Maryland Auto Insurance Fund.

    Mr. Victor Gloria has been with the Company since 1972 and has served in PICO's Workers' Compensation Claims Department for the majority of that time. He has served as Manager of that Department since 1987 and was appointed Senior Vice President of PICO in 1987. Mr. Gloria has obtained the certificated designation of Associate in Claims. Mr. Gloria was first elected to the PICO Board of Directors in April 1987.

    Mr. James M. Hannah joined the Company in March 1995, assuming the position of Vice President and Chief Underwriting Officer of PICO. Prior to joining the Company, Mr. Hannah served as Vice President of American Home Assurance Co., a property and casualty insurance company, Manager of New Hampshire Insurance Co. from January 1993 to November 1993 and as Vice President of SAIF Corporation, the Oregon State insurance fund, for nine years prior to that time. Mr. Hannah was first elected to the PICO Board of Directors in April 1995.

    Messrs. Clinton, Crihfield and Vecchio were nominated to the Board of Directors pursuant to the terms of the Series A Preferred Stock Purchase Agreement entered into in connection with the Company's offering of Preferred Stock. See "Certain Transactions".

    The Board of Directors currently has an Audit Committee comprised of Messrs. Miller, Vecchio and Waisner; an Executive Compensation Committee comprised of Messrs. Crihfield, Miller and Waisner; an Executive Committee comprised of Messrs. Snider, Slavitt, Nicholson and Serwin; and a Capital Finance Committee comprised of Messrs. Snider, Slavitt, Nicholson and Serwin.

STAGGERED BOARD OF DIRECTORS

    The Board of Directors has nine members. Pursuant to the Company's Bylaws, the Board is divided into three classes. Class I Directors serve for a term ending at the first annual meeting held after the date of the Company's reincorporation in Delaware (the "Incorporation Date"), Class II Directors serve for a term ending at the second annual meeting held after the Incorporation Date, and Class III Directors serve for a term ending at the third annual meeting held after the Incorporation Date.

COMPENSATION OF DIRECTORS

    Each member of the holding company's Board of Directors who is not an employee of the Company or any of its subsidiaries receives a director fee of $10,000 per year, plus a $500 fee per meeting and has received a grant of stock options and is eligible for grants under the Company's 1997 Stock Incentive Plan. See "--Stock Incentive Plans". These directors are reimbursed for out-of-pocket expenses reasonably incurred for attending meetings. It is expected that at least four board meetings will be held during each calendar year.

EXECUTIVE COMPENSATION

    The following table sets forth summary information regarding the annual and long-term compensation for services in all capacities to the Company for the three years ended December 31, 1996 for those persons who were, as of December 31, 1996, the Chief Executive Officer and the four other most highly compensated named officers of the Company who received in excess of $100,000 for the year ended December 31, 1996 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                                        AWARDS
                                                                               ------------------------      ALL
                                                       ANNUAL COMPENSATION     RESTRICTED   SECURITIES      OTHER
                                                     ------------------------     STOCK     UNDERLYING     COMPEN-
      NAME AND PRINCIPAL POSITION           YEAR     SALARY ($)    BONUS ($)   AWARDS ($)   OPTIONS (#)  SATION (1)
----------------------------------------  ---------  -----------  -----------  -----------  -----------  -----------
Jeffrey A. Snider.......................       1996  $   250,000   $  25,000(2)  $  --         150,000    $  25,347
  Chairman of the Board, Chief Executive       1995      250,000      --           --           --           24,440
  Officer, and President                       1994      183,000      50,000       --           50,000        5,925

Andrew M. Slavitt.......................       1996      145,000      10,000(2)     23,640      57,000        5,050
  Chief Operating Officer (3)                  1995       73,000      31,500       --           10,000       --
                                               1994      --           --           --           --           --

James A. Nicholson......................       1996      180,000      10,000(2)     --          11,500        8,190
  Chief Financial Officer                      1995      180,000      --           --           --            7,469
                                               1994      164,000      50,000       --           20,000

Bradley K. Serwin.......................       1996      135,000      10,000(2)     15,760      28,500        5,936
  General Counsel (4)                          1995      102,500      27,000       --           --           --
                                               1994      --           --           --           --           --

Victor Gloria III.......................       1996      126,000      40,000       15,760       13,000        7,590
  Senior Vice President--Claims                1995      123,500      25,000       --           --            5,939
  Administration                               1994      113,000      45,000       10,836          600        5,344

--------------

(1) Amounts in this column consist of contributions by the Company to the ESOP, matching contributions to the PAULA Financial and Subsidiaries 401K Retirement Savings Plan and split dollar life insurance paid by the Company on behalf of the Named Executive Officers.

(2) Since January 1, 1996, the annual bonuses paid to Messrs. Snider, Slavitt, Nicholson and Serwin have been determined and paid in March of the year following the year to which the bonus relates since the bonus is based on company-wide results for the previous year. Bonuses paid in 1996 related to 1995 results. Bonuses paid to such persons in 1997 were $175,000, $80,000, $50,000 and $45,000, respectively.

(3) Mr. Slavitt joined the Company in July 1995.

(4) Mr. Serwin joined the Company in March 1995.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information with respect to stock options granted during the year ended December 31, 1996 to the Named Executive Officers:

                                                           INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                                        --------------------------------------------------------        VALUE AT ASSUMED
                                         NUMBER OF       PERCENT OF                                  ANNUAL RATES OF STOCK
                                         SECURITIES     TOTAL OPTIONS                                PRICE APPRECIATION FOR
                                         UNDERLYING      GRANTED TO       EXERCISE                        OPTION TERM
                                          OPTIONS       EMPLOYEES IN      PRICE PER   EXPIRATION  ----------------------------
NAME                                    GRANTED (#)      FISCAL YEAR      SHARE ($)      DATE        5% ($)         10% ($)
--------------------------------------  ------------  -----------------  -----------  ----------  -------------  -------------
Jeffrey A. Snider.....................       25,000             8.3%      $   15.76     02/01/06  $     247,784  $     627,935
                                            125,000            41.3           19.00     10/26/06      1,493,625      3,785,138
Andrew M. Slavitt.....................       10,000             3.3           15.76     02/01/06         99,114        251,174
                                             47,000            15.5           19.00     10/26/06        561,603      1,423,212
James A. Nicholson....................        7,500             2.5           15.76     02/01/06         74,335        188,380
                                              4,000             1.3           19.00     10/26/06         47,796        121,124
Bradley K. Serwin.....................        7,500             2.5           15.76     02/01/06         74,335        188,380
                                             21,000             6.9           19.00     10/26/06        250,929        635,903
Victor Gloria III.....................        5,000             1.7           15.76     02/01/06         49,557        125,587
                                              8,000             2.6           19.00     10/26/06         95,592        242,249

FISCAL YEAR-END OPTION VALUES

    The following table contains certain information regarding options to purchase shares of Common Stock held as of December 31, 1996 by each of the Named Executive Officers. None of such Named Executive Officers exercised any options during 1996.

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                                               YEAR-END (#)            FISCAL YEAR-END ($) (1)
                                                       ----------------------------  ----------------------------
NAME                                                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------------  ------------  --------------  ------------  --------------
Jeffrey A. Snider....................................      106,250         93,750     $  463,625    $    249,375
Andrew M. Slavitt....................................       31,750         35,250        126,255          93,765
James A. Nicholson...................................       28,500          3,000        140,110           7,980
Bradley K. Serwin....................................       12,750         15,750         58,215          41,895
Victor Gloria III....................................        7,240          6,360         35,684          17,256

--------------

(1) Based on the fair market value of the Common Stock as of December 31, 1996 (as determined by an independent valuation firm) less the exercise price payable for such shares.

STOCK INCENTIVE PLANS

    The Board of Directors and Stockholders of the Company have adopted the 1994 Stock Incentive Plan (the "1994 Plan") and the 1997 Stock Incentive Plan (the "1997 Plan" and, collectively with the 1994 Plan, the "Plans") pursuant to which officers, directors, employees and independent consultants of the Company or any of its subsidiaries or affiliates are eligible to receive options and other awards tied to the value of the Common Stock. The purpose of the Plans is to enable the Company to attract, retain and motivate employees by providing for or increasing their proprietary interests in the Company and, in the case of non-employee directors and consultants, to attract such directors and key consultants and further align their interests with those of the Company's stockholders by providing for or increasing their proprietary interest in the Company. Of the 275,000 shares of Common Stock authorized for grant under the 1994 Plan, 12,625 shares were available for grant as of June 30, 1997. All of the 100,000 shares of Common Stock authorized for grant under the 1997 Plan were available for grant as of June 30, 1997.

    The 1994 Plan is administered by a committee of three disinterested, non-employee directors appointed by the Board of Directors of the Company (the "Committee"), except that grants to non-employee directors will be made by the Board of Directors pursuant to a predetermined formula. The 1997 Plan is also administered by the Committee, but no predetermined grants will be made under the 1997 Plan. The Committee has final and conclusive authority to select the employees, directors and consultants to receive awards and to grant such awards. Subject to the provisions of the Plans, the Committee has a wide degree of flexibility in determining the terms and conditions of awards, including the number of shares to be issued pursuant thereto, the exercise price thereof and conditioning the receipt or vesting of awards upon achievement by the Company of specified performance criteria.

OTHER MANAGEMENT STOCK OPTIONS

    In addition to awards available for grant under the Plans, the Company has granted options to purchase an aggregate of 188,000 shares of Common Stock to eight executive officers and directors of the Company. These grants were made pursuant to written agreements with terms substantially similar to those set forth in the Plans.

EMPLOYEE STOCK OWNERSHIP PLAN

    The Company and each of its subsidiaries has adopted the ESOP. The ESOP was established for the benefit of all of the employees of the Company and each of its subsidiaries who have completed one year of service with the Company or its subsidiaries except for those employees who are paid on an hourly basis (each, an "Eligible Employee"). The ESOP is intended to qualify under Sections 401(a) and 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the "Code").

    The ESOP provides that the amount of the contribution by the Company and each of its subsidiaries each year is discretionary with the Board of Directors of each separate corporation. Under the terms of the ESOP, neither the Company nor any of its subsidiaries is obligated to make any contribution to the ESOP for any year. However, in practice, the Company's contribution to the ESOP each year has been not less than the amount, if any, needed to provide the ESOP with sufficient cash assets to permit the ESOP to meet its distribution obligations to plan participants and, when shares of the Company's stock have been distributed instead of cash, to meet its repurchase obligations for stock reacquired by it from terminated plan participants.

    Contributions to the ESOP by the Company and its subsidiaries are allocated among plan participants who are employed as Eligible Employees on the last day of the year in the same ratio to the total contribution as each such participant's units for the year bear to the total units of all participants entitled to share in the allocation. Under the ESOP, each participant receives units based on their compensation during the year, subject to specified limitations, and their years of service.

    Separate accounts are maintained for each participant in the ESOP. Each participant's benefits become fully vested upon termination of employment due to death, disability (as defined in the ESOP) or attainment of normal retirement age (as defined in the ESOP). Otherwise, participants become vested based on their years of service in accordance with the following schedule:

   YEARS OF        PERCENTAGE
    SERVICE          VESTED
---------------  ---------------
1...........               10%
2...........               20
3...........               30
4...........               40
5...........               60
6...........               80
7...........              100

    The ESOP is designed so that the Trustee may invest the trust assets primarily in shares of the Company's Common Stock which meets the definition of "Employer Securities" as set forth in Section 409(e) of the Code. As of December 31, 1996, the ESOP held assets having an overall value of approximately $14.2 million. Among these assets were 547,063 shares of Common Stock having an aggregate fair market value, as determined by the ESOP's independent appraisal firm, of $11.8 million, as of December 31, 1996.

    When a participant terminates employment with the Company or a subsidiary, he will receive a distribution of his account balance. The distribution will normally be made to the participant as soon as it is administratively feasible during the plan year following the plan year in which the participant incurs a break in service. A break in service is a plan year during which the participant is credited with less than 501 hours of service. The distribution will either be in cash or shares of Common Stock, with each participant having the right to demand that his distribution be made in shares of Common Stock. If a Participant receives a distribution of shares of Common Stock, and if the shares are not publicly traded, he will have the right for limited designated periods of time to require that either the Company or the ESOP repurchase the shares. Under these circumstances, the ESOP has the first right to repurchase the shares and, if the ESOP declines, the Company must purchase the shares.

    This right to require that either the Company or the ESOP repurchase shares of Common Stock distributed to a terminated participant is called a "put option," and if the participant elects to exercise the put option, the purchase price for the shares may, at the election of the Company or the ESOP, whichever is the purchaser, be paid with an installment note ("Note"). The ESOP currently is obligated under six such Notes, executed in favor of terminated participants who sold shares of Common Stock to the ESOP upon exercise of a put option. In each case, the shares purchased by the ESOP were pledged to each respective former participant as security for the payment of the ESOP Note and the shares were held in an unallocated suspense account pending payment of the Note pursuant to the terms of the ESOP. As the ESOP Trustee repays the Note each year with contributions made to the ESOP by the Company and the subsidiaries, a portion of the shares held in the suspense account are released and allocated to ESOP participants in the same manner as other cash contributions are allocated. The number of shares released each year, in general, bears the same relationship to the total number of shares held in the suspense account as the principal portion of the Note repaid for the year bears to the total principal balance of the Note as of the date the payment is made. Under the terms of the Note, the ESOP's indebtedness is nonrecourse and, except for the Common Stock pledged as security, the only assets of the ESOP which can be used to repay the Notes are contributions made to the ESOP by the Company and the subsidiaries, and earnings on such contributions.

    If the shares of Common Stock distributed to plan participants are publicly traded, then the foregoing repurchase obligations will not apply, except to the extent the shares are subject to certain trading limitations, and, for this reason, the Company believes that the repurchase obligations will terminate upon the consummation of this offering.

    Presently, Company stock held by the ESOP is voted by the Trustee in accordance with the directions of the Committee (as defined in the ESOP), except when a vote concerns a corporate matter involving a merger, consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or other similar transactions. In such an event, the Trustee will vote Company stock allocated to participants' accounts in accordance with their instructions. Company stock allocated to participants' accounts for which the Trustee does not receive voting instructions will be voted by the Trustee, as it determines, in its sole discretion. Following the consummation of this offering, the ESOP will be amended to conform with Section 409(e)(2) of the Code, and ESOP participants will be entitled to direct the Trustee as to the manner in which all shares allocated to their respective accounts will be voted with respect to all matters subject to shareholder vote. The Trustee will continue to vote Company stock held in the suspense account in accordance with the directions of the Committee.

                              CERTAIN TRANSACTIONS

    The Company completed an offering of Preferred Stock in 1994. As a result of such offering, Conning & Company (as the direct or indirect general partner of four investment partnerships), RFE Investment Partners IV, L.P. and Saugatuck Capital Company acquired beneficial ownership of 25.4%, 12.0% and 12.0%, respectively, of the Common Stock as of June 30, 1997. See "Principal and Selling Stockholders". In connection with the Preferred Stock offering, the Company entered into the Series A Preferred Stock Purchase Agreement (the "Preferred Stock Purchase Agreement") with the purchasers of the Preferred Stock. Pursuant to the Preferred Stock Purchase Agreement, among other things,
(i) affiliates of Conning & Company, as purchasers of Preferred Stock, were granted the right to designate two members of the Company's Board of Directors and the other purchasers of Preferred Stock, collectively, were granted the right to designate one member of the Board of Directors (see "Management--Directors and Executive Officers"); (ii) the purchasers of Preferred Stock were collectively granted the right to designate one member to each of the Executive Compensation and Stock Option Committee and Audit Committee of the Board of Directors; (iii) the purchasers of the Preferred Stock were granted certain rights of first refusal with respect to issuances of Common Stock and certain other securities by the Company; and (iv) the purchasers of the Preferred Stock were granted certain "demand" and "incidental" registration rights. The provisions of the Preferred Stock Purchase Agreement relating to Board of Directors and committee membership and rights of first refusal will terminate as a result of consummation of this offering. See "Shares Eligible for Future Sale" for a description of the registration rights provisions of the Preferred Stock Purchase Agreement, which will continue in effect following consummation of this offering. Conning & Company acted as a placement agent in connection with the sale of the Preferred Stock, for which it received customary compensation, including warrants to purchase 27,451 shares of Common Stock at an exercise price of $17.00 per share, which will be exercised in a cashless transaction upon consummation of the offering.

    Since February 1995, the Company's investment portfolio manager has been Conning Asset Management, an affiliate of Conning & Company. The Company paid Conning Asset Management fees for services in such capacity of $119,000, $146,000 and $81,000 in 1995, 1996 and for the six months ended June 30, 1997, respectively. In addition, Conning & Company is acting as a representative of the Underwriters in connection with this offering, for which it will receive customary underwriting discounts and commissions. See "Underwriting".

    The Company believes that the terms of the transactions described above are no less favorable to the Company than terms that could have been obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table, which gives effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon the consummation of the offering, sets forth information as to the ownership of Common Stock as of June 30, 1997, and after giving effect to the sale of the Common Stock offered hereby by the Company and the Selling Stockholder, by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each director, (iii) each Named Executive Officer, (iv) executive officers and directors as a group and (v) the Selling Stockholder.

                                             SHARES OF COMMON STOCK                                    SHARES OF COMMON
                                                  BENEFICIALLY                                           STOCK TO BE
                                                 OWNED PRIOR TO              SHARES TO BE             BENEFICIALLY OWNED
                                                THE OFFERING (1)                 SOLD                 AFTER THE OFFERING
                                          ----------------------------  -----------------------  ----------------------------
NAME                                           NUMBER           %         NUMBER         %            NUMBER           %
----------------------------------------  ----------------  ----------  -----------  ----------  ----------------  ----------
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Jeffrey A. Snider ......................    230,713(2)           10.7%      --              --%    230,713       (2)        -- %
  300 N. Lake Ave., Ste. 300
  Pasadena, CA 91101
Andrew M. Slavitt.......................     68,624       (3)       3.5     --              --      68,624       (3)
James A. Nicholson......................     91,181       (4)       4.6     --              --      91,181       (4)
Bradley K Serwin........................     29,624       (5)       1.5     --              --      29,624       (5)
Victor Gloria, III......................     52,847       (6)       2.7     --              --      52,847       (6)
Jerry M. Miller.........................      8,500       (7)     *         --              --       8,500       (7)
Ronald W. Waisner.......................      7,500       (7)     *         --              --       7,500       (7)
John B. Clinton.........................      2,000       (8)     *         --              --       2,000       (8)
Gerard Vecchio..........................      2,000       (8)     *         --              --       2,000       (8)
Owen S. Crihfield.......................      2,000       (8)     *         --              --       2,000       (8)
OTHER BENEFICIAL OWNERS
PAULA Financial and Subsidiaries            547,063              27.9       --              --     547,063
  Employee Stock Ownership Plan(9)......
Conning & Company ......................    498,040            11)      25.4     --         --     498,040            11)
  City Place II
  185 Asylum Street
  Hartford, CT 06103
RFE Investment Partners IV, L.P. .......    237,294            12)      12.0     --         --     237,294            12)
  36 Grove Street
  New Canaan, CT 06840
Saugatuck Capital Company ..............    237,294            12)      12.0     --         --     237,294        10)
  One Canterbury Green
  Stamford, CT 06901
All executive officers and directors as     492,989        13)      21.3     --             --     492,989        13)
  a group (10 persons)..................
SELLING STOCKHOLDER
Prudential Securities Incorporated......     54,902        14)       2.9     54,902      100.0      --                --

----------------

*   Less than 1%

 (1) Such holder directly or indirectly has sole voting and investment power with respect to the shares listed except for shares allocated to the employee in the ESOP pursuant to the last allocation of shares in the ESOP which was December 31, 1996.

 (2) Includes (i) options to purchase 200,000 shares of Common Stock and (ii) 513 shares of Common Stock allocated to Mr. Snider in the ESOP with respect to which he currently has shared voting power, and, upon the consummation of the offering, will have sole voting power.

 (3) Includes (i) options to purchase 67,000 shares of Common Stock and (ii) 124 shares of Common Stock allocated to Mr. Slavitt in the ESOP with respect to which he currently has shared voting power, and, upon the consummation of the offering, will have sole voting power.

 (4) Includes (i) options to purchase 31,500 shares of Common Stock and (ii) 27,501 shares of Common Stock allocated to Mr. Nicholson in the ESOP with respect to which he currently has shared voting power, and, upon the consummation of the offering, will have sole voting power.

 (5) Includes (i) options to purchase 28,500 shares of Common Stock and (ii) 124 shares of Common Stock allocated to Mr. Serwin in the ESOP with respect to which he currently has shared voting power, and, upon the consummation of the offering, will have sole voting power.

 (6) Includes (i) options to purchase 13,600 shares of Common Stock and (ii) 20,311 shares of Common Stock allocated to Mr. Gloria in the ESOP with respect to which he currently has shared voting power, and, upon the consummation of the offering, will have sole voting power.

 (7) Includes options to purchase 7,500 shares of Common Stock.

 (8) Includes options to purchase 2,000 shares of Common Stock. Mr. Crihfield's options are held of record by Saugatuck Capital Company.

 (9) Pursuant to the terms of the ESOP, shares of the ESOP are voted by the Trustee pursuant to instructions from the PAULA Financial and Subsidiaries Employee Stock Ownership Plan Administrative Committee. Participants have limited voting power concerning specified issues set forth in the ESOP with respect to the shares held in the ESOP.

(10) Represents shares of Preferred Stock. Upon the consummation of the offering, each share of Preferred Stock will convert into one share of Common Stock.

(11) Includes warrants to purchase 27,451 shares which will be exercised without the payment of cash upon consummation of the offering resulting in the
     issuance of       shares of Common Stock to the holder. Conning Insurance
     Capital Limited Partnership II is the owner of 110,588 shares of Preferred Stock, Conning Insurance Capital International Partners II is the owner of 124,706 shares of Preferred Stock, Conning Insurance Capital Limited Partnership III is the owner of 193,271 shares of Preferred Stock and Conning Insurance Capital International Partners III, L.P. is the owner of 42,024 shares of Preferred Stock and Conning Corporation is the owner of warrants to purchase 27,451 shares of Common Stock. Each of the foregoing entities is an affiliate of Conning & Company.

(12) Includes options to purchase 2,000 shares of Common Stock.

(13) Includes options to purchase 361,600 shares of Common Stock and 78,573 shares of Common Stock allocated to such executive officers and directors in the ESOP with respect to which such holders have shared voting power, and, upon the consummation of the offering, will have sole voting power.

(14) Consists of warrants to purchase 54,902 shares for $17.00 per share.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $.01 par value and 5,000,000 shares of preferred stock, $.01 par value. As of June 30, 1997, 950,488 shares of Common Stock were outstanding and were held of record by 179 stockholders and 941,177 shares of Preferred Stock were issued and outstanding and were held of record by six stockholders. The following statements are summaries of certain provisions relating to the Company's Common Stock and preferred stock.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. In general, the approval of proposals submitted to a vote of stockholders requires a favorable vote of either the majority of the voting power of the holders of Common Stock or the majority of the voting power of the shares represented and voting at a duly held meeting at which a quorum is present.

    Shares of Common Stock do not have cumulative voting rights with respect to the election of directors.

    Holders of Common Stock do not have any preemptive rights or rights to subscribe for additional securities of the Company. Shares of Common Stock are not redeemable and there are no sinking fund provisions. The shares of Common Stock are not convertible into any other series or class of the Company's securities.

    Subject to the preferences applicable to preferred stock outstanding at the time, holders of shares of Common Stock are entitled to dividends if, when and as declared by the Board of Directors from funds legally available therefor, and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and preferred stock preferences, if any.

PREFERRED STOCK

    Upon the consummation of the offering, the Company will have no outstanding preferred stock, but the Board of Directors of the Company, without further action by the holders of the Common Stock, is authorized to fix the dividend rights and terms, conversion or exchange rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other designations, powers, rights, preferences, privileges, qualifications, limitations and restrictions applicable to each series of preferred stock. The issuance of preferred stock could adversely affect the voting power and other rights of the holders of Common Stock.

    The authority possessed by the Board of Directors to issue preferred stock could potentially be used to discourage attempts by others to obtain control of the Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly to successfully complete. The Board of Directors may issue preferred stock with voting, dividend or liquidation and conversion rights that could adversely affect the rights of the holders of Common Stock. There are no agreements or understandings for the issuance of preferred stock, and the Board of Directors has no present intention to issue any preferred stock.

    As of June 30, 1997 the Board of Directors had designated one series of preferred stock, comprised of 941,177 shares of the Preferred Stock, all of which were outstanding. Each share of the Preferred Stock has a stated value of $17.00. Upon the consummation of the offering, each share of the Preferred Stock will, pursuant to the terms of the Series A Preferred Stock Certificate of Designations, automatically be converted into one share of Common Stock.

CERTAIN CHARTER AND BYLAWS PROVISIONS

    The Company's Certificate of Incorporation provides that, subject to the rights of preferred stockholders to take action by written consent, no action required to be taken at a meeting of the stockholders may be taken by written consent, unless the board unanimously consents thereto.

    The Company's bylaws provide that the Board be divided into three classes. Class I Directors serve for a term ending at the first annual meeting held after the Incorporation Date, Class II Directors serve for a term ending at the second annual meeting held after the Incorporation Date, and Class III Directors serve for a term ending at the third annual meeting held after the Incorporation Date. The Company's bylaws also require stockholders to provide advance notice of any stockholder nominations for directors and of any business to be brought before any meeting of stockholders.

CERTAIN PROVISIONS OF DELAWARE LAW

    The Company is incorporated under the Delaware General Corporation law (the "DGCL"). The Company is subject to Section 203 of the DGCL, which, subject to certain exceptions, restricts certain transactions and "business combinations" between a Delaware corporation and an "interested stockholder" (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of the Company or any person affiliated with such person), for a period of three years following the time that such stockholder becomes an interested stockholder, unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers of the corporation and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or
(iii) at or subsequent to such time the business combination is approved by the board of directors of the corporation and authorized at a meeting of the stockholders (and not by written consent) by the affirmative vote of at least
66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

    Section 203 and the provisions of the Company's Certificate of Incorporation and Bylaws described above may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the Company's Board of Directors.

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is       .

QUOTATION

    The Common Stock will be quoted on the Nasdaq National Market under the symbol "PFCO".

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102 of the DGCL authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation and Bylaws include provisions which limit or eliminate the personal liability of its directors to the fullest extent permitted by Section 102 of the DGCL. Consequently, a director or officer will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions and (iv) any transaction from which the director derived an improper personal benefit.

    The Company's Certificate of Incorporation and Bylaws also provide, in effect, that, to the fullest extent and under the circumstances permitted by
Section 145 of the DGCL, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation or enterprise. The inclusion of these indemnification provisions in the Company's Certificate of Incorporation and Bylaws is intended to enable the Company to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so. The Company may, in its discretion, similarly indemnify its employees and agents.

    Depending upon the character of the proceeding, the Company may indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to above, under the DGCL, the Company would have the obligation to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

    In addition, the limited liability provisions in the Certificate of Incorporation and the indemnification provisions in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers of the Company pursuant to the indemnification provisions in the Company's Bylaws. The limited liability provisions in the Certificate of Incorporation will not limit the liability of directors under federal securities laws.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have outstanding shares of Common Stock (after giving effect to the conversion of the Preferred Stock into Common Stock and exercise of outstanding warrants for
Common Stock upon the closing of this offering),       shares of which will be
"restricted securities" for purposes of Rule 144 promulgated under the Securities Act. In addition, the Company intends to file a registration statement under the Securities Act within 90 days of the date of this Prospectus to register 375,000 shares of Common Stock reserved for issuance pursuant to the Plans, and an additional 188,000 shares issuable upon exercise of options issued outside of the Plans. Shares issued upon exercise of outstanding options and distributed to participants of the ESOP after the effective date of such registration statement generally may be sold on the open market without restriction. See "Management--Stock Incentive Plans".

    In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including affiliates of the Company, who has beneficially owned "restricted securities" for at least one year may sell within any three-month period a number of such shares that does not exceed the greater of (i) one percent of the total number of outstanding shares of Common Stock or (ii) the reported average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner-of-sale provisions or notice requirements and the availability of current public information about the Company. A person who is not deemed to have been an "affiliate" of the Company at any time during the 90 days preceding a sale, and who has beneficially owned "restricted securities" for at least two years, may sell such shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions or notice requirements. Sales of "restricted securities" by affiliates, even after a two-year holding period, must continue to be made in brokers' transactions subject to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. The above summary of Rule 144 is not intended to be a complete description of that rule. Substantially all of the shares of Common Stock outstanding prior to this offering are eligible for sale under Rule 144, subject to lock-up arrangements with the Underwriters described below, and 547,063 shares which are held by the ESOP may be eligible for resale without compliance with Rule 144 upon the distribution of such shares to participants in the ESOP upon termination of employment.

    Pursuant to the Preferred Stock Purchase Agreement, the purchasers of the Preferred Stock were entitled to certain rights with respect to the registration under the Securities Act of shares of Common Stock issuable upon conversion of the Preferred Stock and other shares of capital stock acquired by such purchasers (collectively, the "Registrable Securities"). The Preferred Stock Purchase Agreement provides that holders of at least 51% of the Registrable Securities may request that the Company file a registration statement under the Securities Act with respect to any of the Registrable Securities and, upon such request, the Company is required to use its best efforts to effect such registration. The Company is not required to effect more than two such registrations. In addition, subject to certain exceptions and limitations, if the Company's proposes to register any of its securities, the Company is required to notify the holders of Registrable Securities and to include in such registration some or all of the Registrable Securities which such holders may request. Shares of Common Stock registered pursuant to the exercise of such registration rights will be freely salable without restriction.

    The Company, its executive officers and directors, the ESOP and certain
other holders (including the holders of     % of the Registrable Securities) of
Common Stock, which in the aggregate will hold approximately    % of the Common
Stock outstanding after the offering, have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of, or, with certain exceptions, file or cause to be filed with the Commission a registration statement with respect to, shares of Common Stock (other than, in the case of the Company, pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus and, in the case of the ESOP, distributions of shares to participants in the ESOP upon termination of such participants' employment with the Company) or any securities of the Company which are substantially similar to the shares of Common Stock or which are convertible into or exchangeable for shares of Common Stock or securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives of the Underwriters, except for the shares of Common Stock offered in connection with the offering.

    Prior to this offering, there has been no public market for the Common Stock. No prediction can be made as to the effect, if any, that future sales of shares pursuant to a future registration statement or Rule 144 or the availability of shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of the Common Stock in the public market or the prospect of such sales could adversely affect prevailing market prices.

                            VALIDITY OF COMMON STOCK

    The validity of the Common Stock offered hereby will be passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California, and for the Underwriters by Sullivan & Cromwell, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements and schedules of the Company as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, included herein and elsewhere in the Registration Statement have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                            ---------
Independent Auditors' Report..............................................................................        F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997 (unaudited)................        F-3

Consolidated Statements of Income for each of the three years in the period ended December 31, 1996 and
  the six months ended June 30, 1996 and 1997 (unaudited).................................................        F-5

Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December
  31, 1996 and the six months ended June 30, 1996 and 1997 (unaudited)....................................        F-6

Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1996
  and the six months ended June 30, 1996 and 1997 (unaudited).............................................        F-7

Notes to Consolidated Financial Statements as of December 31, 1995 and 1996 and June 30, 1997
  (unaudited).............................................................................................        F-8

                          INDEPENDENT AUDITORS' REPORT

    When the transactions referred to in Note 8 of the notes to the consolidated financial statements have been consummated, we will be in a position to render the following report.

                                                   /s/ KPMG Peat Marwick LLP

The Board of Directors

PAULA Financial:

    We have audited the accompanying consolidated balance sheets of PAULA Financial and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PAULA Financial and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

    Also, in our opinion, the information set forth under the captions "Income Statement Data" and "Balance Sheet Data" in the selected consolidated financial data as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, appearing on pages 19 and 20, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

Los Angeles, California

July 31, 1997

                        PAULA FINANCIAL AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                  DECEMBER 31,
                                                                             ----------------------
                                                                                1995        1996
                                                                             -----------  ---------   JUNE 30,
                                                                                                        1997
                                                                                                     -----------
                                                                                                     (UNAUDITED)
Investments:
  Fixed maturities, available for sale, at market (amortized cost $78,694,
    $80,252 and $85,485 (unaudited) at December 31, 1995 and 1996 and June
    30, 1997, respectively)................................................  $    81,053     81,371      86,605
  Preferred stock, at market (cost $1,014 and $2,007 (unaudited) at
    December 31, 1996 and June 30, 1997, respectively).....................      --           1,033       2,045
  Common stock, at market (cost $734 at December 31, 1995 and 1996 and $734
    (unaudited) at June 30, 1997)..........................................          690        777         884
  Invested cash, at cost (approximates market).............................        2,248      3,611       3,845
                                                                             -----------  ---------  -----------
      Total investments....................................................       83,991     86,792      93,379
                                                                             -----------  ---------  -----------
Cash, unrestricted.........................................................        1,294      6,264       4,734
Cash, restricted...........................................................        3,117        832       1,908
Accrued investment income..................................................        1,559      1,483       1,492

Receivables:
  Accounts receivable, net of allowance for uncollectible accounts ($358,
    $500 and $525 (unaudited) at December 31, 1995 and 1996 and June 30,
    1997, respectively)....................................................        5,369      6,274      11,775
  Unbilled premiums........................................................        5,234      5,279       7,750
  Reinsurance recoverable on paid losses and loss adjustment expenses......          144        172          61
  Reinsurance recoverable on unpaid losses and loss adjustment expenses....        6,775      6,427       6,437
  Income taxes recoverable.................................................        2,051        432       2,011
  Other....................................................................          197        317         353
                                                                             -----------  ---------  -----------
      Total receivables....................................................       19,770     18,901      28,387
                                                                             -----------  ---------  -----------
Property and equipment, at cost:
  Office furniture, fixtures and equipment.................................        5,989      6,668       7,065
  Automobiles..............................................................          636        590         590
  Leasehold improvements...................................................          203        211         220
                                                                             -----------  ---------  -----------
                                                                                   6,828      7,469       7,875
  Less accumulated depreciation............................................       (4,541)    (5,403)     (5,654)
                                                                             -----------  ---------  -----------
      Net property and equipment...........................................        2,287      2,066       2,221
                                                                             -----------  ---------  -----------
Other assets...............................................................          529      2,077       4,118
Excess of cost over net assets acquired, net...............................        2,198      1,883       1,652
Deferred income taxes......................................................        4,161      4,829       4,029
                                                                             -----------  ---------  -----------
                                                                             $   118,906    125,127     141,920
                                                                             -----------  ---------  -----------
                                                                             -----------  ---------  -----------

                                  (Continued)

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                  DECEMBER 31,
                                                                             ----------------------
                                                                                1995        1996
                                                                             -----------  ---------   JUNE 30,
                                                                                                        1997
                                                                                                     -----------
                                                                                                     (UNAUDITED)
Unpaid losses and loss adjustment expenses.................................  $    57,049     55,720      64,972
Unearned premiums..........................................................        4,609     10,655      13,364
Accrued policyholder dividends.............................................        5,008      3,981       3,586
Due to underwriters and assureds...........................................        4,938      2,176       3,605
Accounts payable and accrued expenses......................................        2,673      3,891       5,112
Notes payable..............................................................        5,302      3,789       2,107
Note payable to bank.......................................................        5,522      7,490       9,361
Obligation on stock held by ESOP...........................................        8,200     11,449      11,495
                                                                             -----------  ---------  -----------
                                                                                  93,301     99,151     113,602
                                                                             -----------  ---------  -----------

Stockholders' equity:
  Series A Preferred Stock, convertible, redeemable after December 31,
    1998, $0.01 par value. Authorized 5,000,000 shares; issued 941,177
    shares at December 31, 1995 and 1996 and June 30, 1997 (unaudited).....       14,905     14,905      14,905
  Common stock, $0.01 par value. Authorized 15,000,000 shares; issued
    1,133,195 shares, 1,083,728 shares and 1,016,537 shares (unaudited) at
    December 31, 1995 and 1996 and June 30, 1997, respectively.............           11         11          10
  Additional paid-in capital...............................................        1,414      1,748       1,724
  Retained earnings........................................................       20,724     23,176      23,994
  Net unrealized gain on investments.......................................        1,528        778         862
                                                                             -----------  ---------  -----------
                                                                                  38,582     40,618      41,495
  Less:
    Treasury stock, at cost (198,147 shares, 132,098 shares and 66,049 shares (unaudited) at December 31, 1995 and 1996 and June 30, 1997,
      respectively)........................................................       (4,458)    (2,972)     (1,486)
    Obligation on stock held by ESOP.......................................       (8,200)   (11,449)    (11,495)
    Guarantee of notes payable of ESOP.....................................         (319)      (221)       (196)
                                                                             -----------  ---------  -----------
      Net stockholders' equity.............................................       25,605     25,976      28,318

Commitments and contingencies
                                                                             -----------  ---------  -----------
                                                                             $   118,906    125,127     141,920
                                                                             -----------  ---------  -----------
                                                                             -----------  ---------  -----------

          See accompanying notes to consolidated financial statements.

                        PAULA FINANCIAL AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       SIX MONTHS ENDED JUNE
                                                     YEARS ENDED DECEMBER 31,                   30,
                                               -------------------------------------  ------------------------
                                                  1994         1995         1996         1996         1997
                                               -----------  -----------  -----------  -----------  -----------
                                                                                            (UNAUDITED)
Income:
  Premiums earned:
    Workers' compensation....................  $    50,977       44,224       54,563       21,751       41,303
    Group medical and life...................          312          307          941          471          475
  Commissions................................        4,299        3,964        4,213        2,061        1,716
  Net investment income......................        4,536        4,817        4,701        2,322        2,499
  Net realized investment gains..............      --                37          444          427      --
  Other......................................        1,712        1,569          896          514          347
                                               -----------  -----------  -----------  -----------  -----------
                                                    61,836       54,918       65,758       27,546       46,340
                                               -----------  -----------  -----------  -----------  -----------

Expenses:
  Losses and loss adjustment expenses
    incurred.................................       28,618       29,363       33,900       13,937       28,447
  Dividends provided for policyholders.......        6,221        3,438        1,628          620          309
  Operating..................................       20,720       22,608       25,480       10,484       14,752
                                               -----------  -----------  -----------  -----------  -----------
                                                    55,559       55,409       61,008       25,041       43,508
                                               -----------  -----------  -----------  -----------  -----------

Income (loss) before income tax
  expense (benefit)..........................        6,277         (491)       4,750        2,505        2,832

Income tax expense (benefit).................        1,572         (791)         827          443          538
                                               -----------  -----------  -----------  -----------  -----------
        Net income...........................  $     4,705          300        3,923        2,062        2,294
                                               -----------  -----------  -----------  -----------  -----------
                                               -----------  -----------  -----------  -----------  -----------

Earnings per share...........................  $      2.39         0.15         1.95         1.05         1.14

Weighted average shares outstanding..........    1,972,055    1,939,884    2,007,236    1,969,542    2,005,569

          See accompanying notes to consolidated financial statements.

                        PAULA FINANCIAL AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                  SERIES A PREFERRED
                                                        STOCK                 COMMON STOCK
                                                ----------------------  ------------------------   ADDITIONAL
                                                 NUMBER OF     BOOK      NUMBER OF                   PAID IN      RETAINED
                                                  SHARES       VALUE      SHARES     BOOK VALUE      CAPITAL      EARNINGS
                                                -----------  ---------  -----------  -----------  -------------  -----------
Balance at December 31, 1993..................               $           1,765,419    $      18           265        28,193
Net income....................................                                                                        4,705
Issuance of preferred stock...................     941,177      14,905
Retirement of common stock....................                            (622,647)          (6)          (86)
Issuance of common stock......................                              30,000                        510       (10,492)
Cumulative effect of change in accounting, net
  of taxes....................................
Net change in unrealized gain on investments
  (net of tax)................................
Change in obligation of stock held by ESOP....
Change in guarantee of notes payable of ESOP..
                                                -----------  ---------  -----------         ---         -----    -----------
Balance at December 31, 1994..................     941,177      14,905   1,172,772           12           689        22,406
                                                -----------  ---------  -----------         ---         -----    -----------
Net income....................................                                                                          300
Restricted stock grants.......................                              14,350                        259
Restricted stock forfeitures..................                              (4,750)                       (86)
Retirement of common stock....................                             (84,908)          (1)          (12)       (1,982)
Issuance of common stock......................                              35,731                        564
Net change in unrealized gain on investments
  (net of tax)................................
Repurchase of common stock....................
Change in obligation of stock held by ESOP....
Change in guarantee of notes payable of ESOP..
                                                -----------  ---------  -----------         ---         -----    -----------
Balance at December 31, 1995..................     941,177      14,905   1,133,195           11         1,414        20,724
                                                -----------  ---------  -----------         ---         -----    -----------
Net income....................................                                                                        3,923
Restricted stock grants.......................                              11,250                        177
Restricted stock forfeitures..................                                (700)                       (12)
Retirement of common stock....................                             (66,049)                       (10)       (1,471)
Issuance of common stock......................                               6,032                        179
Net change in unrealized gain on investments
  (net of tax)................................
Change in obligation of stock held by ESOP....
Change in guarantee of notes payable of ESOP..
                                                -----------  ---------  -----------         ---         -----    -----------
Balance at December 31, 1996..................     941,177      14,905   1,083,728           11         1,748        23,176
                                                -----------  ---------  -----------         ---         -----    -----------
Net income....................................                                                                        2,294
Restricted stock forfeitures..................                                (100)                        (2)
Retirement of common stock....................                             (67,719)          (1)          (36)
Issuance of common stock......................                                 628                         14
Retirement of common stock....................                                                                       (1,476)
Net change in unrealized gain on investments
  (net of tax)................................
Retirement of common stock....................
Change in obligation of stock held by ESOP....
Change in guarantee of notes payable of ESOP..
                                                -----------  ---------  -----------         ---         -----    -----------
Balance at June 30, 1997......................     941,177   $  14,905   1,016,537    $      10         1,724        23,994
                                                -----------  ---------  -----------         ---         -----    -----------
                                                -----------  ---------  -----------         ---         -----    -----------


                                                 NET UNREALIZED                  OBLIGATION ON     GUARANTEE OF           NET

                                                 GAIN (LOSS) ON     TREASURY     STOCK HELD BY   NOTES PAYABLE OF    STOCKHOLDERS'

                                                   INVESTMENTS        STOCK          ESOP              ESOP             EQUITY

                                                -----------------  -----------  ---------------  -----------------  ---------------

Balance at December 31, 1993..................             47                        (15,026)             (392)           13,105

Net income....................................                                                                             4,705

Issuance of preferred stock...................                                                                            14,905

Retirement of common stock....................                                                                               (92)

Issuance of common stock......................                                                                            (9,982)

Cumulative effect of change in accounting, net
  of taxes....................................            931                                                                931

Net change in unrealized gain on investments
  (net of tax)................................         (1,599)                                                            (1,599)

Change in obligation of stock held by ESOP....                                                             (49)              (49)

Change in guarantee of notes payable of ESOP..                                         4,989                               4,989

                                                       ------      -----------       -------               ---           -------

Balance at December 31, 1994..................           (621)         --            (10,037)             (441)           26,913

                                                       ------      -----------       -------               ---           -------

Net income....................................                                                                               300

Restricted stock grants.......................                                                                               259

Restricted stock forfeitures..................                                                                               (86)

Retirement of common stock....................                                                                            (1,995)

Issuance of common stock......................                                                                               564

Net change in unrealized gain on investments
  (net of tax)................................          2,149                                                              2,149

Repurchase of common stock....................                         (4,458)                                            (4,458)

Change in obligation of stock held by ESOP....                                         1,837                               1,837

Change in guarantee of notes payable of ESOP..                                                             122               122

                                                       ------      -----------       -------               ---           -------

Balance at December 31, 1995..................          1,528          (4,458)        (8,200)             (319)           25,605

                                                       ------      -----------       -------               ---           -------

Net income....................................                                                                             3,923

Restricted stock grants.......................                                                                               177

Restricted stock forfeitures..................                                                                               (12)

Retirement of common stock....................                          1,486                                                  5

Issuance of common stock......................                                                                               179

Net change in unrealized gain on investments
  (net of tax)................................           (750)                                                              (750)

Change in obligation of stock held by ESOP....                                        (3,249)                             (3,249)

Change in guarantee of notes payable of ESOP..                                                              98                98

                                                       ------      -----------       -------               ---           -------

Balance at December 31, 1996..................            778          (2,972)       (11,449)             (221)           25,976

                                                       ------      -----------       -------               ---           -------

Net income....................................                                                                             2,294

Restricted stock forfeitures..................                                                                                (2)

Retirement of common stock....................                                                                               (37)

Issuance of common stock......................                                                                                14

Retirement of common stock....................                                                                            (1,476)

Net change in unrealized gain on investments
  (net of tax)................................             84                                                                 84

Retirement of common stock....................                          1,486                                              1,486

Change in obligation of stock held by ESOP....                                           (46)                                (46)

Change in guarantee of notes payable of ESOP..                                                              25                25

                                                       ------      -----------       -------               ---           -------

Balance at June 30, 1997......................            862          (1,486)       (11,495)             (196)           28,318

                                                       ------      -----------       -------               ---           -------

                                                       ------      -----------       -------               ---           -------


          See accompanying notes to consolidated financial statements.

                        PAULA FINANCIAL AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                   SIX MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,                JUNE 30,
                                                            -------------------------------  ----------------------------
                                                              1994       1995       1996         1996           1997
                                                            ---------  ---------  ---------  -------------  -------------
                                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income..............................................  $   4,705        300      3,923        2,062          2,294
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization.........................        981      1,357      1,509          703            621
    Amortization of fixed maturity premium, net...........      1,322        965        797          436            326
    (Gain) loss on sale of property and equipment.........         48         37        (12)           6             13
    Gain on sales and calls of equity and fixed
      maturities..........................................     --            (37)      (444)        (427)        --
    (Increase) decrease in receivables....................     (2,986)    (3,888)       946       (1,493)        (9,495)
    (Increase) decrease in deferred taxes.................       (439)       799       (282)         (35)           757
    Increase (decrease) in unpaid losses and loss
      adjustment expenses.................................     (2,156)    (3,424)    (1,328)      (1,452)         9,252
    Increase (decrease) in accrued policyholder
      dividends...........................................       (297)        69     (1,027)        (425)          (395)
    Increase (decrease) in accounts payable and accrued
      expenses............................................        948      1,095     (1,544)      (1,628)         2,649
    Increase in unearned premiums.........................        251        395      6,046        4,600          2,709
    Other, net............................................        181         72         80         (175)          (637)
                                                            ---------  ---------  ---------  -------------  -------------
        Net cash provided by (used in) operating
          activities......................................      2,558     (2,260)     8,664        2,172          8,094
                                                            ---------  ---------  ---------  -------------  -------------
Cash flows from investing activities:
  Proceeds from sale of common stock......................        586     --         --           --             --
  Proceeds from sale of available for sale fixed
    maturities............................................      1,591     22,615     17,236       12,547         --
  Proceeds from maturities and calls of available for sale
    fixed maturities......................................      4,500        454      7,930          800          4,494
  Proceeds from maturities and calls of held to maturity
    fixed maturities......................................      4,740     --         --           --             --
  Proceeds from sale of property and equipment............        176        139        146           65            (29)
  Purchase of available for sale common stock.............       (479)    --         --           --             --
  Purchase of available for sale preferred stock..........     --         --         (1,014)      --             (2,183)
  Purchase of available for sale fixed maturities.........     (7,841)   (21,700)   (26,456)     (14,169)       (10,152)
  Purchase of held to maturity fixed maturities...........     (6,103)    --         --           --             --
  Purchase of property and equipment......................     (1,172)    (1,138)    (1,029)        (252)          (588)
  Purchase of other assets................................     --         --           (703)      --             --
  Purchase of insurance agency............................     (1,691)       (65)       (38)        (100)           (20)
                                                            ---------  ---------  ---------  -------------  -------------
        Net cash provided by (used in) investing
          activities......................................     (5,693)       305     (3,928)      (1,109)        (8,478)
                                                            ---------  ---------  ---------  -------------  -------------
Cash flows from financing activities:
  Borrowings under line of credit agreement, net..........        150      3,122      1,968        2,118          1,871
  Payments on notes payable...............................       (289)    (1,054)    (1,782)      (1,630)        (1,682)
  Issuance of notes payable...............................        926        214        269       --             --
  Proceeds from sale of preferred stock...................     14,905     --         --           --             --
  Sale of common stock....................................        510          4        343       --                 14
  Retirement of common stock..............................    (10,585)    (1,994)    (1,486)         (10)           (39)
                                                            ---------  ---------  ---------  -------------  -------------
        Net cash provided by (used in) financing
          activities......................................      5,617        292       (688)         478            164
                                                            ---------  ---------  ---------  -------------  -------------
        Net increase (decrease) in cash and invested
          cash............................................      2,482     (1,663)     4,048        1,541           (220)
Cash and invested cash at beginning of period.............      5,840      8,322      6,659        6,659         10,707
                                                            ---------  ---------  ---------  -------------  -------------
Cash and invested cash at end of period...................  $   8,322      6,659     10,707        8,200         10,487
                                                            ---------  ---------  ---------  -------------  -------------
                                                            ---------  ---------  ---------  -------------  -------------
Supplemental schedule of noncash financing activities:
  In 1995, the Company purchased common stock from the retiring chairman through the issuance of a note payable in the amount of $4,458 (see note 8).
  In 1995, the Company granted to employees 14,350 shares of restricted common stock for a total value of $259. Also in
    1995, 4,750 shares were forfeited at a value of $86 (see note 9).
  In November 1995, the Company acquired Desert Benefits, Inc. for a total purchase price of $700. Common stock was issued to settle $560 of the purchase price (see note 12).
  In 1996, the Company granted to employees 11,250 shares of restricted common stock for a total value of $177. Also in
    1996, 700 shares were forfeited at a value of $12 (see note 9).
  In 1996, the Company purchased Guinn Sinclair Insurance Services for a total purchase price of $221. Common stock was issued to settle $176 of the purchase price (see note 12).

          See accompanying notes to consolidated financial statements.

                        PAULA FINANCIAL AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997 (UNAUDITED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF OPERATIONS

    PAULA Financial and subsidiaries (collectively referred to as the Company) is an integrated insurance organization specializing in the production, underwriting and servicing of workers' compensation and accident and health insurance for agribusiness clients in California, Arizona, Oregon, Idaho, Alaska, Texas and Florida. For the year ended December 31, 1996, 66% of premiums earned were generated in California, and Arizona accounted for 22% of premiums earned. For the six months ended June 30, 1997, California, Arizona and Oregon accounted for 69%, 15% and 12% (unaudited), respectively, of premiums earned. The Company operates from many offices located throughout prime agricultural areas and places coverage with its insurance company subsidiaries and nonaffiliated insurance companies. The Company has recently obtained a license in the state of New Mexico.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of PAULA Financial and its wholly owned subsidiaries. The principal subsidiaries are: Pan American Underwriters, Inc., Pan American Underwriters Insurance Agents and Brokers, Inc., Agri-Comp Insurance Agency, Inc. and PAULA Trading Company Insurance Agents and Brokers, Inc. (insurance brokerages); Pan Pacific Benefit Administrators, Inc. (third-party administration operation); PAULA Mexico S.A. de C.V.; PAULA Insurance Company (casualty insurance); and PAULA Assurance Company (group accident and health and life insurance).

    All significant intercompany balances and transactions have been eliminated in consolidation.

    In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and revenues and expenses for the period. Actual results could differ significantly from those estimates.

    The unaudited consolidated financial statements as of and for the six months ended June 30, 1996 and 1997 include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the information for such periods.

    The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year.

INVESTMENTS AND CASH

    At December 31, 1995 and 1996 and June 30, 1997, the entire investment portfolio is classified as available-for-sale and is reflected at estimated fair value with unrealized gains and losses recorded as a separate component of stockholders' equity, net of related deferred income taxes. The premium and discount on fixed maturities and collateralized mortgage obligations are amortized using the scientific method. Amortization and accretion of premiums and discounts on collateralized mortgage obligations are adjusted for principal paydowns and changes in expected maturities. Investments in which the decline in market value is deemed other than temporary are reduced to the estimated realizable value through a charge to income.

                        PAULA FINANCIAL AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
    On January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). At adoption, the Company's portfolio was divided between the held to maturity and available-for-sale classifications. The impact of adoption of SFAS 115 was a net unrealized gain on investments of $931 in January 1994, net of taxes of $479.

    On November 21, 1995, the Company transferred its entire held-to-maturity portfolio to available-for-sale. The amortized cost at the transfer date was $37,508. The transfer resulted in an unrealized gain of $396, net of the tax impact. The transfer was made in accordance with implementation guidance provided in the Financial Accounting Standards Board's Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities."

    Invested cash consists primarily of commercial paper.

    Realized gains and losses on sales of investments are computed on the specific-identification basis.

    Restricted cash consists of premiums collected by the insurance brokerage subsidiaries but not yet remitted to insurance companies which is restricted as to use by law in the states in which the brokerage subsidiaries operate.

    For purposes of cash flow disclosure, cash and invested cash is defined as cash and invested cash that have original maturities of less than three months.

REVENUE RECOGNITION

    Premiums are earned by the insurance subsidiaries on a monthly pro rata basis over the terms of the policies. Commission income is recorded on the effective date of the policy or the billing date, whichever is later. Contingent commissions are recorded when ascertained.

PROPERTY AND EQUIPMENT

    Depreciation and amortization is provided over the estimated useful lives of the respective assets, primarily using the modified accelerated cost recovery system (which approximates the double-declining-balance method). Principal estimated useful lives used in computing the depreciation provisions are five years for automobiles and five to seven years for furniture and equipment.

    Leasehold improvements are depreciated on a straight-line basis over the term of the lease or the estimated useful life of the improvement if less than the lease term.

EXCESS OF COST OVER NET ASSETS ACQUIRED

    Excess of cost over net assets acquired is amortized on a straight-line basis over seven years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the balance over its remaining life can be recovered through the undiscounted future operating cash flows of the acquired operation. Accumulated amortization totaled $397, $766 and $957 (unaudited) at December 31, 1995 and 1996, and June 30, 1997, respectively.

                        PAULA FINANCIAL AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

    The liability for unpaid losses and loss adjustment expenses represents (a) case basis estimates of reported losses and loss adjustment expenses and (b) estimates based on past experience of unreported losses and loss adjustment expenses. Management believes that the provisions for losses and loss adjustment expenses are adequate to cover the net cost of incurred losses and loss adjustment expenses; however, the liability is by necessity based on estimates, and accordingly, there can be no assurance that the ultimate liability will not differ from such estimates.

    There is a high level of uncertainty inherent in the evaluation of the liability for unpaid losses and loss adjustment expenses. The ultimate costs of such claims are dependent upon future events, the outcomes of which are affected by many factors. Loss reserving procedures and settlement philosophy, current and perceived social and economic factors, inflation, current and future court rulings and jury attitudes, and many other economic, scientific, legal, political and social factors can all have significant effects on the ultimate costs of claims. Changes in Company operations and management philosophy may also cause actual developments to vary from the past.

POLICYHOLDER DIVIDENDS

    The insurance subsidiaries underwrite workers' compensation, accident and health and life insurance policies. Participating workers' compensation policies represented approximately 81%, 89%, 84% and 85% (unaudited) of net written premium for the years ended December 31, 1994, 1995 and 1996, and the six months ended June 30, 1997, respectively. Dividends are recorded as a liability based on estimates of ultimate amounts expected to be declared by the insurance subsidiaries' Boards of Directors.

INCOME TAXES

    The Company accounts for income taxes under the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair values of financial instruments are estimates of the fair values at a specific point in time using appropriate valuation methodologies. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the fair values presented are not necessarily indicative of amounts the Company could realize or settle currently. The Company does not necessarily intend to dispose of or liquidate such instruments prior to maturity.

    The fair values of notes payable and note payable to bank are estimated using discounted cash flow analyses based on current market interest rates. The estimated fair values approximate the related carrying values.

                        PAULA FINANCIAL AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
EARNINGS PER SHARE (EPS)

    The EPS calculations for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997 were based upon the weighted average number of shares of common stock outstanding adjusted for the effect of convertible securities, options and warrants considered to be common stock equivalents and options issued since August 1996 pursuant to Staff Accounting Bulletin No. 83. Stock options and warrants are considered to be common stock equivalents, except when their effect is antidilutive.

SUPPLEMENTAL INFORMATION

    The June 30, 1996 information presented in these consolidated financial statements is for an unaudited interim period which is presented for comparative purposes only.

(2)  INVESTMENTS

    Investments in fixed maturities are all held in investment grade securities. Fair values were obtained from published securities quotation services.

                        PAULA FINANCIAL AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(2)  INVESTMENTS (Continued)
FIXED MATURITIES

    The amortized cost and estimated fair value of investments in fixed maturities classified as available for sale at December 31, 1995 and 1996 and June 30, 1997 are as follows:

                                                                                   DECEMBER 31, 1995
                                                                  ----------------------------------------------------
                                                                                  GROSS         GROSS
                                                                   AMORTIZED   UNREALIZED    UNREALIZED     ESTIMATED
                                                                     COST         GAINS        LOSSES      FAIR VALUE
                                                                  -----------  -----------  -------------  -----------
U.S. Treasury securities and obligations of U.S. Government
  corporations and agencies.....................................   $  20,248          588           (11)       20,825
Obligations of states and political subdivisions................      50,366        1,254            (1)       51,619
Corporate securities............................................       8,080          529        --             8,609
                                                                  -----------       -----           ---    -----------
    Total.......................................................   $  78,694        2,371           (12)       81,053
                                                                  -----------       -----           ---    -----------
                                                                  -----------       -----           ---    -----------

                                                                                   DECEMBER 31, 1996
                                                                  ----------------------------------------------------
                                                                                  GROSS         GROSS
                                                                   AMORTIZED   UNREALIZED    UNREALIZED     ESTIMATED
                                                                     COST         GAINS        LOSSES      FAIR VALUE
                                                                  -----------  -----------  -------------  -----------
U.S. Treasury securities and obligations of U.S. Government
  corporations and agencies.....................................   $  16,619          207           (27)       16,799
Obligations of states and political subdivisions................      47,238          798           (28)       48,008
Corporate securities............................................       9,370          193            (3)        9,560
Collateralized mortgage obligations.............................       7,025            2           (23)        7,004
                                                                  -----------       -----           ---    -----------
    Total.......................................................   $  80,252        1,200           (81)       81,371
                                                                  -----------       -----           ---    -----------
                                                                  -----------       -----           ---    -----------

                                                                                JUNE 30, 1997 (UNAUDITED)
                                                                  ------------------------------------------------------
                                                                                  GROSS          GROSS
                                                                   AMORTIZED   UNREALIZED     UNREALIZED      ESTIMATED
                                                                     COST         GAINS         LOSSES       FAIR VALUE
                                                                  -----------  -----------  ---------------  -----------
U.S. Treasury securities and obligations of U.S. Government
  corporations and agencies.....................................   $  13,676          109             25         13,761
Obligations of states and political subdivisions................      54,957          915             12         55,860
Corporate securities............................................       9,215          155              6          9,364
Collateralized mortgage obligations.............................       7,637            5             21          7,620
                                                                                                      --
                                                                  -----------       -----                    -----------
    Total.......................................................   $  85,485        1,184             64         86,605
                                                                                                      --
                                                                                                      --
                                                                  -----------       -----                    -----------
                                                                  -----------       -----                    -----------

                        PAULA FINANCIAL AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(2)  INVESTMENTS (Continued)
    The amortized cost and estimated fair value of fixed maturities classified as available for sale at December 31, 1996 and June 30, 1997 by the earlier of the pre-escrowed date or contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          DECEMBER 31, 1996
                                                                       ------------------------
                                                                        AMORTIZED    ESTIMATED
                                                                          COST      FAIR VALUE
                                                                       -----------  -----------
Due in one year or less..............................................   $  13,516       13,623
Due after one year through five years................................      28,898       29,286
Due after five years through ten years...............................      30,813       31,458
Collateralized mortgage obligations..................................       7,025        7,004
                                                                       -----------  -----------
                                                                        $  80,252       81,371
                                                                       -----------  -----------
                                                                       -----------  -----------

                                                                            JUNE 30, 1997
                                                                             (UNAUDITED)
                                                                       ------------------------
                                                                        AMORTIZED    ESTIMATED
                                                                          COST      FAIR VALUE
                                                                       -----------  -----------
Due in one year or less..............................................   $  10,954       10,993
Due after one year through five years................................      48,191       48,979
Due after five years through ten years...............................      18,703       19,013
Collateralized mortgage obligations..................................       7,637        7,620
                                                                       -----------  -----------
                                                                        $  85,485       86,605
                                                                       -----------  -----------
                                                                       -----------  -----------

    Fixed maturities with a book value of $66,955 and $67,769 (unaudited) were on deposit with various regulatory authorities as of December 31, 1996 and June 30, 1997, respectively, as required.

PREFERRED STOCK

    Unrealized investment gains (losses) on preferred stock at December 31, 1995 and 1996 and June 30, 1997 are as follows:

                                                                        DECEMBER 31
                                                                   ----------------------       JUNE 30
                                                                     1995        1996            1997
                                                                   ---------     -----     -----------------
                                                                                              (UNAUDITED)
Gross unrealized gains...........................................  $  --              19              38
Gross unrealized losses..........................................     --          --              --
                                                                                      --              --
                                                                   ---------
                                                                   $  --              19              38
                                                                                      --              --
                                                                                      --              --
                                                                   ---------
                                                                   ---------

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(2)  INVESTMENTS (Continued)

COMMON STOCK

    Unrealized investment gains (losses) on common stock at December 31, 1995 and 1996 and June 30, 1997 are as follows:

                                                                       DECEMBER 31
                                                                  ----------------------      JUNE 30
                                                                    1995        1996           1997
                                                                  ---------     -----     ---------------
                                                                                            (UNAUDITED)
Gross unrealized gains..........................................  $      27          72            172
Gross unrealized losses.........................................        (71)        (29)           (22)
                                                                  ---------         ---            ---
                                                                  $     (44)         43            150
                                                                  ---------         ---            ---
                                                                  ---------         ---            ---

NET INVESTMENT INCOME

    Net investment income is summarized as follows:

                                                                                         SIX MONTHS
                                                      YEARS ENDED DECEMBER 31,         ENDED JUNE 30,
                                                   -------------------------------  --------------------
                                                     1994       1995       1996       1996       1997
                                                   ---------  ---------  ---------  ---------  ---------
                                                                                        (UNAUDITED)
Interest.........................................  $   4,669      4,963      4,839      2,382      2,518
Dividends........................................         87         51         62         31         74
                                                   ---------  ---------  ---------  ---------  ---------
                                                       4,756      5,014      4,901      2,413      2,592
Less investment expenses.........................       (220)      (197)      (200)       (91)       (93)
                                                   ---------  ---------  ---------  ---------  ---------
                                                   $   4,536      4,817      4,701      2,322      2,499
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------

    An affiliate of a significant holder of the Company's preferred stock also acts as the Company's investment advisor. Fees paid for such investment services totaled $119 and $146 in 1995 and 1996, respectively. For the six months ended June 30, 1996 and 1997, such fees totaled $74 (unaudited) and $81 (unaudited), respectively.

NET REALIZED INVESTMENT GAINS (LOSSES)

    Net realized investment gains (losses) are as follows:

                                                         YEARS ENDED DECEMBER 31,               SIX MONTHS
                                                                                              ENDED JUNE 30,
                                                    -----------------------------------  ------------------------
                                                      1994        1995         1996         1996         1997
                                                    ---------     -----        -----        -----        -----
                                                                                               (UNAUDITED)
Fixed maturities:
  Gross realized gains............................  $      16          81          449          429       --
  Gross realized losses...........................     --             (44)          (5)          (2)      --

Common stock:
  Gross realized gains............................         23      --           --           --           --
  Gross realized losses...........................        (39)     --           --           --           --
                                                                       --
                                                          ---                      ---          ---          ---
                                                    $  --              37          444          427       --
                                                                       --
                                                                       --
                                                          ---                      ---          ---          ---
                                                          ---                      ---          ---          ---

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(3)  UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

    Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

                                                                              SIX MONTHS
                                           YEARS ENDED DECEMBER 31,         ENDED JUNE 30,
                                        -------------------------------  --------------------
                                          1994       1995       1996       1996       1997
                                        ---------  ---------  ---------  ---------  ---------
                                                                             (UNAUDITED)
Balance at beginning of period........  $  62,629     60,473     57,049     57,049     55,720
  Less reinsurance recoverable on
    unpaid losses and loss adjustment
    expenses..........................      5,402      6,886      6,775      6,775      6,427
                                        ---------  ---------  ---------  ---------  ---------
Net balance at beginning of period....     57,227     53,587     50,274     50,274     49,293
                                        ---------  ---------  ---------  ---------  ---------

Incurred related to:
  Current period......................     32,677     33,261     36,554     16,841     29,245
  Prior periods.......................     (4,059)    (3,898)    (2,654)    (2,904)      (798)
                                        ---------  ---------  ---------  ---------  ---------
    Total incurred....................     28,618     29,363     33,900     13,937     28,447
                                        ---------  ---------  ---------  ---------  ---------
Paid related to:
  Current period......................     10,455     10,870     13,143      3,862      5,130
  Prior periods.......................     21,803     21,806     21,738     12,487     14,075
                                        ---------  ---------  ---------  ---------  ---------
    Total paid........................     32,258     32,676     34,881     16,349     19,205
                                        ---------  ---------  ---------  ---------  ---------
Net balance at end of period..........     53,587     50,274     49,293     47,862     58,535
  Plus reinsurance recoverable on
    unpaid losses and loss adjustment
    expenses..........................      6,886      6,775      6,427      6,427      6,437
                                        ---------  ---------  ---------  ---------  ---------
Balance at end of period..............  $  60,473     57,049     55,720     54,289     64,972
                                        ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------

    The favorable development in the liability for unpaid losses and loss adjustment expenses for prior years relates principally to reduced claim frequency and stable severity.

(4)  NOTES PAYABLE

    The Company has issued notes payable to current and retiring employees for repurchase of Company common stock, which are due in annual installments with initial terms ranging from one to six years. Interest, expensed monthly, is adjusted to prime at various specified dates each year.

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(4)  NOTES PAYABLE (Continued)
    A summary of notes payable at December 31, 1995 and 1996 and June 30, 1997 is as follows:

                                                                                       DECEMBER 31
                                                                                   --------------------    JUNE 30,
                                                                                     1995       1996         1997
                                                                                   ---------  ---------  -------------
                                                                                                          (UNAUDITED)
Notes payable to former stockholders (interest 8.75% at December 31, 1995 and
 1996, and 8.25% (unaudited) at June 30, 1997 due at various dates through
 January 1999), secured by 210,017 shares and 141,594 shares of the Company's common stock at December 31, 1995 and 1996, respectively, and 73,171 shares
 (unaudited) at June 30, 1997....................................................  $   4,672      3,143        1,614
Notes payable to former stockholders (interest at 8.5% and 8.25% at December 31,
 1995 and 1996, respectively, due at various dates through 1997), unsecured......        157         51       --
Note payable (interest at 8.75% and 8.25% at December 31, 1995 and 1996,
 respectively, and 8.25% (unaudited) at June 30, 1997 due 1998), unsecured.......        154        105           78
Note payable (interest at 0.0% at December 31, 1996 and June 30, 1997
 (unaudited), due 1999) unsecured................................................     --            269          219
Notes payable of employee stock ownership plan (interest at 8.75% and 8.25% at
 December 31, 1995 and 1996, respectively, and 8.25% (unaudited) at June 30, 1997 due March 1999), secured by 26,964 shares and 18,507 shares of the Company's common stock at December 31, 1995 and 1996, respectively, and 16,374 shares
 (unaudited) at June 30, 1997, guaranteed by the Company.........................        319        221          196
                                                                                   ---------  ---------        -----
                                                                                   $   5,302      3,789        2,107
                                                                                   ---------  ---------        -----
                                                                                   ---------  ---------        -----

    Aggregate annual commitments under notes payable are as follows at December 31, 1996:

1997.....................................................   $   1,832
1998.....................................................       1,778
1999.....................................................         136
2000.....................................................          43
                                                           -----------
                                                            $   3,789
                                                           -----------
                                                           -----------

    Aggregate annual commitments under notes payable are as follows at June 30, 1997:

                                                                         (UNAUDITED)
1997...................................................................   $      78
1998...................................................................       1,876
1999...................................................................         110
2000...................................................................          43
                                                                         -----------
                                                                          $   2,107
                                                                         -----------
                                                                         -----------

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(4)  NOTES PAYABLE (Continued)
    Total interest paid by the Company on all notes during the years ended December 31, 1994, 1995 and 1996 was $188, $419 and $1,300, respectively. Total interest paid by the Company for the six months ended June 30, 1996 and 1997 was $677 (unaudited) and $395 (unaudited), respectively.

(5)  NOTE PAYABLE TO BANK

    At December 31, 1995 and 1996, the Company had an unsecured line of credit with a commercial bank of $10,500. As of December 31, 1996, the Company had drawn $7,490 on the line of credit. The interest rate on the line of credit was based on various indices. The average interest rate at December 31, 1996 was 7.8%. The line of credit required no principal payments during its term and matured December 31, 1998. The line of credit imposed certain financial covenants.

    On March 31, 1997, the Company entered into a $15,000 unsecured line of credit with another commercial bank. The line of credit requires no principal payments during its term and matures December 31, 1999 and, at the Company's option, converts to a two-year term note. The interest rate on the line of credit is based on various indices. The line of credit imposes certain financial covenants. On March 31, 1997, the Company drew on the line of credit to repay in full and terminate the first line of credit.

    As of June 30, 1997, the Company had an outstanding balance of $9,361 (unaudited) on the line of credit. The average interest rate at June 30, 1997 was 7.6% (unaudited).

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(6)  INCOME TAXES

    The Company and its subsidiaries file a consolidated Federal income tax return. Income tax expense (benefit) for the years ended December 31, 1994, 1995 and 1996 is shown as follows:

                    YEARS ENDED DECEMBER 31,                       FEDERAL     STATE      TOTAL
----------------------------------------------------------------  ---------  ---------  ---------
1994:
  Current.......................................................  $   1,698         (7)     1,691
  Deferred......................................................       (119)    --           (119)
                                                                  ---------  ---------  ---------
                                                                  $   1,579         (7)     1,572
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------
1995:
  Current.......................................................  $  (1,615)        25     (1,590)
  Deferred......................................................        799     --            799
                                                                  ---------  ---------  ---------
                                                                  $    (816)        25       (791)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------
1996:
  Current.......................................................  $   1,079         30      1,109
  Deferred......................................................       (282)    --           (282)
                                                                  ---------  ---------  ---------
                                                                  $     797         30        827
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

                   SIX MONTHS ENDED JUNE 30,
----------------------------------------------------------------
1996 (unaudited)
  Current.......................................................  $     474          4        478
  Deferred......................................................        (35)    --            (35)
                                                                  ---------  ---------  ---------
                                                                  $     439          4        443
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------
1997 (unaudited)
  Current.......................................................  $    (233)        14       (219)
  Deferred......................................................        757     --            757
                                                                  ---------  ---------  ---------
                                                                  $     524         14        538
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(6)  INCOME TAXES (Continued)

    The total tax expense (benefit) is different from the applicable Federal income tax rate of 34% for the reasons reflected in the following reconciliation:

                                                                                                            SIX MONTHS ENDED
                                                                            YEARS ENDED DECEMBER 31,
                                                                                                                JUNE 30,
                                                                         -------------------------------  --------------------
                                                                           1994       1995       1996       1996       1997
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                                                              (UNAUDITED)
Expected tax expense (benefit).........................................  $   2,134       (167)     1,615        852        963
Municipal bond interest................................................       (615)      (688)      (782)      (417)      (417)
Dividends-received deduction...........................................        (17)       (10)        (5)        (2)        (6)
Nondeductible expenses.................................................         61         55         55         28         33
State income taxes, net of Federal benefit.............................         (4)        17         20          3         10
Other, net.............................................................         13          2        (76)       (21)       (45)
                                                                         ---------        ---  ---------        ---        ---
                                                                         $   1,572       (791)       827        443        538
                                                                         ---------        ---  ---------        ---        ---
                                                                         ---------        ---  ---------        ---        ---

    Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:

                                                                                     DECEMBER 31
                                                                                 --------------------
                                                                                   1995       1996
                                                                                 ---------  ---------    JUNE 30
                                                                                                          1997
                                                                                                       -----------
                                                                                                       (UNAUDITED)
Deferred tax assets:
  Loss reserve discounting.....................................................  $   3,878      3,611       4,183
  Policyholder dividends.......................................................      1,594      1,354       1,219
  Salvage and subrogation......................................................        163        306         408
  Unearned premiums............................................................        313        725         909
  Unbilled premiums............................................................        410        329         410
  Other........................................................................        406        778         593
                                                                                 ---------  ---------  -----------
      Gross deferred tax assets................................................      6,764      7,103       7,722
                                                                                 ---------  ---------  -----------
Deferred tax liabilities:
  Unbilled premiums............................................................     (1,779)    (1,795)     (2,635)
  Tax on net unrealized gain on securities carried at market value.............       (787)      (401)       (444)
  Other........................................................................        (37)       (78)       (614)
                                                                                 ---------  ---------  -----------
      Gross deferred tax liabilities...........................................     (2,603)    (2,274)     (3,693)
                                                                                 ---------  ---------  -----------
      Net deferred tax asset...................................................  $   4,161      4,829       4,029
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

    The recoverability of the net deferred tax asset is demonstrated by taxes paid in prior years and available tax planning strategies. Management believes that it is more likely than not that the results of future operations and various tax planning strategies will generate sufficient taxable income in the periods necessary to realize the net deferred tax asset.

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(6)  INCOME TAXES (Continued)
    The Company paid $2,103, $375 and $1,400 of Federal income taxes during the years ended December 31, 1994, 1995 and 1996, respectively. The Company paid $0 (unaudited) and $1,300 (unaudited) for the six months ended June 30, 1996 and 1997, respectively.

(7)  REINSURANCE

    In the ordinary course of business, the insurance subsidiaries cede insurance for the purpose of obtaining greater risk diversification and minimizing the maximum net loss potential arising from large claims. The insurance subsidiaries, however, are contingently liable in the event that their reinsurers become unable to meet their contractual obligations. A large portion of the reinsurance is effected under reinsurance contracts known as treaties. PAULA Insurance Company (PICO) maintains excess of loss and catastrophic reinsurance arrangements to protect it against losses above its retention on workers' compensation policies. The maximum retention on workers' compensation policies is $200 in 1994 through June 30, 1996 and $250 for the last six months of 1996 and 1997 for each loss occurrence.

    The following amounts have been deducted in the accompanying consolidated financial statements as a result of reinsurance ceded:

                                                                                                   SIX MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,                JUNE 30,
                                                            -------------------------------  ----------------------------
                                                              1994       1995       1996         1996           1997
                                                            ---------  ---------  ---------  -------------  -------------
                                                                                                     (UNAUDITED)
Premiums earned...........................................  $   2,006      1,836      2,056          914          1,384
Losses and loss expenses incurred.........................      2,644        811        940        2,039            471
                                                            ---------  ---------  ---------        -----          -----
                                                            ---------  ---------  ---------        -----          -----

Substantially all reinsurance balances are with General Reinsurance Corporation.

(8)  STOCKHOLDERS' EQUITY

    In August 1994, the Company completed a private placement of 941,177 shares of Series A -- convertible preferred stock. Gross proceeds of $16,000 were received from three institutional investor groups which obtained the stock for their own portfolios or investment funds. In addition to a cash commission paid in connection with the private placement, the Company issued warrants to purchase 82,353 shares of common stock at the fair market value at the date of issuance of $17.00 per share to the placement agents. The offering was initiated to strengthen the Company's capital position, to provide some liquidity to the ESOP and to provide funds to assist the Company in its long-term goal to expand its operations.

    The preferred stock has dividend and voting rights consistent with common stockholders on an if-converted basis, and has a liquidation preference of $17.00 per share plus all accrued and unpaid dividends. The preferred stock is convertible into common shares on a one-for-one basis at the holder's option or automatically upon consummation of a qualified initial public offering with aggregate proceeds in excess of $20,000 and a per share price greater than $25.50 (a "Qualified Initial Public Offering"). The preferred stock is redeemable at the holder's option beginning December 31, 1998 at the greater of fair value as determined by an independent party or 1.15 times the book value of the preferred stock. Such redemption right terminates upon the effectiveness of a registration statement for a Qualified Initial Public Offering. The preferred stock restricts both dividend payments and the repurchase of stock from

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(8)  STOCKHOLDERS' EQUITY (Continued)
the Company's employees and directors so long as the preferred stock remains outstanding. The preferred stock purchase agreement imposes certain additional covenants.

    In January 1995, the Company agreed to repurchase 259,309 shares of common stock and options to acquire 20,000 shares, for a purchase price of $22.50 per share and $5.50 per option, from the retiring Chairman of the Board. The per share price was based on a third-party offer. The amount of the repurchase totaled $6,284, of which $1,486 was paid in each of January 1995 and 1996. The remaining balance is included in a note payable with annual principal and interest payments through 1998. The interest rate on the note equals the prime rate. At June 30, 1997, the outstanding balance on the note was $1,486 (unaudited).

    Upon reincorporation of the Company as a Delaware corporation, the par value of the common and preferred stock was changed to $0.01 from no par value stock and the number of common shares authorized was increased from 10,000,000 to 15,000,000.

    The Company is obligated under the terms of its ESOP to repurchase shares allocated to ESOP participants when the participants qualify for a distribution (i.e., retirement or break in service) in the event the participants choose to sell such shares and the ESOP is unable to repurchase the shares directly (see note 9).

    The purchase price of the Company's shares has historically been evaluated and determined annually by an independent appraisal firm, as required, and is approved by the ESOP committee. This appraisal is used for determining the market value of the shares with respect to the ESOP.

    PAULA Financial is dependent on the transfer of funds from its subsidiaries. Dividends and advances from PICO and PACO are restricted by law and minimum capitalization requirements and, above certain thresholds, subject to approval by insurance regulatory authorities. Net assets of the insurance subsidiaries in the amount of $37,403, $39,800 and $42,812 (unaudited) at December 31, 1995 and 1996 and June 30, 1997, respectively, are restricted as to their availability for advances or dividends to PAULA Financial due to insurance regulatory requirements.

(9)  EMPLOYEE BENEFIT PLANS

    The Company maintains a defined contribution employee stock ownership plan
(ESOP) covering all full-time employees, excluding hourly employees. The ESOP has assets principally comprised of 547,063 shares of the Company's common stock at December 31, 1995 and 1996 and 547,063 shares (unaudited) at June 30, 1997. The Company can make annual contributions to the ESOP in cash or shares of the Company's common stock in amounts determined by the Company's Board of Directors, except that such contributions must be in cash to the extent the ESOP requires liquid funds to meet its obligations. The Company expensed cash contributions of $150 in each of the years ended December 31, 1994, 1995 and 1996. The Company expensed cash contributions of $75 (unaudited) and $76 (unaudited) for the six months ended June 30, 1996 and 1997, respectively.

    The Company is obligated under the terms of its ESOP to repurchase shares distributed to ESOP participants when the participants qualify for a distribution (i.e., retirement or break in service) in the event the participants choose to sell such shares and the ESOP is unable to repurchase the shares

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(9)  EMPLOYEE BENEFIT PLANS (Continued)
directly. Such shares must be paid for within five years. This commitment, if all shares were distributed, would be approximately $11,449 as of December 31, 1996 and $11,495 (unaudited) at June 30, 1997.

    During 1994, the Company repurchased 367,647 shares of common stock from the ESOP with funds obtained from the preferred stock private placement. This provided the ESOP with a cash flow of $6,250.

    The Company maintains a 401(k) plan covering substantially all employees. Employees may contribute up to 17% of their compensation. The Company makes a matching contribution of 50% of the employee contribution, limited to 6% of compensation. Total employer costs under the plan were $192, $208 and $208 for the years ended December 31, 1994, 1995 and 1996, respectively. Total employer costs under the plan were $95 (unaudited) and $115 (unaudited) for the six months ended June 30, 1996 and 1997, respectively.

    Employees of the Company receive an annual year-end bonus based upon the profitability of the Company. Amounts expensed under bonus programs were $871, $427 and $1,053 for the years ended December 31, 1994, 1995 and 1996, respectively. Amounts expensed under these bonus programs were $369 (unaudited) and $295 (unaudited) for the six months ended June 30, 1996 and 1997, respectively.

    In 1994, the Company adopted a stock incentive plan, reserving 275,000 shares of common stock, which provides for granting of stock options and restricted stock bonuses to officers and directors and key employees of the Company. Options and restricted stock are granted at the discretion of the Executive Compensation Committee of the Board of Directors. Options are granted at fair value as determined by the Executive Compensation Committee of the Board of Directors.

    Stock options vest either immediately or over periods not to exceed five years and carry an exercise price equal to or in excess of the fair market value of the common stock on the date of grant. The stock options are exercisable for a ten-year term.

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(9)  EMPLOYEE BENEFIT PLANS (Continued)
    Changes in the status of options granted under the plan are summarized as follows:

                                                                     1994
                                                 --------------------------------------------
                                                                                  WEIGHTED
                                                                EXERCISE          AVERAGE
                                                  SHARES          PRICE        EXERCISE PRICE
                                                 ---------  -----------------  --------------
Beginning of year..............................     --      $      --                --
    Granted....................................     83,650      17.00 - 18.06         17.05
    Canceled...................................     --             --                --
    Exercised or redeemed......................     --             --                --
                                                 ---------  -----------------       -------
End of year....................................     83,650  $   17.00 - 18.06         17.05
                                                 ---------  -----------------       -------
                                                 ---------  -----------------       -------
Exercisable....................................     83,650  $   17.00 - 18.06         17.05
                                                 ---------  -----------------       -------
                                                 ---------  -----------------       -------

                                                                     1995
                                                 --------------------------------------------
                                                                                  WEIGHTED
                                                                EXERCISE          AVERAGE
                                                  SHARES          PRICE        EXERCISE PRICE
                                                 ---------  -----------------  --------------
Beginning of year..............................     83,650  $   17.00 - 18.06         17.05
    Granted....................................     15,500              18.06         18.06
    Canceled...................................     (1,175)             18.06         18.06
    Exercised or redeemed......................    (40,000)             17.00         17.00
                                                 ---------  -----------------       -------
End of year....................................     57,975  $   17.00 - 18.06         17.33
                                                 ---------  -----------------       -------
                                                 ---------  -----------------       -------
Exercisable....................................     47,500  $   17.00 - 18.06         17.33
                                                 ---------  -----------------       -------
                                                 ---------  -----------------       -------

                                                                     1996
                                                 --------------------------------------------
                                                                                  WEIGHTED
                                                                EXERCISE          AVERAGE
                                                  SHARES          PRICE        EXERCISE PRICE
                                                 ---------  -----------------  --------------
Beginning of year..............................     57,975  $   17.00 - 18.06         17.33
    Granted....................................    144,650      15.76 - 25.00         17.66
    Canceled...................................       (300)             18.06         18.06
    Exercised or redeemed......................     --             --                --
                                                 ---------  -----------------       -------
End of year....................................    202,325  $   15.76 - 25.00         17.56
                                                 ---------  -----------------       -------
                                                 ---------  -----------------       -------
Exercisable....................................    140,350  $   15.76 - 25.00         17.56
                                                 ---------  -----------------       -------
                                                 ---------  -----------------       -------

    No options have been granted, cancelled, exercised or redeemed during the six months ended June 30, 1997 (unaudited).

    Pursuant to the plan, the Company granted 14,350 shares at $18.06 per share and 11,250 shares at $15.76 per share of restricted common stock in 1995 and 1996, respectively. The per share price for

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(9)  EMPLOYEE BENEFIT PLANS (Continued)
these awards was based on an annual independent appraisal. The restrictions lapse pursuant to various vesting schedules. Holders of restricted stock are entitled to vote such shares and receive dividends, which are not subject to restrictions. As of December 31, 1996, the restrictions on an aggregate of 1,700 shares of restricted stock have lapsed; 4,750 and 700 shares in 1995 and 1996, respectively, were forfeited based upon voluntary termination. No restricted stock was granted in the six months ending June 30, 1997, and 100 shares were forfeited based upon voluntary termination (unaudited).

    At December 31, 1996, 12,525 shares of common stock were available for issuance under the plan. At June 30, 1997, 12,625 shares (unaudited) were available for issuance under the plan.

    In addition, in 1996, the Company issued options to purchase an aggregate of 158,000 shares of common stock to officers and directors of the Company outside the Plan. The options carry an exercise price of $19.00 per share. Also, outstanding is an option to purchase an aggregate of 30,000 shares of common stock to an officer of the Company outside of the plan granted at $17.00 per share in 1994. The options were granted at fair value as determined by the Executive Compensation Committee of the Board of Directors. Such options have the same terms as options granted under the plan and are immediately exercisable.

    In 1997, the Company adopted its 1997 Stock Incentive Plan, reserving 100,000 shares of common stock, none of which have been granted as of June 30, 1997 (unaudited).

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25), and related interpretations in accounting for its employee stock options and adopt the disclosure requirements of Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123). Had compensation cost for the Company's stock-based compensation plan been reflected in the accompanying consolidated financial statements based on the fair value at the grant dates for option awards consistent with the method of Statement 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                       YEARS ENDED
                       DECEMBER 31,
                   --------------------
                     1995       1996
                   ---------  ---------   SIX MONTHS
                                          ENDED JUNE
                                              30,
                                             1997
                                         -------------
                                          (UNAUDITED)
As reported        $     300      3,923        2,294
Pro forma                257      3,326        2,151
                   ---------  ---------        -----
                   ---------  ---------        -----

    The fair value for these options was estimated at the date of grant using the minimum value method. The risk free interest rate used for options granted during 1995 and 1996 was 6.4%. An average option exercise period of seven years was used. Pro forma net income reflects only options granted in 1995 and 1996. During the initial phase-in period of Statement 123, the full impact of calculating compensation cost for stock options is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting periods and compensation cost for options granted prior to January 1, 1995 is not considered.

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(10)  STATUTORY ACCOUNTING PRACTICES

    The insurance subsidiaries are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from generally accepted accounting principles (GAAP). Amounts reported to regulatory authorities as compared to amounts included in the accompanying consolidated financial statements on a GAAP basis for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997 follow:

                                                                 AS INCLUDED
                                                                    IN THE
                                                                 ACCOMPANYING
                                                                 CONSOLIDATED    AS REPORTED
                                                                  FINANCIAL     TO REGULATORY
                                                                  STATEMENTS     AUTHORITIES
                                                                --------------  -------------
Years ended December 31
1994:
  Net earnings................................................    $    5,366          5,368
                                                                --------------  -------------
                                                                --------------  -------------
  Stockholders' equity........................................    $   38,146         19,381
                                                                --------------  -------------
                                                                --------------  -------------
1995:
  Net earnings................................................    $    2,052          3,122
                                                                --------------  -------------
                                                                --------------  -------------
  Stockholders' equity........................................    $   41,003         30,271
                                                                --------------  -------------
                                                                --------------  -------------
1996:
  Net earnings................................................    $    5,770          5,080
                                                                --------------  -------------
                                                                --------------  -------------
  Stockholders' equity........................................    $   45,202         35,144
                                                                --------------  -------------
                                                                --------------  -------------
Six months ended June 30
1996 (unaudited):
  Net earnings................................................    $    2,470          1,935
                                                                --------------  -------------
                                                                --------------  -------------
  Stockholders' equity........................................    $   42,269         32,060
                                                                --------------  -------------
                                                                --------------  -------------
1997 (unaudited):
  Net earnings................................................    $    2,927          2,972
                                                                --------------  -------------
                                                                --------------  -------------
  Stockholders' equity........................................    $   48,214         35,901
                                                                --------------  -------------
                                                                --------------  -------------

    Statutory accounting practices for the insurance subsidiaries are prescribed or permitted by the Department of Insurance of the State of California. Prescribed accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC) as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state and may change in the future. Furthermore, the National Association of Insurance Commissioners has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(10) STATUTORY ACCOUNTING PRACTICES (Continued) project will likely change the definition of what comprises prescribed versus permitted statutory accounting practices and may result in changes to the accounting policies that insurance enterprises use to prepare their statutory financial statements.

    Insurance regulatory authorities impose various restrictions on the payment of dividends and advances by insurance companies. As of December 31, 1996, the maximum dividend and advance payments that may be made during 1997 by the insurance subsidiaries to PAULA Financial without prior approval of the regulatory authorities are limited to the greater of net income for the preceding year or 10% of policyholder surplus as of the preceding December 31 and approximate $5.4 million.

(11)  COMMITMENTS AND CONTINGENCIES

    The Company leases buildings for its home office and certain other premises under long-term operating leases that expire in various years to 2002. Certain of these leases are with related parties. Rent expense was $1,342, $1,483 and $1,657 for the years ended December 31, 1994, 1995 and 1996, respectively. Rent expense for the six months ended June 30, 1996 and 1997 was $798 (unaudited) and $777 (unaudited), respectively. Included in rent expense is rent paid to related parties of the Company totaling $129, $230 and $149 for the years ended December 31, 1994, 1995 and 1996, respectively and $91 (unaudited) and $52 (unaudited) for the six months ended June 30, 1996 and 1997, respectively.

    Approximate aggregate minimum rental commitments under operating leases at December 31, 1996 are as follows:

1997...............................................................  $   1,399
1998...............................................................      1,425
1999...............................................................        682
2000...............................................................        211
2001 and thereafter................................................        186
                                                                     ---------
                                                                     $   3,903
                                                                     ---------
                                                                     ---------

    Approximate aggregate minimum rental commitments under operating leases at June 30, 1997 are as follows:

                                                                                   (UNAUDITED)
1997.............................................................................   $     717
1998.............................................................................       1,425
1999.............................................................................         682
2000.............................................................................         211
2001 and thereafter..............................................................         186
                                                                                   -----------
                                                                                    $   3,221
                                                                                   -----------
                                                                                   -----------

    Certain of these leases contain renewal provisions.

                        PAULA FINANCIAL AND SUBSIDIARIES

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(11)  COMMITMENTS AND CONTINGENCIES (Continued)
    In the ordinary course of business, the Company's subsidiaries are defendants in various lawsuits. Management believes that the ultimate disposition of the litigation will not result in a material impact to the financial position or operating results of the Company.

    The NAIC has adopted a risk-based capital formula for both property and casualty and life insurance companies. These formulas calculate a minimum level of capital and surplus which should be maintained by each insurer. At December 31, 1996, both PICO and PACO's adjusted capital and surplus exceeded their respective risk-based capital requirements.

(12)  ACQUISITIONS

    In December 1994, the Company acquired the assets of the predecessors of Agri-Comp Insurance Agency, Inc. for a purchase price of $1,800. The acquisition has been accounted for using the purchase method of accounting and the operations from the date of acquisition have been included in the accompanying consolidated financial statements. The purchase price has principally been allocated to the excess of cost over net assets acquired.

    In November 1995, the Company acquired the assets of Desert Benefits, Inc., an insurance agency specializing in agribusiness and rural market medical benefit programs, for total consideration of $700. The purchase price was comprised of a $140 cash payment and the issuance of common stock for the remaining balance (35,533 shares). The acquisition has been accounted for using the purchase method of accounting and the operations have been included in the accompanying consolidated financial statements from the date of acquisition. The purchase price has principally been allocated to the excess of cost over net assets acquired.

    In August 1996, the Company acquired the assets of Guinn Sinclair Insurance Services, an insurance agency specializing in farm labor contractor insurance needs, for total consideration of $221. The purchase price was comprised of a $44 cash payment and the issuance of common stock for the remaining balance (5,882 shares). The acquisition has been accounted for as an asset purchase and the operations have been included in the accompanying consolidated financial statements from the date of acquisition. The purchase price has principally been allocated to the excess of cost over net assets acquired.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholder have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co. and Conning & Company are acting as representatives, has severally agreed to purchase from the Company and the Selling Stockholder, the respective number of shares of Common Stock set forth opposite its name below:

                                                                                              NUMBER OF
                                                                                              SHARES OF
                                                                                               COMMON
                                        UNDERWRITER                                             STOCK
-------------------------------------------------------------------------------------------  -----------
Goldman, Sachs & Co........................................................................
Conning & Company..........................................................................

                                                                                             -----------
    Total..................................................................................
                                                                                             -----------
                                                                                             -----------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

    The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $         per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $         per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

    The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of
them, as shown in the foregoing table, bears to the       shares of Common Stock
offered.

    The Company, its executive officers and directors, the ESOP and certain other holders of Common Stock, which in the aggregate will hold approximately
   % of the outstanding shares of the Company after the offering, have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of, or, with certain exceptions, file or cause to be filed with the Commission a registration statement with respect to, shares of Common Stock (other than, in the case of the Company, pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus and, in the case of the ESOP, distributions of shares to the participants in the ESOP upon termination of such participants' employment with the Company) or any securities of the Company which are substantially similar to the shares of Common Stock or which are convertible into or exchangeable for shares of Common Stock or securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives, except for the shares of Common Stock offered in connection with the offering.

    Conning Asset Management, an affiliate of Conning & Company, acts as the Company's investment advisor and receives customary compensation for its services in such capacity. See "Business-- Investments and Investment Results" and "Certain Transactions". In addition, Conning & Company beneficially owned in
the aggregate 25.4% of the Common Stock as of June 30, 1997 (      % upon
consummation of the offering). See "Principal and Selling Stockholders". Pursuant to the provisions of the Preferred Stock Purchase Agreement, Conning & Company has designated two members of the Company's Board of Directors. The provisions of the Preferred Stock Purchase Agreement providing for such designation will terminate upon consummation of the offering. See "Management--Directors and Executive Officers".

    Under Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD"), the Company may be deemed an affiliate of Conning & Company. This offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's equity securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Goldman, Sachs & Co. has served in such role and has recommended a price in compliance with the requirements of Rule 2720. Goldman, Sachs & Co. will receive compensation from the Company in the amount of $10,000 for serving in such role. In connection with the offering, Goldman, Sachs & Co. in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the Underwriters may not confirm sales to any discretionary account without the prior specific written approval of the customer.

    In connection with the offering, the Underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares of Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares of Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The Common Stock will be quoted on the Nasdaq National Market under the symbol "PFCO".

    The Company and the Selling Stockholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1993.

                      GLOSSARY OF SELECTED INSURANCE TERMS

    The following terms when used in this Prospectus have the following meaning:

Accident Year.............................  The calendar year in which the event giving rise to a claim occurs regardless of the year during which the policy covering the event was written.

Cede......................................  To transfer to a reinsurer all or a portion of a risk in consideration of a premium.

Combined ratio............................  The sum of the loss ratio, the expense ratio and the policyholder dividend ratio, expressed as a percentage, determined in accordance with either SAP or GAAP.

Earned surplus............................  The cumulative amount of retained net profits from insurance operations, including investment income, as determined under SAP.

Estimated Annual Premium ("EAP")..........  As of any date, the sum of the estimated total annualized premiums for all policies in force on that date, whether earned prior to or after such date.

Excess of loss reinsurance................  A form of reinsurance in which the reinsurer indemnifies the ceding company against all or a portion of the amount of loss in excess of a specific retention.

Expense ratio.............................  The percentage arrived at by dividing the amount of underwriting expenses by the amount of premium earned, in the case of a GAAP expense ratio, and premium written, in the case of a SAP expense ratio.

Experience modification...................  A factor applied to each policyholder's premium rates established by the applicable statistical rating bureau which reflects the policyholder's historical loss experience.

Frequency.................................  The number of claims occurring under a given coverage divided by the number of exposures for the given coverage.

GAAP......................................  Generally accepted accounting principles.

Incurred but not reported ("IBNR")          Claims that have been incurred but not reported to the insurer.
claims....................................

Loss adjustment expenses ("LAE")..........  The expenses of settling claims, including legal and other fees, and general expenses of administering the claims adjustment process.

Loss ratio................................  For SAP and GAAP, net losses and loss adjustment expenses incurred, divided by net premiums earned, expressed as a percentage.

Participating policy......................  An insurance policy where the policyholder may receive a "dividend", which is a partial return of premium, after the expiration of a policy period, subject to declaration by the Board of Directors.

Policyholder dividend ratio...............  The percentage arrived at by dividing the amount of policyholder dividends incurred by the amount of net premium earned.

Premiums earned...........................  The amount of premiums recognized as revenue for accounting purposes during a given period. Generally, premiums are earned ratably over the term of the related policy.

Premiums written..........................  Gross premiums received by an insurer during a given period.

Reinsurance...............................  A procedure whereby an original insurer remits a portion of the premium to a reinsurer as payment for the reinsurer's assumption of all or a portion of the risk.

Reserve for losses and LAE................  The estimated liability for unpaid losses and LAE representing estimates of amounts needed to pay and settle reported and unreported claims and the related LAE.

Statutory Accounting Practices or "SAP"...  Recording accounting transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by state insurance regulatory agencies. The principal differences between SAP and
                                            GAAP are as follows: (a) under SAP, certain assets (nonadmitted assets) are eliminated from the balance sheet; (b) under SAP, policy acquisition costs are expensed upon policy inception, while under GAAP they are deferred and amortized over the term of the policies; (c) under SAP, no provision is made for deferred income taxes; and (d) under SAP, certain reserves are recognized which are not recognized under GAAP.

Severity..................................  The cost of a claim under an insurance policy.

Statutory surplus.........................  The amount remaining after all liabilities are subtracted from all admitted assets, as determined in accordance with SAP. This amount is regarded as financial protection to policyholders in the event the insurance company suffers unexpected or catastrophic losses.

Treaty....................................  A reinsurance agreement between the ceding company and the reinsurer, typically for one year or longer, which stipulates the terms of the reinsurance applicable to some class or classes of business.

Underwriting..............................  The process whereby an insurer reviews applications submitted for insurance coverage and determines whether it will accept all or part, and at what premium, of the coverage being requested.

Underwriting expenses.....................  The aggregate of policy acquisition costs and the portion of administrative, general and other expenses attributable to the underwriting process as they are accrued and expensed.

Underwriting profit (loss)................  The amount of pretax income (loss) from insurance operations, exclusive of net investment income and capital gains or losses.

A collage of logos of a representative list of the Company's endorsements will appear with the heading, "PAULA's representative agribusiness endorsements."

                                    [LOGOS]

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            -----------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Prospectus Summary........................................................    4
Risk Factors..............................................................   10
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Dilution..................................................................   17
Capitalization............................................................   18
Selected Financial Data...................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   21
Business..................................................................   29
Management................................................................   58
Certain Transactions......................................................   65
Principal and Selling Stockholders........................................   66
Description of Capital Stock..............................................   68
Shares Eligible for Future Sale...........................................   70
Validity of Common Stock..................................................   72
Experts...................................................................   72
Index to Consolidated Financial Statements................................  F-1
Underwriting..............................................................  U-1
Glossary of Selected Insurance Terms......................................  G-1

                            -----------------------

    THROUGH AND INCLUDING          , 1997 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                         SHARES

                                PAULA FINANCIAL

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                               ------------------

                                  [ L O G O ]

                               ------------------

                              GOLDMAN, SACHS & CO.
                               CONNING & COMPANY

                      REPRESENTATIVES OF THE UNDERWRITERS

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table itemizes the expenses incurred by the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts. All the amounts shown are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq listing fee.

Registration Fee--Securities and Exchange Commission.............  $  13,637
Filing Fee--National Association of Securities Dealers, Inc......      5,000
Nasdaq Listing Fee...............................................   To be determined.
Legal Fees and Expenses (other than Blue Sky)....................    170,000
Accounting Fees and Expenses.....................................    125,000
Blue Sky Fees and Expenses, including Legal Fees.................     10,000
Printing, including Registration Statement, Prospectus, etc......    100,000
Transfer Agent and Registrar Fees................................     15,000
Miscellaneous Expenses...........................................    310,000
                                                                   ---------
    Total........................................................  $
                                                                   ---------
                                                                   ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Certificate of Incorporation and Bylaws of the Company provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise. In addition, the Company has entered into indemnification agreements with its directors and officers providing, subject to the terms therein, that the Company will indemnify such individuals for damages suffered by reason of the fact that any such individual is a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or enterprise. The Certificate of Incorporation and Bylaws of the Company, together with such indemnification agreements, relieve its directors from monetary damages for breach of such director's fiduciary duty as directors to the fullest extent permitted by the DGCL. Consequently, a director or officer will not be personally liable to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violation of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemption and dividends, or (v) for any transactions from which the director derived an improper personal benefit. Depending upon the character of the proceeding, under Delaware law, the Company may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. To the extent that a director or officer of the Company has been successful in the defense of any action, suit or proceeding referred to above, the

Company will be obligated to indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

    Pursuant to the Underwriting Agreement, a copy of which is filed as Exhibit 1 to this Registration Statement, the Company has agreed to indemnify the Underwriters against certain liabilities which may be incurred in connection with the offering made by the Prospectus forming a part of the Registration Statement, including liabilities under the Securities Act, and the Underwriters have agreed to indemnify the Company and their officers and directors against certain similar liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    The Registrant issued     shares upon the reincorporation. The predecessor
of the Registrant did not issue any securities during the past three years other than (i) warrants to purchase an aggregate of 82,353 shares of Common Stock for $17.00 per share issued to the Preferred Stock placement agents in August 1994;
(ii) 941,177 shares of Preferred Stock issued to the Preferred Stockholders in August 1994 for $17.00 per share; (iii) 30,000 shares of Common Stock issued to the current Chief Executive Officer of the Company in August 1994 for $17.00 per share; (iv) options to purchase an aggregate of 243,800 shares of Common Stock at exercise prices ranging from $15.76 to $19.00 issued under the 1994 Plan between August 28, 1993 and October 25, 1996; (v) an aggregate of 25,600 shares of restricted Common Stock issued under the 1994 Plan between December 31, 1994 and February 1, 1996 with fair market values determined by the Executive Compensation Committee between $15.76 and $18.06; (vi) options to purchase an aggregate of 188,000 shares of Common Stock at exercise prices ranging from $17.00 to $19.00 issued to Company officers and directors other than under the Plans between July 26, 1994 and October 25, 1996; (vii) 150 and 128 shares of Common Stock issued to Company employees as compensation bonuses in 1996 and 1997, respectively, with fair market values determined by the Executive Compensation Committee of $15.76 and $19.00, respectively; (viii) 34,263 shares of Common Stock issued in connection with an acquisition in November 1995 with a fair market value determined by the Board of Directors of $15.76 per share; (ix) 5,882 shares of Common Stock issued in connection with an acquisition in September 1996 with an agreed upon value of $30.00 per share; and (x) 500 shares of Common Stock issued to an unaffiliated consultant to the Company in January 1997 with a fair market value determined by the Board of Directors of $21.66 per share. Such issuances were exempt from registration under Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
  1    Form of Underwriting Agreement.
  2.1  Asset Purchase Agreement dated December 8, 1994 by and between Registrant,
         Oregon Ag Insurance Services, Inc., Agri-Comp. Inc., Oregon-Comp. Inc.
         and Oregon Risk Management, Inc.
  2.2  Asset Purchase Agreement dated November 10, 1995 by and between Pan
         American Underwriters, Inc. (PAU), Desert Benefits, Inc., Employee
         Benefits & Insurance Services, Fredric J. Klicka and Fredric J. Klicka
         II.
  2.3  Agreement dated July 25, 1996 by and among Registrant, PAULA Insurance
         Company (PICO), James G. Parker Insurance Associates (Parker) and
         certain individual stockholders of Parker.
  2.4  Asset Purchase Agreement dated August 23, 1996 by and among PAU, Guinn
         Sinclair Insurance Services, Margaret Funnell and Yolanda Ibarrez.
  2.5  Series A Preferred Stock Purchase Agreement dated March 11, 1997 by and between PICO and CAPAX Management & Insurance Services (CAPAX).

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
  3.1  Certificate of Incorporation of Registrant.
  3.2  Certificate of Designation of Series A Preferred Stock of PAULA Financial,
         as amended.
  3.3  Bylaws of Registrant.
  4.2  Specimen certificate of Common Stock.*
  5    Opinion of Gibson, Dunn & Crutcher LLP.*
 10.1  Lease for Registrant's Pasadena, California office, between Pasadena
         Gateway Plaza, as Lessor, and PAU, as Lessee, dated January 1, 1989 and last amended May 12, 1995 and the Assignment and Assumption of Lease and
         Consent between LACERA Gateway Property, Inc., PAU and PICO.
 10.2  Lease for Registrant's Lake Oswego, Oregon office, dated September 23,
         1996 and amended May 13, 1997 between WCB Thirty-Two Limited
         Partnership, as Lessor, and PICO, as Lessee.
 10.3  Lease for Registrant's Fresno, California office dated October 18, 1994 and amended January 10, 1997 between Altaffer Survivor Trust, as Lessor, and PAU, as Lessee.
 10.4  Agreement of Reinsurance, No. 7448, dated February 16, 1990 and last amended July 1, 1996 between General Reinsurance Corporation and PICO.
 10.5  Workers' Compensation and Employers' Liability Excess of Loss Reinsurance
         Agreement, No. 380, dated July 1, 1995 and last amended July 1, 1996 between PICO and certain reinsurers named therein.
 10.6  PAULA Financial and Subsidiaries 1994 Stock Incentive Plan.
 10.7  PAULA Financial and Subsidiaries 1997 Stock Incentive Plan.
 10.8  Form of Stock Option Agreement (Immediate Vesting - Non-Plan) issued in connection with the grant of stock options under the 1994 Plan.
 10.9  Form of Stock Option Agreement (Executive - Non-Plan) issued in connection with the grant of stock options other than under the 1994 Plan.
 10.10 Form of Stock Option Agreement (Immediate Vesting) issued under the 1994
         Plan.
 10.11 Form of Stock Option Agreement (Executive) issued under the 1994 Plan.
 10.12 Form of Stock Option Agreement (Stepped Vesting) issued under the 1994
         Plan.
 10.13 Form of Indemnification Agreement between Registrant and each of its directors.
 10.14 Convertible Revolving Loan Note dated March 31, 1997 made by Registrant in favor of Sanwa Bank California.
 10.15 Credit Agreement dated March 31, 1997 between Registrant and Sanwa Bank
         California.
 10.16 Form of Credit Guaranty dated March 31, 1997 made by each of PAU, Pan
         American Underwriters Insurance Agents & Brokers, Inc. (PAUIAB),
         Agri-Comp Insurance Agency, Inc. and Pan Pacific Benefit Administrators,
         Inc. (PPBA).
 10.17 Series A Preferred Stock Purchase Agreement dated August 3, 1994 between
         Registrant and certain purchasers of Series A Preferred Stock.
 10.18 Form of Warrant Agreement dated August 3, 1994 between Registrant and
         Prudential Securities Incorporated and Conning & Company (Conning).
 10.19 Warrant Certificates dated August 3, 1994 in the name of Prudential
         Securities and Conning.
 10.20 Voting Agreement dated August 3, 1994 between Registrant, certain stockholders and certain purchasers of Series A Preferred Stock.
 10.21 Asset Management Agreement dated February 1, 1995 between PICO and
         Conning.
 10.22 Agency and Affiliates Cost Allocation and Reimbursement Agreement dated
         March 1, 1992 and last amended December 1, 1996 between PAU and PAUIAB, as Agency, and PICO, PACO and PPBA, as Affiliates.

EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
 10.23 PAULA Insurance Company Insurance Carrier and Affiliates Cost Allocation
         and Reimbursement Agreement dated March 1, 1992 and last amended
         December 9, 1994 between PICO, as Carrier, and PACO, PAU, PAUIAB and
         PPBA, as Affiliates.
 10.24 PAULA Financial Parent and Affiliates Cost Allocation and Reimbursement
         Agreement dated January 1, 1993 and last amended December 9, 1994 between Registrant, as Parent, and PICO, PACO, PAU, PAUIAB and PPBA, as
         Affiliates.
 10.25 Managing Agreement dated January 1, 1993 and last amended April 28, 1995 between PACO and PPBA, as Manager.
 10.26 Federal Income Tax Allocation Agreement dated April 10, 1997 between
         Registrant and its subsidiaries.
 10.27 Agency Agreement dated March 1, 1992 and last amended April 1, 1997 between PAU and PICO.
 10.28 Agency Agreement dated March 1, 1992 and last amended April 1, 1997 between PAUIAB and PICO.
 10.29 Agency Agreement dated December 8, 1994 and last amended April 1, 1997 among Agri-Comp Insurance Agency, Inc. and PICO.
 10.30 Purchase Option dated March 11, 1997 between Registrant and CAPAX.
 11    Statement re computation of per share earnings.
 19    1997 Proxy Statement of PAULA Financial.
 20    PAULA Financial and Subsidiaries Stockholder Report for the Twelve Months
         Ended December 31, 1996.
 21    List of subsidiaries of PAULA Financial.
 23.1  Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5).*
 23.2  Consent of KPMG Peat Marwick LLP (included in S-1).
 24    Power of Attorney.**
 27    Financial Data Schedule.
 28.1  Schedule P to 1996 Annual Statement of PICO.
 28.2  Schedule O to 1996 Annual Statement of PACO.

--------------

*  To be filed by Amendment.

** Set forth on page II-6 of the Registration Statement.

    (b) Financial Statement Schedules:

SCHEDULE
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
  I    Summary of Investments
 II    Condensed Financial Information of Registrant
III    Supplementary Insurance Information
 IV    Reinsurance
  V    Valuation and Qualifying Accounts and Reserves
 VI    Supplemental Property and Casualty Insurance Information

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities rising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrants hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 7th day of August 1997.

                                PAULA FINANCIAL

                                By             /s/ JEFFREY A. SNIDER
                                     -----------------------------------------
                                                 Jeffrey A. Snider
                                     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints each of James A. Nicholson and Bradley K. Serwin as such person's true and lawful attorney-in-fact and agent, with full power of substitution, for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with all exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
    /s/ JEFFREY A. SNIDER         President and Chief
------------------------------    Executive Officer           August 7, 1997
      Jeffrey A. Snider           (Principal Executive
                                  Officer)
                                Senior Vice President and
    /s/ JAMES A. NICHOLSON        Chief Financial Officer
------------------------------    (Principal Financial and    August 7, 1997
      James A. Nicholson          Principal Accounting
                                  Officer)
    /s/ ANDREW M. SLAVITT
------------------------------  Director                      August 7, 1997
      Andrew M. Slavitt
    /s/ BRADLEY K. SERWIN
------------------------------  Director                      August 7, 1997
      Bradley K. Serwin
     /s/ JERRY M. MILLER
------------------------------  Director                      August 7, 1997
       Jerry M. Miller
    /s/ RONALD W. WAISNER
------------------------------  Director                      August 7, 1997
      Ronald W. Waisner
     /s/ JOHN B. CLINTON
------------------------------  Director                      August 7, 1997
       John B. Clinton
      /s/ GERARD VECCHIO
------------------------------  Director                      August 7, 1997
        Gerard Vecchio
    /s/ OWEN S. CRIHFIELD
------------------------------  Director                      August 7, 1997
      Owen S. Crihfield

                                   SCHEDULES

SCHEDULE
 NO.   DESCRIPTION                                                                   PAGE
------ --------------------------------------------------------------------------  ---------
       Independent Auditors' Report and Consent                                       S-2
  I    Summary of Investments....................................................     S-3
 II    Condensed Financial Information of Registrant.............................     S-4
III    Supplementary Insurance Information.......................................     S-8
 IV    Reinsurance...............................................................     S-9
  V    Valuation and Qualifying Accounts and Reserves............................    S-10
 VI    Supplemental Property and Casualty Insurance Information..................    S-11

                    INDEPENDENT AUDITORS' REPORT AND CONSENT

    When the transactions referred to in Note8 of the notes to the consolidated financial statements have been consummated, we will be in a position to render the following report.

                                          /s/ KPMG Peat Marwick LLP

The Board of Directors

PAULA Financial:

    The audits referred to in our report dated July 31, 1997, included the related financial statement schedules as of December31, 1995 and 1996 and for each of the years in the three-year period ended December31, 1996 included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements, taken as a whole, present fairly in all material respects the information set forth therein.

    We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Los Angeles, California
August 8, 1997

                                                                      SCHEDULE I

                        PAULA FINANCIAL AND SUBSIDIARIES

                             SUMMARY OF INVESTMENTS

                                 (IN THOUSANDS)

                                                                                AS OF DECEMBER 31, 1996
                                                                      -------------------------------------------
                                                                                                    COLUMN D
                                                                                                 AMOUNT AT WHICH
COLUMN A                                                               COLUMN B     COLUMN C      SHOWN IN THE
TYPE OF INVESTMENTS                                                      COST         VALUE       BALANCE SHEET
--------------------------------------------------------------------  -----------  -----------  -----------------
Fixed maturities:
  Bonds:
    U.S. Treasury securities and obligations of U.S. Government
      corporations and agencies.....................................   $  16,619    $  16,799      $    16,799
    States, municipalities and political subdivisions...............      47,238       48,008           48,008
    Corporate securities............................................       9,370        9,560            9,560
    Collateralized mortgage obligations.............................       7,025        7,004            7,004
                                                                      -----------  -----------        --------
        Total fixed maturities......................................      80,252       81,371           81,371
                                                                      -----------  -----------        --------
  Equity securities:
    Common stock....................................................         734          777              777
    Nonredeemable preferred stock...................................       1,014        1,033            1,033
                                                                      -----------  -----------        --------
        Total equity securities.....................................       1,748        1,810            1,810

  Short-term investments............................................       3,611        3,611            3,611
                                                                      -----------  -----------        --------
        Total investments...........................................   $  85,611    $  86,792      $    86,792
                                                                      -----------  -----------        --------
                                                                      -----------  -----------        --------

                                                                   SCHEDULE II.1

                        PAULA FINANCIAL AND SUBSIDIARIES
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                PAULA FINANCIAL

                                 BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  DECEMBER 31,
                                                                              ---------------------
                                                                                1995        1996
                                                                              ---------  ----------   JUNE 30,
                                                                                                        1997
                                                                                                     -----------
                                                                                                     (UNAUDITED)
                                                     ASSETS
Cash and invested cash......................................................  $       8  $      539   $     133
Property and equipment, net.................................................        170          94          69
Investment in subsidiaries..................................................     43,876      48,209      50,567
Deferred income taxes.......................................................         11         241          58
Other assets................................................................        403         182         555
                                                                              ---------  ----------  -----------
                                                                              $  44,468  $   49,265   $  51,382
                                                                              ---------  ----------  -----------
                                                                              ---------  ----------  -----------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable...............................................................  $  10,213  $   10,854   $  11,172
Accounts payable and other liabilities......................................        450         986         397
Obligation on stock held by ESOP............................................      8,200      11,449      11,495
                                                                              ---------  ----------  -----------
                                                                                 18,863      23,289      23,064

Stockholders' equity:
Series A Preferred stock, convertible, redeemable after December 31, 1998,
  $0.01 par value; Authorized 5,000,000 shares: issued and outstanding
  941,177 shares at December 31, 1995 and 1996, and June 30, 1997
  (unaudited)...............................................................     14,905      14,905      14,905
Common stock, $0.01 par value; Authorized 15,000,000 shares:
  issued, 1,133,195 shares in 1995, 1,083,728 shares in 1996 and 1,016,537,
  shares (unaudited) at June 30, 1997.......................................         11          11          10
Additional paid-in capital..................................................      1,414       1,748       1,724
Retained earnings...........................................................     20,724      23,176      23,994
Net unrealized gain on investments..........................................      1,528         778         862
Treasury stock..............................................................     (4,458)     (2,972)     (1,486)
Obligation on stock held by ESOP............................................     (8,200)    (11,449)    (11,495)
Guarantee of notes payable of ESOP..........................................       (319)       (221)       (196)
                                                                              ---------  ----------  -----------
    Net stockholders' equity................................................     25,605      25,976      28,318
                                                                              ---------  ----------  -----------
                                                                              $  44,468  $   49,265   $  51,382
                                                                              ---------  ----------  -----------
                                                                              ---------  ----------  -----------

                  See notes to condensed financial information

                                                                   SCHEDULE II.2

                        PAULA FINANCIAL AND SUBSIDIARIES
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                PAULA FINANCIAL

                              STATEMENTS OF INCOME

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                   YEARS ENDED DECEMBER 31,         SIX MONTHS
                                                             -------------------------------------     ENDED
                                                                1994         1995         1996       JUNE 30,
                                                             -----------  -----------  -----------     1997
                                                                                                    -----------
                                                                                                    (UNAUDITED)
Income:
  Net investment income....................................  $       124  $       120  $        31  $   --
  Service fees.............................................        1,429        1,057          871          403
  Other....................................................          198          202          112           23
                                                             -----------  -----------  -----------  -----------
                                                                   1,751        1,379        1,014          426
Expenses:
  Interest expense.........................................          131          742          635          431
  Service fees.............................................          568          135          865          330
  Operating................................................        1,829        1,325        1,649          275
                                                             -----------  -----------  -----------  -----------
                                                                   2,528        2,202        3,149        1,036

Loss from operations before income tax benefit and equity
  in net income (loss) of subsidiaries.....................         (777)        (823)      (2,135)        (610)
  Income tax benefit.......................................         (205)        (182)        (727)        (199)
                                                             -----------  -----------  -----------  -----------
Loss from operations before equity in net income (loss) of
  subsidiaries.............................................         (572)        (641)      (1,408)        (411)
Equity in net income of subsidiaries.......................        5,277          941        5,331        2,705
                                                             -----------  -----------  -----------  -----------
      Net income...........................................  $     4,705  $       300  $     3,923  $     2,294
                                                             -----------  -----------  -----------  -----------
                                                             -----------  -----------  -----------  -----------
Earnings per share.........................................         2.39         0.15         1.95         1.14
Weighted average shares outstanding........................    1,972,005    1,939,884    2,007,236    2,005,569

                  See notes to condensed financial information

                                                                   SCHEDULE II.3

                        PAULA FINANCIAL AND SUBSIDIARIES
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                PAULA FINANCIAL

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                           YEARS ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                          1994       1995       1996
                                                                        ---------  ---------  ---------   SIX MONTHS
                                                                                                             ENDED
                                                                                                         JUNE 30, 1997
                                                                                                         -------------
                                                                                                          (UNAUDITED)
Cash flows from operating activities:
Net income............................................................  $   4,705  $     300  $   3,923    $   2,294
Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
  Depreciation and amortization.......................................        134         83         45           16
  (Income) loss from subsidiaries.....................................     (5,277)      (941)    (5,331)      (2,705)
  Dividends received from subsidiaries................................        975        935        820       --
  Loss on sale of fixed assets........................................         64         33          5            4
  (Increase) decrease in accounts receivable..........................       (347)     1,071       (530)         431
  (Increase) decrease in other assets.................................         17       (312)        (9)        (190)
  Increase (decrease) in accounts payable and other liabilities.......        107        151        536         (589)
  Other...............................................................          2        (80)      (195)          35
                                                                        ---------  ---------  ---------  -------------
    Net cash provided by (used in) operating activities...............        380      1,240       (736)        (704)
                                                                        ---------  ---------  ---------  -------------
Cash flows from investing activities:
  Proceeds from sale of property and equipment........................        176         80         88            6
  Purchase of property and equipment..................................        (11)       (89)       (74)      --
  Capital contribution to subsidiary..................................     (3,750)    --         --           --
  Purchase of insurance agency........................................       (901)    --         --           --
                                                                        ---------  ---------  ---------  -------------
    Net cash provided by (used in) investing activities...............     (4,486)        (9)        14            6
                                                                        ---------  ---------  ---------  -------------
Cash flows from financing activities:
  Borrowings under line of credit agreement, net......................        150      2,822      2,268        1,871
  Payments on notes payable...........................................       (289)    (2,923)    (1,627)      (1,554)
  Issuance of notes payable...........................................     --            214        269       --
  Proceeds from sale of preferred stock...............................     14,905     --         --           --
  Sale of common stock................................................        510          4        343           14
  Retirement of common stock..........................................    (10,585)    (1,994)    --              (39)
                                                                        ---------  ---------  ---------  -------------
    Net cash provided (used in) financing activities..................      4,691     (1,877)     1,253          292
                                                                        ---------  ---------  ---------  -------------
Net increase (decrease) in cash and invested cash.....................        585       (646)       531         (406)
Cash and invested cash at beginning of period.........................         69        654          8          539
                                                                        ---------  ---------  ---------  -------------
Cash and invested cash at end of period...............................  $     654  $       8  $     539    $     133
                                                                        ---------  ---------  ---------  -------------
                                                                        ---------  ---------  ---------  -------------

Supplemental disclosure of cash flow information:
  Cash paid during the period for income taxes........................  $       1  $       1  $       1    $  --
                                                                        ---------  ---------  ---------  -------------
                                                                        ---------  ---------  ---------  -------------
  Cash paid during the period for interest............................  $     188  $     363  $     557    $     323
                                                                        ---------  ---------  ---------  -------------
                                                                        ---------  ---------  ---------  -------------

                  See notes to condensed financial information

                                                                   SCHEDULE II.4

                        PAULA FINANCIAL AND SUBSIDIARIES
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                PAULA FINANCIAL

                    NOTES TO CONDENSED FINANCIAL INFORMATION
            DECEMBER 31, 1995 AND 1996 AND JUNE 30, 1997 (UNAUDITED)
                                 (IN THOUSANDS)

1. BASIS OF PRESENTATION

    In accordance with the requirements of Regulation S-X of the Securities and Exchange Commission, the financial statements of the registrant are condensed and omit many disclosures presented in the consolidated financial statements and the notes thereto.

2. NOTES PAYABLE

    The following is a summary of the notes payable balances at period end:

                                                                                  JUNE 30,
                                                               DECEMBER 31,         1997
                                                           --------------------  -----------
                                                             1995       1996
                                                           ---------  ---------  (UNAUDITED)
Note payable to bank.....................................  $   5,222  $   7,490   $   9,361
Notes payable to former shareholders.....................      4,672      3,143       1,615
Notes of employee stock ownership plan...................        319        221         196
                                                           ---------  ---------  -----------
Balance at end of period.................................  $  10,213  $  10,854   $  11,172
                                                           ---------  ---------  -----------
                                                           ---------  ---------  -----------

    Maturities of notes payable for the next five years are as follows:

                                                                                   JUNE 30,
                                                                                     1997
                                                                   DECEMBER 31,   -----------
FISCAL YEAR                                                            1996
----------------------------------------------------------------  --------------  (UNAUDITED)
1997............................................................    $    1,625     $      72
1998............................................................         1,627         1,627
1999............................................................         7,559         9,430
2000............................................................            43            43
                                                                  --------------  -----------
Total...........................................................    $   10,854     $  11,172
                                                                  --------------  -----------
                                                                  --------------  -----------

3. DIVIDENDS FROM SUBSIDIARIES

    During 1994, 1995, and 1996, a cash dividend of $975, $935, and $820, respectively, was paid to PAULA Financial by its consolidated subsidiaries. During the first six months of 1997, there were no dividends paid to PAULA Financial by its consolidated subsidiaries (unaudited).

4. CONTINGENCIES

    The Company is subject to various litigation which arises in the ordinary course of business. Based upon discussions with counsel, management is of the opinion that such litigation will not have a material adverse effect on the consolidated financial position of the Company or its consolidated results of operations.

                                                                    SCHEDULE III

                        PAULA FINANCIAL AND SUBSIDIARIES
                       SUPPLEMENTAL INSURANCE INFORMATION
                                 (IN THOUSANDS)

                                                                                                                      COLUMN
                                        COLUMN                                  COLUMN                                   H
                                           B                                       E                     COLUMN     -----------
                                      -----------                 COLUMN     -------------   COLUMN         G        BENEFITS,
                                       DEFERRED                      D       OTHER POLICY       F      -----------    CLAIMS,
                                        POLICY                  -----------   CLAIMS AND    ---------      NET      LOSSES AND
               COLUMN                 ACQUISITION                UNEARNED      BENEFITS      PREMIUM   INVESTMENT   SETTLEMENT
                 A                       COSTS                    PREMIUM       PAYABLE      REVENUE     INCOME      EXPENSES
------------------------------------  -----------               -----------  -------------  ---------  -----------  -----------
                                                     COLUMN
                                                        C
                                                   -----------
                                                     FUTURE
                                                     POLICY
                                                    BENEFITS,
                                                     LOSSES,
                                                   CLAIMS AND
                                                      LOSS
                                                    EXPENSES
                                                   -----------
1994
Workers Compensation................   $     643    $  60,173    $   4,214        --        $  50,977   $   4,037    $  28,513
Group A&H...........................      --              210       --            --               44         121           48
Group Life..........................      --               90       --            --              268         124           57
                                      -----------  -----------  -----------          ---    ---------  -----------  -----------
  Total.............................   $     643    $  60,473    $   4,214        --        $  51,289   $   4,282    $  28,618
                                      -----------  -----------  -----------          ---    ---------  -----------  -----------
                                      -----------  -----------  -----------          ---    ---------  -----------  -----------
1995
Workers Compensation................   $     645    $  56,757    $   4,609        --        $  44,224   $   4,220    $  29,164
Group A&H...........................      --              210       --            --               27         167           98
Group life..........................      --               82       --            --              280         161          101
                                      -----------  -----------  -----------          ---    ---------  -----------  -----------
  Total.............................   $     645    $  57,049    $   4,609        --        $  44,531   $   4,548    $  29,363
                                      -----------  -----------  -----------          ---    ---------  -----------  -----------
                                      -----------  -----------  -----------          ---    ---------  -----------  -----------
1996
Workers Compensation................   $   1,330    $  55,187    $  10,655        --        $  54,563   $   4,288    $  33,293
Group A&H...........................      --              400       --            --              551         152          407
Group Life..........................      --              133       --            --              390         145          200
                                      -----------  -----------  -----------          ---    ---------  -----------  -----------
  Total.............................   $   1,330    $  55,720    $  10,655        --        $  55,504   $   4,585    $  33,900
                                      -----------  -----------  -----------          ---    ---------  -----------  -----------
                                      -----------  -----------  -----------          ---    ---------  -----------  -----------
6 MONTHS ENDED 6/30/97
Workers Compensation................   $   1,805    $  64,389    $  13,364        --        $  41,303   $   2,333    $  28,137
Group A&H...........................      --              443       --            --              318          75          221
Group Life..........................      --              140       --            --              157          72           89
                                      -----------  -----------  -----------          ---    ---------  -----------  -----------
  Total.............................   $   1,805    $  64,972    $  13,364        --        $  41,778   $   2,480    $  28,447
                                      -----------  -----------  -----------          ---    ---------  -----------  -----------
                                      -----------  -----------  -----------          ---    ---------  -----------  -----------

                                         COLUMN
                                            I
                                      -------------    COLUMN
                                      AMORTIZATION        J         COLUMN
                                       OF DEFERRED   -----------       K
                                         POLICY         OTHER     -----------
               COLUMN                  ACQUISITION    OPERATING    PREMIUMS
                 A                        COSTS       EXPENSES      WRITTEN
------------------------------------  -------------  -----------  -----------

1994
Workers Compensation................    $     940     $  13,473    $  51,228
Group A&H...........................       --                27           44
Group Life..........................       --               197          268
                                      -------------  -----------  -----------
  Total.............................    $     940     $  13,697    $  51,540
                                      -------------  -----------  -----------
                                      -------------  -----------  -----------
1995
Workers Compensation................    $     922     $  13,847    $  44,619
Group A&H...........................       --                45           27
Group life..........................       --               475          280
                                      -------------  -----------  -----------
  Total.............................    $     922     $  14,367    $  44,926
                                      -------------  -----------  -----------
                                      -------------  -----------  -----------
1996
Workers Compensation................    $   2,421     $  17,256    $  60,609
Group A&H...........................       --               338          551
Group Life..........................       --               234          390
                                      -------------  -----------  -----------
  Total.............................    $   2,421     $  17,828    $  61,550
                                      -------------  -----------  -----------
                                      -------------  -----------  -----------
6 MONTHS ENDED 6/30/97
Workers Compensation................    $   3,549     $  11,565    $  44,012
Group A&H...........................       --               146          318
Group Life..........................       --                58          157
                                      -------------  -----------  -----------
  Total.............................    $   3,549     $  11,769    $  44,487
                                      -------------  -----------  -----------
                                      -------------  -----------  -----------

                                                                     SCHEDULE IV

                        PAULA FINANCIAL AND SUBSIDIARIES

                                  REINSURANCE

                             (DOLLARS IN THOUSANDS)

                                                                                                         COLUMN F
                                                              COLUMN C      COLUMN D                  ---------------
                                                COLUMN B    ------------  -------------
                  COLUMN A                     -----------    CEDED TO    ASSUMED FROM    COLUMN E     PERCENTAGE OF
---------------------------------------------     GROSS        OTHER          OTHER      -----------      AMOUNT
DESCRIPTION                                      AMOUNT      COMPANIES      COMPANIES    NET AMOUNT   ASSUMED TO NET
---------------------------------------------  -----------  ------------  -------------  -----------  ---------------
YEAR ENDED DECEMBER 31, 1994
Premiums:
Workers' compensation insurance..............   $  52,818    $    2,006     $     165     $  50,977            0.3%
Group A&H....................................          44        --            --                44            0.0%
Group Life...................................         268        --            --               268            0.0%
                                                                                                                --
                                               -----------  ------------        -----    -----------
Total Premiums...............................   $  53,130    $    2,006     $     165     $  51,289            0.3%
                                                                                                                --
                                                                                                                --
                                               -----------  ------------        -----    -----------
                                               -----------  ------------        -----    -----------

YEAR ENDED DECEMBER 31, 1995
Premiums:
Workers' compensation insurance..............   $  45,951    $    1,836     $     109     $  44,224            0.2%
Group A&H....................................          27        --            --                27            0.0%
Group Life...................................         280        --            --               280            0.0%
                                                                                                                --
                                               -----------  ------------        -----    -----------
Total Premiums...............................   $  46,258    $    1,836     $     109     $  44,531            0.2%
                                                                                                                --
                                                                                                                --
                                               -----------  ------------        -----    -----------
                                               -----------  ------------        -----    -----------

YEAR ENDED DECEMBER 31, 1996
Premiums:
Workers' compensation insurance..............   $  56,197    $    2,056     $     422     $  54,563            0.8%
Group A&H....................................         551        --            --               551            0.0%
Group Life...................................         390        --            --               390            0.0%
                                                                                                                --
                                               -----------  ------------        -----    -----------
Total Premiums...............................   $  57,138    $    2,056     $     422     $  55,504            0.8%
                                                                                                                --
                                                                                                                --
                                               -----------  ------------        -----    -----------
                                               -----------  ------------        -----    -----------

SIX MONTHS ENDED 6/30/97 (UNAUDITED)
Premiums:
Workers' compensation insurance..............   $  42,541    $    1,384     $     146     $  41,303            0.4%
Group A&H....................................         318        --            --               318            0.0%
Group Life...................................         157        --            --               157            0.0%
                                                                                                                --
                                               -----------  ------------        -----    -----------
Total Premiums...............................   $  43,016    $    1,384     $     146     $  41,778            0.4%
                                                                                                                --
                                                                                                                --
                                               -----------  ------------        -----    -----------
                                               -----------  ------------        -----    -----------

                                                                      SCHEDULE V

                        PAULA FINANCIAL AND SUBSIDIARIES

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                 (IN THOUSANDS)

             COLUMN A                  COLUMN B               COLUMN C              COLUMN D       COLUMN E
-----------------------------------  -------------  ----------------------------  -------------  -------------
                                                             ADDITIONS
                                                    ----------------------------
                                      BALANCE AT     CHARGED TO     CHARGED TO                    BALANCE AT
                                       BEGINNING      COSTS AND        OTHER                          END
                                       OF PERIOD       EXPENSE       ACCOUNTS      DEDUCTIONS      OF PERIOD
                                     -------------  -------------  -------------  -------------  -------------
YEAR ENDED DECEMBER 31, 1994
Allowance for uncollectible
 accounts..........................    $     350      $  --          $  --          $  --          $     350
                                           -----          -----          -----          -----          -----
                                           -----          -----          -----          -----          -----

YEAR ENDED DECEMBER 31, 1995
Allowance for uncollectible
 accounts..........................    $     350      $       8      $  --          $  --          $     358
                                           -----          -----          -----          -----          -----
                                           -----          -----          -----          -----          -----

YEAR ENDED DECEMBER 31, 1996
Allowance for uncollectible
 accounts..........................    $     358      $     142      $  --          $  --          $     500
                                           -----          -----          -----          -----          -----
                                           -----          -----          -----          -----          -----

SIX MONTHS ENDED JUNE 30, 1997
 (UNAUDITED)
Allowance for uncollectible
 accounts..........................    $     500      $      75      $  --          $      50      $     525
                                           -----          -----          -----          -----          -----
                                           -----          -----          -----          -----          -----

                                                                     SCHEDULE VI

                        PAULA FINANCIAL AND SUBSIDIARIES
            SUPPLEMENTAL PROPERTY AND CASUALTY INSURANCE INFORMATION
                                 (IN THOUSANDS)

                                                        COLUMN
                                                           C
                                          COLUMN      -----------
                                             B         RESERVES                                                    COLUMN
                                       -------------  FOR UNPAID                        COLUMN       COLUMN           G
                                         DEFERRED     CLAIMS AND                           E            F       -------------
                                          POLICY        CLAIMS                        -----------  -----------       NET
               COLUMN                   ACQUISITION   ADJUSTMENT                       UNEARNED      EARNED      INVESTMENT
                  A                        COSTS        EXPENSE                         PREMIUM      PREMIUM       INCOME
-------------------------------------  -------------  -----------                     -----------  -----------  -------------
                                                                        COLUMN
                                                                           D
                                                                   -----------------
                                                                   DISCOUNT IF ANY,
                                                                      DEDUCTED IN
                                                                     RESERVES FOR
                                                                   UNPAID CLAIMS AND
                                                                   CLAIM ADJUSTMENT
                                                                       EXPENSES
                                                                   -----------------
1994
Workers Compensation.................    $     643     $  60,173       $  --           $   4,214    $  50,977     $   4,037

1995
Workers Compensation.................    $     645     $  56,757       $  --           $   4,609    $  44,224     $   4,220

1996
Workers Compensation.................    $   1,330     $  55,187       $  --           $  10,655    $  54,563     $   4,288

SIX MONTHS ENDED 6/30/97 (UNAUDITED)
Workers Compensation.................    $   1,805     $  64,389       $  --           $  13,364    $  41,303     $   2,333


                                                COLUMN
                                                  H
                                       ------------------------
                                                                    COLUMN
                                           CLAIMS AND CLAIM            I          COLUMN
                                         ADJUSTMENT EXPENSES     -------------       J
                                               INCURRED          AMORTIZATION   -----------    COLUMN
                                             RELATED TO:          OF DEFERRED   PAID CLAIMS       K
                                       ------------------------     POLICY       AND CLAIM   -----------
               COLUMN                    CURRENT                  ACQUISITION   ADJUSTMENT    PREMIUMS
                  A                       YEAR      PRIOR YEAR       COSTS       EXPENSES      WRITTEN
-------------------------------------  -----------  -----------  -------------  -----------  -----------

1994
Workers Compensation.................   $  32,469    $  (3,955)    $     940     $  32,019    $  51,228
1995
Workers Compensation.................   $  33,048    $  (3,884)    $     922     $  32,469    $  44,619
1996
Workers Compensation.................   $  35,938    $  (2,646)    $   2,421     $  34,514    $  60,609
SIX MONTHS ENDED 6/30/97 (UNAUDITED)
Workers Compensation.................   $  28,937    $    (800)    $   3,549     $  18,945    $  44,012

                                 EXHIBIT INDEX

                                                                                                          SEQUENTIALLY
  EXHIBIT                                                                                                   NUMBERED
  NUMBER                                            DESCRIPTION                                               PAGE
-----------  -----------------------------------------------------------------------------------------  -----------------
         1   Form of Underwriting Agreement...........................................................

       2.1   Asset Purchase Agreement dated December 8, 1994 by and between Registrant, Oregon Ag
               Insurance Services, Inc., Agri-Comp. Inc., Oregon-Comp. Inc. and Oregon Risk
               Management, Inc........................................................................

       2.2   Asset Purchase Agreement dated November 10, 1995 by and between Pan American
               Underwriters, Inc. (PAU), Desert Benefits, Inc., Employee Benefits & Insurance
               Services, Fredric J. Klicka and Fredric J. Klicka II...................................

       2.3   Agreement dated July 25, 1996 by and among Registrant, PAULA Insurance Company (PICO),
               James G. Parker Insurance Associates (Parker) and certain individual stockholders of
               Parker.................................................................................

       2.4   Asset Purchase Agreement dated August 23, 1996 by and among PAU, Guinn Sinclair Insurance
               Services, Margaret Funnell and Yolanda Ibarrez.........................................

       2.5   Series A Preferred Stock Purchase Agreement dated March 11, 1997 by and between PICO and
               CAPAX Management & Insurance Services (CAPAX)..........................................

       3.1   Certificate of Incorporation of Registrant...............................................

       3.2   Certificate of Designation of Series A Preferred Stock of PAULA Financial, as amended....

       3.3   Bylaws of Registrant.....................................................................

       4.2   Specimen certificate of Common Stock.*...................................................

         5   Opinion of Gibson, Dunn & Crutcher LLP.*.................................................

      10.1   Lease for Registrant's Pasadena, California office, between Pasadena Gateway Plaza, as
               Lessor, and PAU, as Lessee, dated January 1, 1989 and last amended May 12, 1995 and the
               Assignment and Assumption of Lease and Consent between LACERA Gateway Property, Inc.,
               PAU and PICO...........................................................................

      10.2   Lease for Registrant's Lake Oswego, Oregon office, dated September 23, 1996 and amended
               May 13, 1997 between WCB Thirty-Two Limited Partnership, as Lessor, and PICO, as
               Lessee.................................................................................

      10.3   Lease for Registrant's Fresno, California office dated October 18, 1994 and amended
               January 10, 1997 between Altaffer Survivor Trust, as Lessor, and PAU, as Lessee........

      10.4   Agreement of Reinsurance, No. 7448, dated February 16, 1990 and last amended July 1, 1996 between General Reinsurance Corporation and PICO.......................................

      10.5   Workers' Compensation and Employers' Liability Excess of Loss Reinsurance Agreement, No.
               380, dated July 1, 1995 and last amended July 1, 1996 between PICO and certain reinsurers named therein...............................................................

      10.6   PAULA Financial and Subsidiaries 1994 Stock Incentive Plan...............................

      10.7   PAULA Financial and Subsidiaries 1997 Stock Incentive Plan...............................

      10.8   Form of Stock Option Agreement (Immediate Vesting - Non-Plan) issued in connection with the grant of stock options under the 1994 Plan.........................................

      10.9   Form of Stock Option Agreement (Executive - Non-Plan) issued in connection with the grant of stock options other than under the 1994 Plan........................................

                                                                                                          SEQUENTIALLY
  EXHIBIT                                                                                                   NUMBERED
  NUMBER                                            DESCRIPTION                                               PAGE
-----------  -----------------------------------------------------------------------------------------  -----------------
     10.10   Form of Stock Option Agreement (Immediate Vesting) issued under the 1994 Plan............

     10.11   Form of Stock Option Agreement (Executive) issued under the 1994 Plan....................

     10.12   Form of Stock Option Agreement (Stepped Vesting) issued under the 1994 Plan..............

     10.13   Form of Indemnification Agreement between Registrant and each of its directors...........

     10.14   Convertible Revolving Loan Note dated March 31, 1997 made by Registrant in favor of Sanwa
               Bank California........................................................................

     10.15   Credit Agreement dated March 31, 1997 between Registrant and Sanwa Bank California.......

     10.16   Form of Credit Guaranty dated March 31, 1997 made by each of PAU, Pan American
               Underwriters Insurance Agents & Brokers, Inc. (PAUIAB), Agri-Comp Insurance Agency,
               Inc. and Pan Pacific Benefit Administrators, Inc. (PPBA)...............................

     10.17   Series A Preferred Stock Purchase Agreement dated August 3, 1994 between Registrant and certain purchasers of Series A Preferred Stock.........................................

     10.18   Form of Warrant Agreement dated August 3, 1994 between Registrant and Prudential
               Securities Incorporated and Conning & Company (Conning)................................

     10.19   Warrant Certificates dated August 3, 1994 in the name of Prudential Securities and
               Conning................................................................................

     10.20   Voting Agreement dated August 3, 1994 between Registrant, certain stockholders and certain purchasers of Series A Preferred Stock.........................................

     10.21   Asset Management Agreement dated February 1, 1995 between PICO and Conning...............

     10.22   Agency and Affiliates Cost Allocation and Reimbursement Agreement dated March 1, 1992 and last amended December 1, 1996 between PAU and PAUIAB, as Agency, and PICO, PACO and
               PPBA, as Affiliates....................................................................

     10.23   PAULA Insurance Company Insurance Carrier and Affiliates Cost Allocation and
               Reimbursement Agreement dated March 1, 1992 and last amended December 9, 1994 between
               PICO, as Carrier, and PACO, PAU, PAUIAB and PPBA, as Affiliates........................

     10.24   PAULA Financial Parent and Affiliates Cost Allocation and Reimbursement Agreement dated
               January 1, 1993 and last amended December 9, 1994 between Registrant, as Parent, and
               PICO, PACO, PAU, PAUIAB and PPBA, as Affiliates........................................

     10.25   Managing Agreement dated January 1, 1993 and last amended April 28, 1995 between PACO and
               PPBA, as Manager.......................................................................

     10.26   Federal Income Tax Allocation Agreement dated April 10, 1997 between Registrant and its subsidiaries...........................................................................

     10.27   Agency Agreement dated March 1, 1992 and last amended April 1, 1997 between PAU and
               PICO...................................................................................

     10.28   Agency Agreement dated March 1, 1992 and last amended April 1, 1997 between PAUIAB and
               PICO...................................................................................

                                                                                                          SEQUENTIALLY
  EXHIBIT                                                                                                   NUMBERED
  NUMBER                                            DESCRIPTION                                               PAGE
-----------  -----------------------------------------------------------------------------------------  -----------------
     10.29   Agency Agreement dated December 8, 1994 and last amended April 1, 1997 among Agri-Comp
               Insurance Agency, Inc. and PICO........................................................

     10.30   Purchase Option dated March 11, 1997 between Registrant and CAPAX........................

        11   Statement re Computation of per share earnings...........................................

        19   1997 Proxy Statement of PAULA Financial..................................................

        20   PAULA Financial and Subsidiaries Stockholder Report for the Twelve Months Ended December
               31, 1996...............................................................................

        21   List of subsidiaries of PAULA Financial..................................................

      23.1   Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5).*.........................

      23.2   Consent of KPMG Peat Marwick LLP (included in S-1).......................................

        24   Power of Attorney.**.....................................................................

        27   Financial Data Schedule..................................................................

      28.1   Schedule P to 1996 Annual Statement of PICO..............................................

      28.2   Schedule O to 1996 Annual Statement of PACO..............................................

--------------

*  To be filed by Amendment.

** Set forth on page II-6 of the Registration Statement.